UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hillenbrand, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HILLENBRAND, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 24, 2023

The Annual Meeting of shareholders of Hillenbrand, Inc., an Indiana corporation (the “Company”), will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, on Friday, February 24, 2023, at 10:00 a.m. Eastern Standard Time, for the following purposes:

(1)	to elect four members to the Board of Directors;

(2)	to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers (“Say on Pay Vote”);

(3)	to approve, by a non-binding advisory vote, the frequency of future Say on Pay Votes;

(4)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023; and

(5)	to transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

We intend to hold the Annual Meeting in person, but we urge you to consider voting in advance of the meeting via one of the remote methods described in the proxy statement. The health and well-being of our employees and shareholders is a high priority, and we are sensitive to the public health and travel concerns our shareholders may have. Accordingly, if we determine that it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. We will announce any such change and the details on how to participate by press release, on our web site at https://ir.hillenbrand.com, and in a filing with the Securities and Exchange Commission. If you are planning to attend the Annual Meeting in person, please check our web site in advance for any updates to planned arrangements.

In preparing for the Annual Meeting, we regularly review and consider the requirements, recommendations, and protocols that are issued and that may be issued by public health authorities and governments, including in relation to the COVID-19 pandemic. We require you to register your planned in-person attendance with us at least ten (10) business days prior to the meeting, by writing to the Investor Relations Department, Hillenbrand, Inc., One Batesville Boulevard, Batesville, Indiana 47006 or by email at investors@hillenbrand.com. Pre-registration and an admission ticket, as well as matching photo identification, are necessary to gain entrance to the secure area of our headquarters building where the meeting will be held. Although we plan to resume the social elements of our Annual Meeting such as food and beverage service, this will be subject to public health circumstances at the time, as well as any enhanced health and safety protocols we may have in place. We truly value the opportunity to have more personal engagement with our shareholders.

By Order of the Board of Directors,

Nicholas R. Farrell
Secretary

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy and voting instructions as soon as possible. Important notice regarding the availability of proxy materials for the Annual Meeting of shareholders to be held on February 24, 2023: This proxy statement, the accompanying proxy card, and our 2022 Annual Report to Shareholders are available on the Internet at www.hillenbrand.com.

January 12, 2023

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HILLENBRAND, INC.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at the 2023 Annual Meeting of shareholders (the “Annual Meeting”) of Hillenbrand, Inc., an Indiana corporation (“Hillenbrand” or the “Company”), we call your attention to the following information about the proposals and the Board’s voting recommendations, along with highlights of the Company’s corporate governance and executive compensation practices. The following description is only a summary. For more complete information about these topics, please review the proxy statement in its entirety.

Annual Meeting Information

Time and Date:	February 24, 2023 @ 10:00 a.m. EST
Location:	Hillenbrand headquarters
Record Date:	December 19, 2022
Admission:	Pre-registration by writing to the Investor Relations Department (email to investors@hillenbrand.com acceptable), together with ticket attached to the proxy card (available to beneficial owners upon request as described in the proxy statement) and photo identification

See “Questions and Answers about the Annual Meeting and Voting” in the proxy statement for additional information.

Proposals and Voting Recommendations

Proposal		Board’s Voting Recommendation	Page References
No. 1	Election of Directors	FOR	15
No. 2	Non-Binding Advisory Vote to Approve Compensation of Named Executive Officers, or “Say on Pay”	FOR	97
No. 3	Non-Binding Advisory Vote on the Frequency of Future Say on Pay Votes	ONE YEAR	98
No. 4	Ratification of Appointment of the Independent Registered Public Accounting Firm	FOR	105

Incentive Compensation Plans and Results

Our compensation program is characterized by certain distinct features highlighted in the proxy statement that we believe strengthen its performance orientation and reflect our ongoing commitment to align executive pay with long term shareholder value.1

Short-term: The Compensation and Management Development Committee of our Board of Directors (the “Compensation Committee”) has determined for fiscal 2022 to use net revenue, adjusted income before taxes (“IBT”), and cash conversion cycle as the metrics for the Company’s short-term incentive compensation (“STIC”) plan in evaluating the Company’s operational performance, efficiency, and sustainable improvements, as shown in the charts below. We believe that these metrics align the interests of our management with those of our shareholders. For fiscal 2022 STIC, given the continued uncertainty associated with the COVID-19 pandemic and global supply chain disruptions, the Compensation Committee maintained the prior year’s wider and flatter performance and payout curves. This step was designed to reduce the volatility of potential payout percentages and to decrease the likelihood of not only an inappropriately low payout, which could have created retention risk for our workforce, but also an inappropriately high payout, which could have undermined the Company’s compensation philosophy. The Compensation Committee also returned to a single twelve-month performance period in lieu of the two six-month periods used in the prior year.

1 See the “Executive Compensation” section of our proxy statement for additional detail on our compensation program and for additional background on our Say on Pay Vote.

The following charts show actual performance for these metrics for the past three years, reflected as the achievement percentage of target:2

Long-term: For the Company’s long-term incentive compensation (“LTIC”) plan for our Named Executive Officers, the Compensation Committee determined for fiscal 2022 that one-third of the grant value would be awarded in time-based restricted stock units and the remaining two-thirds would be awarded in performance-based restricted stock units. The performance-based awards are based on shareholder value creation and relative total shareholder return metrics over a three-year measurement period, which we believe closely aligns the interests of our management with those of our shareholders.

2 The charts present the achievement percentages for these metrics at the consolidated Company level for the Named Executive Officers. As part of the annual compensation setting process, the Compensation Committee establishes payout curves for these achievement percentages to determine payout levels. These charts do not reflect achievement of these metrics at an underlying business unit level, which apply to certain of our Named Executive Officers as further explained in the proxy statement. In addition, beginning with awards made in fiscal 2021, the Company modified its historical “STIC IBT” measure by using an externally reported financial metric as the starting point for calculation. The “Adjusted IBT” measure is further explained in the proxy statement. The chart shows STIC IBT achievement for fiscal year 2020, and Adjusted IBT achievement for fiscal 2021 and 2022.

The following charts show achievement relative to target for these metrics for the past three measurement periods:

Governance and Executive Compensation Highlights

The following highlights key components of our governance and executive compensation practices.

Here’s What We Do . . .
☑	Pay for performance
☑	Benchmark Named Executive Officer target core compensation[3] to the 50th percentile of peer group compensation
☑	Maintain stock ownership guidelines based on shares of Company common stock and time-based restricted stock units beneficially owned: for directors, five times annual cash compensation; for the CEO, five times base salary; for Senior Vice Presidents, two times base salary; for certain other senior officers designated by the CEO, one times base salary
☑	Seek to ensure that at least 75 percent of the CEO’s target core compensation is at risk[4]
☑	Require an independent Chairperson of the Board and that at least 80 percent of directors be independent

3 We define our Named Executive Officers’ annual “core compensation” as annual base salary and the target values for STIC and LTIC.

4 A portion of the CEO’s target core compensation consists of time-based restricted stock units, which the Compensation Committee considers to be “at risk” since the value fluctuates based on stock price performance and vesting of all tranches is contingent upon continued service. This portion does not exceed one-third of target annual LTIC awards made to the CEO and, together with the portion represented by performance-based LTIC awards and STIC, comprises the “at risk” compensation.

☑	Require that directors receive at least a majority of the votes cast in an uncontested election to be elected
☑	Require that the Compensation Committee be composed entirely of outside, independent directors
☑	Engage an independent compensation consultant, hired by and reporting directly to the Compensation Committee
☑	Operate with multiple performance metrics that drive our incentive compensation plans, including a relative metric that measures our performance against the Standard & Poor’s 400 Mid Cap Industrials index (a peer group reflecting companies of similar size and complexity)
☑	Maintain a clawback policy covering cash and equity incentive compensation plans that applies in the event of a restatement of our financial statements
☑	Impose a limit of $600,000 on total annual base compensation[5] for non-employee directors
☑	Encourage Board refreshment in a variety of ways, including by requiring, without exemptions or conditions, our directors to retire no later than the first Annual Meeting of shareholders following the date on which that director turns 73 years of age
☑	Maintain a Board diversity policy that provides that Board members will be diverse in terms of gender and of race and ethnicity, and in terms of other characteristics, including background, perspective, knowledge, skills, and experience

Here’s What We Don’t Do . . .
☒	Permit re-pricing, exchanging, or cashing out of “underwater” stock options without shareholder approval
☒	Permit spring-loading, back-dating, or similar practices that “time” the grant of our equity awards
☒	Permit granting of stock options below fair market value
☒	Permit “recycling” (into the equity plan pool) of Company shares that are (i) used to pay an award exercise price or withholding taxes, or (ii) repurchased on the open market with the proceeds of a stock option exercise price

5 As defined in the proxy statement.

☒	Permit transferability of stock options for consideration
☒	Permit single-trigger change in control agreements for Named Executive Officers and certain other executives
☒	Permit change in control tax gross-ups for executives
☒	Permit a liberal change in control definition in our equity plan
☒	Permit pledging, short sales or hedging of Company securities by directors, officers, or other employees
☒	Permit directors, officers, or other employees to hold Company securities in margin accounts or otherwise to pledge Company securities as collateral for loans

Recent Developments

This past year, we have augmented our governance and executive compensation practices in the following ways:

☑	Rotated key Board leadership positions in connection with the planned retirement of F. Joseph Loughrey, our former Board Chairperson, by (i) electing Helen W. Cornell as Vice Chairperson of the Board and as Chairperson of our Nominating/Corporate Governance Committee, who then became Board Chairperson effective upon Mr. Loughrey’s retirement on January 10, 2023, and (ii) electing Gary L. Collar to succeed Ms. Cornell as Chairperson of our Compensation Committee
☑	Completed our CEO transition, with Joe A. Raver retiring and Kimberly K. Ryan being elected President and Chief Executive Officer and appointed as our newest member of the Board
☑	Changed our Board Skills & Experience Matrix to, among other things, emphasize the growing importance of cyber security and climate change matters, as part of our commitment to director education and Board refreshment
☑	Published our third annual sustainability report, under the United Nations Global Compact, disclosing energy use and Scope 1 and Scope 2 emissions data for major manufacturing sites, and expanding health and safety and diversity disclosures
☑	Implemented the Company’s Third Amended and Restated Short-Term Incentive Compensation Plan to make certain changes described in the proxy statement, including to align with prevailing market practices and expand the list of potential performance goals

☑	Maintained the prior year’s wider and flatter STIC performance and payout curves to reduce the volatility of potential payout percentages, given the uncertainty associated with the COVID-19 pandemic and continued global supply chain disruptions, while returning to a single twelve-month performance period in lieu of the two six-month periods used in the prior year
☑	Successfully completed the Milacron integration, including achievement ahead of schedule of the Company’s $75 million annual run-rate synergy target, accomplishing a key annual performance goal of our Named Executive Officers for the fiscal year

HILLENBRAND, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand, Inc. (the “Company” or “Hillenbrand”) of proxies for use at the Annual Meeting of the Company’s shareholders to be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 934-7500, on Friday, February 24, 2023, at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments of the meeting. This proxy statement was first mailed to shareholders on or about January 12, 2023.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers will explain the purpose of this proxy statement and what you need to know to vote your shares. Throughout these questions and answers and the proxy statement, we sometimes refer to Hillenbrand and the Company in terms of “we,” “us,” or “our.”

Q:	What is the purpose of this proxy statement?

A:	The Board of Directors of Hillenbrand (the “Board”) is soliciting your proxy to vote at the 2023 Annual Meeting of shareholders of Hillenbrand because you were a shareholder at the close of business on December 19, 2022, the record date for the 2023 Annual Meeting, and are entitled to vote at the Annual Meeting. The record date for the 2023 Annual Meeting was established by the Board in accordance with our Amended and Restated Code of By-laws (the “By-laws”) and Indiana law.

This proxy statement contains the matters that must be set out in a proxy statement according to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and provides the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	If your shares are registered directly in your name with Hillenbrand’s transfer agent, Computershare Investor Services, LLC, you are the “shareholder of record” with respect to those shares, and you tell us directly how your shares are to be voted.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your nominee is the shareholder of record for your shares and you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you direct your broker, bank, or nominee how to vote your shares.

Q:	What am I being asked to vote on?

A:	●	Election of four directors for the three-year term set forth under Proposal No. 1 – Election of Directors: Daniel C. Hillenbrand, Neil S. Novich, Kimberly K. Ryan, and Inderpreet Sawhney;

●	Approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to SEC compensation disclosure rules in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement and in any related material herein (the “Say on Pay Vote”);

●	Approval, by a non-binding advisory vote, of the frequency – every one year, every two years, or every three years – of future Say on Pay Votes (the “Say on Pay Frequency Vote”); and

●	Ratification of the appointment of Ernst & Young LLP (“EY’) as the Company’s independent registered public accounting firm for fiscal year 2023.

The Board recommends a vote FOR each of the director nominees; FOR approval of the compensation paid to the Named Executive Officers of the Company pursuant to the Say on Pay Vote; FOR the selection of every ONE YEAR as the frequency of future Say on Pay Votes; and FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for fiscal year 2023.

Our Named Executive Officers are those officers specified by Item 402(a)(3) of Regulation S-K. See the introductory discussion in Part I under “Executive Compensation” for more information regarding Named Executive Officers.

Q:	What are the voting requirements to elect the directors and to approve the other proposals being voted on?

A:	The Restated and Amended Articles of Incorporation of Hillenbrand (as amended to date, the “Articles of Incorporation”) provide that in an uncontested election, the directors are elected by a majority of the votes cast at the Annual Meeting. This means that to be elected, the number of votes cast “for” a director nominee must exceed the number of votes “withheld” from that nominee.

The adoption of each of the proposals (a) to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers, and (b) to ratify the appointment of EY as the Company’s independent registered public accounting firm for fiscal year 2023 requires the affirmative vote of a majority of the votes cast for or against approval.

The adoption of the proposal to approve, by a non-binding advisory vote, the frequency of the submission of a Say on Pay Vote to the shareholders will be decided by the frequency period that receives the greatest number of votes cast at the Annual Meeting.

If you are present or represented by proxy at the Annual Meeting and you affirmatively elect to abstain, your abstention, as well as any broker non-votes, will not be counted as votes cast on any matter to which they relate. See “How will my shares be voted?” below for more information about broker non-votes.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Hillenbrand common stock that you held as of the record date.

Q:	How do I vote?

A:	The different ways that you (if you are a shareholder of record) or your nominee (if you are a beneficial owner) can vote your shares depend on how you received your proxy statement this year.

For shareholders of record, many of you were not mailed a paper copy of proxy materials, including this proxy statement, a proxy card, and our 2022 Annual Report to Shareholders. Instead, commencing on or about January 12, 2023, we sent you a Notice of Internet Availability of Proxy Materials (“Notice”) telling you that proxy materials are available at the web site indicated in that Notice, www.proxyvote.com, and giving you instructions for voting your shares at that web site. We also told you in that Notice (and on the web site) how you can request us to mail proxy materials to you. If you subsequently do receive proxy materials by mail, you can vote in any of the ways described below. If not, you must vote via the Internet (and we encourage you to do so) at www.proxyvote.com, by telephone, or in person at the Annual Meeting as explained below.

With respect to shareholders of record who received proxy materials by mail, we commenced mailing on or about January 12, 2023. You can vote using any of the following methods:

Proxy card or voting instruction card. Be sure to complete, sign, and date the card and return it in the prepaid envelope.

By telephone or the Internet. The telephone and Internet voting procedures established by Hillenbrand for shareholders of record are explained in detail on your proxy card and in the Notice many shareholders receive. These procedures are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that these instructions have been properly recorded.

In person at the Annual Meeting. You may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are not the record holder of your shares and want to attend the meeting and vote in person, you must obtain a legal proxy from your broker, bank, or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

With respect to the beneficial owners of shares held by nominees, the methods by which you can access proxy materials and give voting instructions to your nominee may vary, depending on the nominee. Accordingly, if you are such a beneficial owner, you should follow the instructions provided by your nominee.

Q:	I share an address with another shareholder and we received only one Notice of Internet Availability of Proxy Materials or one paper copy of the proxy materials, as applicable. How may I obtain an additional copy?

A:	The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, the Company is delivering a single copy of either the Notice of Internet Availability of Proxy Materials or a paper copy of the proxy materials, as applicable, to multiple shareholders who share the same address, unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or a paper copy of the proxy materials or the annual report, as applicable, will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy, or a separate copy of future materials, shareholders may write or call the Company’s Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000, and facsimile (812) 931-5209. Shareholders who hold shares in street name may contact their broker, bank, or other nominee to request information about householding.

Q:	How will my shares be voted?

A:	For shareholders of record, all shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholder. Where proxies are returned without instructions, the shares will be voted: (1) FOR election of each of the four nominees named above as directors of the Company; (2) FOR approval, by a non-binding advisory vote, of the compensation paid to the Named Executive Officers pursuant to the Say on Pay Vote; (3) FOR holding future Say-on-Pay Votes every ONE YEAR; (4) FOR ratification of the appointment of EY as the independent registered public accounting firm of the Company for fiscal year 2023; and (5) in the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting (we are not currently aware of any other matter that may come before the meeting). Where a proxy is not returned, your shares will not be voted unless you attend the Annual Meeting and vote in person (including by means of remote communication, if applicable).

For beneficial owners, the brokers, banks, or nominees holding shares for the beneficial owner must vote those shares as instructed. If the broker, bank, or nominee has not received instructions from the beneficial owner, the broker, bank, or nominee generally has discretionary voting power only with respect to matters that are considered routine matters. Under applicable New York Stock Exchange rules, Proposal No. 1 relating to election of directors, Proposal No. 2 relating to a non-binding advisory vote to approve Named Executive Officer compensation, and Proposal No. 3 relating to the frequency of future Say on Pay Votes by the shareholders are deemed to be non-routine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owners of the shares (this is referred to as a “broker non-vote”). Proposal No. 4 relating to ratification of the appointment of EY as the independent registered public accounting firm of the Company for fiscal year 2023 is a matter on which brokers holding stock for the accounts of their clients who have not been given specific voting instructions are allowed to vote client shares. To avoid a broker non-vote of your shares on Proposals No. 1, 2, and 3, you must send voting instructions to your bank, broker, or nominee or obtain a legal proxy and vote your shares in person at the Annual Meeting.

Q:	What can I do if I change my mind after I vote my shares prior to the Annual Meeting?

A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	sending written notice of revocation to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006;

●	submitting a revised proxy by telephone, Internet, or paper ballot after the date of the revoked proxy; or

●	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described under “How do I vote?” above.

Q:	Who will count the votes?

A:	Representatives of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum at the Annual Meeting?

A:	As of the record date, 69,323,502 shares of Hillenbrand common stock were outstanding. A majority of the outstanding shares must be present or represented by proxy at the Annual Meeting to constitute a quorum for the purpose of conducting business at the Annual Meeting. Your shares will be considered part of the quorum if you submit a properly executed proxy or attend the Annual Meeting.

Q:	Who can attend the Annual Meeting in person?

A:	We intend to hold the Annual Meeting in person, but, we urge you to consider voting in advance of the meeting via one of the remote methods described above in lieu of attending the meeting in person. Even so, all shareholders as of the record date may attend the Annual Meeting in person but must have an admission ticket, bring matching photo identification, and register their planned in-person attendance with the Company at least ten (10) business days prior to the Annual Meeting, by writing to the Investor Relations Department, Hillenbrand, Inc., One Batesville Boulevard, Batesville, Indiana 47006 or by email at investors@hillenbrand.com. In addition, subject to public health circumstances at the time, we may have enhanced health and safety protocols in place. If you are a shareholder of record, the ticket attached to the proxy card or a copy of your Notice (whichever you receive), together with matching photo identification and pre-registration, will admit you. If you are a beneficial owner, you may request a ticket by writing to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006, or by faxing your request to (812) 931-5185 or emailing it to investors@hillenbrand.com. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank, or nominee. We encourage you or your broker to fax or email your ticket request and proof of ownership as soon as possible to avoid any mail delays. As described in the cover letter to this proxy statement, we continue to monitor developments in relation to the COVID-19 pandemic and if we determine that it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting.

Q:	When are shareholder proposals due for the 2024 Annual Meeting?

A:	For a shareholder proposal to be presented at the Company’s 2024 Annual Meeting of shareholders and to be considered for possible inclusion in the Company’s proxy statement and form of proxy relating to that meeting, it must be submitted to and received by the Secretary of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, not later than September 14, 2023. Our By-laws describe certain information required to be submitted with such a proposal.

In addition, without regard to whether a proposal is or is not submitted in time for possible inclusion in our proxy statement for the 2024 Annual Meeting, our By-laws provide that for business to be brought before the Annual Meeting by a shareholder, or for director nominations to be made by a shareholder for consideration at the Annual Meeting, written notice thereof must be received by the Secretary of Hillenbrand at its principal offices not later than 100 days prior to the anniversary of the immediately preceding Annual Meeting, or not later than November 16, 2023, for the 2024 Annual Meeting of shareholders. This notice must also provide certain information as set forth in our By-laws. See the discussion below under “Committees of the Board of Directors” under “The Board of Directors and Committees” for additional details regarding shareholder nominees for director.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect to happen, votes will be cast for such substitute nominee or nominees as may be designated by the Board, unless the Board reduces the number of directors.

Q:	Can I view the shareholder list? If so, how?

A:	A complete list of the shareholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. The list will also be available to view at the Company’s principal offices during regular business hours during the five business days preceding the Annual Meeting.

Q:	Who pays for the proxy solicitation related to the Annual Meeting?

A:	The Company pays for the proxy solicitation related to the Annual Meeting. In addition to sending you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email, or in person. You may also be solicited by means of press releases issued by Hillenbrand and postings on our web site, www.hillenbrand.com. None of our officers or employees will receive any additional compensation for soliciting your proxy. We have retained Broadridge to assist us with proxy solicitation and related services for an estimated fee of $12,000, plus reasonable out of pocket expenses. Such fees will be incurred after the mailing of the proxy materials. Broadridge will ask brokers, banks, and other custodians and nominees whether they hold shares for which other persons are beneficial owners. If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers, and other custodians for their costs of sending proxy materials to the beneficial owners of Hillenbrand common stock.

Q:	How can I obtain a copy of the Annual Report on Form 10-K?

A:	A copy of Hillenbrand’s 2022 Annual Report on Form 10-K, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are available on the Internet at the Company’s web site, www.hillenbrand.com. The 2022 Annual Report on Form 10-K may also be obtained free of charge by writing or calling the Investor Relations Department of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000, and facsimile (812) 931-5209.

Q:	How can I obtain the Company’s corporate governance information?

A:	The documents listed below are available on the Internet at the Company’s web site, www.hillenbrand.com. You may also go directly to https://ir.hillenbrand.com/corporate-governance/governance-documents for those documents. Printed copies are also available to any shareholder who requests them through our Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000, and facsimile (812) 931-5209. The available documents are:

●	Hillenbrand, Inc. Corporate Governance Standards
●	Hillenbrand, Inc. Committee Charters – Audit Committee, Nominating/Corporate Governance Committee, Compensation and Management Development Committee, and Mergers and Acquisitions Committee
●	Position Descriptions for Chairperson of the Board, Vice Chairperson of the Board, Members of the Board, and Committee Chairpersons
●	Restated and Amended Articles of Incorporation of Hillenbrand, Inc.
●	Amended and Restated Code of By-laws of Hillenbrand, Inc.
●	Hillenbrand, Inc. Code of Ethical Business Conduct
●	Hillenbrand, Inc. Global Anti-Corruption Policy
●	Supply Chain Transparency Policy – Hillenbrand, Inc. and its subsidiaries
●	Human Rights Policy – Hillenbrand, Inc. and its subsidiaries
●	Global Environmental Policy – Hillenbrand, Inc. and its subsidiaries
●	Conflict Minerals Policy – Hillenbrand, Inc. and its subsidiaries
●	Supplier Diversity Policy – Hillenbrand, Inc. and its subsidiaries

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

This section of the proxy statement introduces the current directors, including the four directors in Class III who have been nominated to serve additional three-year terms.

The Articles of Incorporation and the By-laws of Hillenbrand provide that directors of the Board are classified with respect to the terms that they serve by dividing them into three equal (or near-equal) Classes. Each director is elected to serve a three-year term (or the term applicable to his or her Class) and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, lawful removal, or failure to be re-elected in accordance with the Company’s By-laws.

In conformity with the Company’s director retirement policy, F. Joseph Loughrey, a former Class II director, gave notice on January 7, 2023 of his retirement from service as a member of the Board, to be effective January 10, 2023 (consistent with the Company’s previous disclosure and the requirement that he retire as of a date no later than the 2023 Annual Meeting of shareholders). In connection with Mr. Loughrey’s retirement, the Board reduced the size of the Board to ten directors, with three directors in each of Class I and Class II, and four directors in Class III.

The terms of the directors expire as follows:

Class	Term Expires at
Class I	2024 Annual Meeting
Class II	2025 Annual Meeting
Class III	2023 Annual Meeting

The four directors in Class III who are nominated for election to the Board at the 2023 Annual Meeting, each of whom has agreed to serve as a director if elected, are Daniel C. Hillenbrand, Neil S. Novich, Kimberly K. Ryan, and Inderpreet Sawhney. Each of these directors has been nominated to serve a three-year term as required by our By-laws.

The Board of Directors recommends that the shareholders vote FOR Proposal No. 1 to elect each of the four nominees to the Board of Directors.

The Articles of Incorporation of Hillenbrand provide that in an uncontested election, directors are elected by a majority of the votes cast at the Annual Meeting. This means that to be elected, the number of votes cast “for” a director nominee must exceed the number of votes “withheld” from that nominee. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote your shares in order for your vote to be counted on this Proposal. At the Annual Meeting, the proxies being solicited will be voted for no more than four nominees as Class III directors.

Set forth below is information about all of our current directors, including the four nominees for election at the 2023 Annual Meeting of shareholders. The biographical information provided for each person includes all directorships held by and other relevant business experience of such person at any time during the past five years and, in some cases, directorships held prior to such five-year lookback.

Class III Nominees for Election as Directors with Terms Expiring in 2026

Daniel C. Hillenbrand	Director since 2018 Age 57

Mr. Hillenbrand has served as a director of the Company since May 2018. Mr. Hillenbrand is the Founder and Managing Partner of Clear Water Capital Partners, LLC, a private venture capital firm, a position he has held since 2010. Since 2002, he has also been the Managing Partner of Generations, L.P., an investment management company, as well as the Managing Partner of Legacy Company, a real estate investment company. Mr. Hillenbrand previously served as Chair of the Board (2004-2019) and President and Chief Executive Officer (2005-2007) of Nambé, LLC, a leading international high-end consumer products company, as well as Vice Chair of the Board of Pri Pak, Inc., a provider of name-brand and private label contract beverage manufacturing services, from 2009-2017. He also previously held various leadership roles at Able Manufacturing and Assembly, LLC, a manufacturing company with platforms in metal fabrication, fiberglass composites, and plastic thermoform manufacturing, including as Chair of the Board (2002-2021), President (2013-2014), and Chief Executive Officer (2002-2007 and 2013-2019).

Prior to that, Mr. Hillenbrand served in various roles with increasing leadership responsibility at Wealthsense, Inc., Hill-Rom Holdings, Inc. (the Company’s former parent), Abbott Laboratories, and Batesville Casket Company, Inc.

The Company’s Board of Directors concluded that Mr. Hillenbrand should serve as a director based on his long tenure as a managing partner of investment firms and his deep Board and executive experience in private manufacturing companies.

Neil S. Novich	Director since 2010 Age 68

Mr. Novich has served as a director of the Company since February 2010. He is the former Chair and President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. Mr. Novich joined Ryerson in 1994 as Chief Operating Officer and was named President and CEO in 1995. He served on the Board of Ryerson from 1994 until 2007, adding Chair to his title in 1999. He remained Chair and CEO until 2007, when the company was sold. Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he spent several years as a partner. He currently serves on the Boards of Beacon Roofing Supply (a distributor of residential and non-residential roofing materials), where he chairs the Compensation Committee and previously chaired the Audit Committee; and W.W. Grainger, Inc. (an industrial supply company), where he is a member of the Audit Committee and Board Affairs and Nominating Committee, having previously chaired the Compensation Committee. He is also a member of the Cyber Security Ad Hoc Committee. Mr. Novich is also a trustee of the Field Museum of Natural History and life trustee of Children’s Home & Aid in Chicago and is a member of the Executive Council of American Securities, a private equity fund. Mr. Novich previously served on the Board of Directors of Analog Devices, Inc. from 2008 until 2020, where he was the Chair of the Compensation Committee and a member of the Audit Committee.

The Company’s Board of Directors concluded that Mr. Novich should serve as a director based on his service as President and CEO of a major public corporation and his several years of experience as a partner with a major consulting firm, together with his extensive and continuing service on the boards of several public companies and non-profit organizations.

Kimberly K. Ryan	Director since 2021 Age 56

Ms. Ryan has served as a director and as President and Chief Executive Officer of the Company since December 2021. Prior to becoming Chief Executive Officer, Ms. Ryan was the Company’s Executive Vice President, beginning in June 2021. Prior to that role, she served as President of the Company’s Coperion business beginning in September 2015, also overseeing Hillenbrand’s Rotex business during part of that period. She previously served as President of Batesville beginning in April 2011, at which time she was also named a Senior Vice President of Hillenbrand. Ms. Ryan began her career with Batesville in 1989, holding positions of increasing responsibility within Batesville and the Company’s former parent in finance, strategy, operations, logistics, and information technology.

Since 2014, Ms. Ryan has served on the Board of Directors of Kimball International, Inc., a public manufacturing company (“Kimball”), including as a member of the Audit Committee. She also served as Kimball’s Board Chair from November 2018 to October 2021. She served on the Board of Directors of Conexus Indiana from December 2018 to July 2021, and in October 2022, joined the Board of the National Association of Manufacturers, a manufacturing industrial trade association.

The Company’s Board of Directors concluded that Ms. Ryan should serve as a director because of her position as President and Chief Executive Officer of the Company, in addition to her years of experience as an executive of the Company’s Coperion and Batesville operating companies and her in-depth knowledge of the death care and process solutions industries.

Inderpreet Sawhney	Director since 2021 Age 58

Ms. Sawhney has served as a director of the Company since June 2021. Ms. Sawhney has been Group General Counsel and the Chief Compliance Officer of Infosys Ltd., a global leader in next-generation digital services, since July 2017. Prior to joining Infosys, she worked from October 2011 to June 2017 as General Counsel of Wipro Limited, a large IT service company, and at The Chugh Firm, a private law firm, beginning in 1997 until October 2011, with her last position being as Managing Partner of the Silicon Valley office.

Ms. Sawhney also sits on the National Advisory Council of SABANA (South Asian Bar Association of North America), an organization of which she was President from 2008–2009.

The Company’s Board of Directors concluded that Ms. Sawhney should serve as a director based on her experience as a senior executive at large information technology firms and her in-depth knowledge of and exposure to technology, legal, compliance, and cyber matters.

Class I Directors with Terms Expiring in 2024

Helen W. Cornell	Director since 2011 Age 64

Ms. Cornell has served as a director of the Company since August 2011 and as Chairperson of the Board since January 2023. She is currently President and CEO (since December 2015) of the privately-owned Owensboro Grain Company (grain and soybean products), where she also serves as Chair of the Board and Chair of the Executive Committee. She is also a director of the privately-owned Dot Family Holdings, LLC (formerly Dot Foods, Inc.) (a food distributor), where she is a member of the Compensation Committee and Chair of the Audit Committee. In October 2018, Ms. Cornell joined the Board of Trustees of Brescia University, where she is a member of the Finance Committee. In November 2010, Ms. Cornell retired as Executive Vice President and Chief Financial Officer of Gardner Denver, Inc., a leading global manufacturer of compressors, blowers, pumps, loading arms, and fuel systems for various industrial, medical, environmental, transportation, and process applications. During her 22-year tenure with Gardner Denver, Inc., Ms. Cornell served in various operating and financial roles, including Vice President and General Manager of the Fluid Transfer Division and Vice President of Strategic Planning. Until December 2016, Ms. Cornell served on the Board of Directors of Alamo Group, Inc. (agriculture and other equipment), where she was Chair of the Audit Committee and a member of the Compensation Committee.

The Company’s Board of Directors concluded that Ms. Cornell should serve as a director based on her long tenure in operations and finance and her experience interfacing with investors, including as Chief Financial Officer of a major public company and most recently as President and Chief Executive Officer of Owensboro Grain Company, and her experience as a member of the board of both a public and private company.

Jennifer W. Rumsey	Director since 2020 Age 49

Ms. Rumsey has served as a director of the Company since August 2020. Ms. Rumsey is currently President and Chief Executive Officer of Cummins, Inc. (“Cummins”), which designs, manufactures, and sells a portfolio of innovative products, including components, engines, power generation, and digital solutions. Prior to Ms. Rumsey’s election to this role in August 2022, she served as President and Chief Operating Officer from March 2021 through July 2022 and as Vice President and President, Components Business Segment from October 2019 until March 2021. Prior to that, Ms. Rumsey served as Vice President, Chief Technical Officer of Cummins, from October 2015 until October 2019. Since November 2000, Ms. Rumsey has held various technical roles in research, technology, and product development and other positions of increasing responsibility at Cummins.

Ms. Rumsey currently serves as a member of the Purdue College of Engineering Advisory Council (since October 2016). She previously served as a member of the United States Department of Energy Hydrogen and Fuel Cell Advisory Council (November 2019 until January 2021). Ms. Rumsey holds a Bachelor of Science degree from Purdue University and a Master of Science in Mechanical Engineering from Massachusetts Institute of Technology. She is Six Sigma certified.

The Company’s Board of Directors concluded that Ms. Rumsey should serve as a director based on her deep operations and technological experience, particularly given her tenure as a senior executive of a Fortune 500 public industrial company.

Stuart A. Taylor, II	Director since 2008 Age 62

Mr. Taylor has served as a director of the Company since September 2008. Since 2001, Mr. Taylor has been the Chief Executive Officer of The Taylor Group LLC, a private equity firm focused on creating and acquiring businesses. He has previously held positions as Senior Managing Director at Bear, Stearns & Co. and Managing Director of CIBC World Markets and head of its Global Automotive Group and Capital Goods Group. He also served as Managing Director of the Automotive Industry Group at Bankers Trust following a ten-year position in corporate finance at Morgan Stanley & Co. Mr. Taylor has been a member of the Board of Directors of Ball Corporation (a diversified manufacturer) since 1999, where he currently serves as lead independent director (since April 2019) and Chair of the Nominating/Corporate Governance Committee. He has also been a member of the Board of Directors of Wabash National Corporation, a provider of engineered solutions for the transportation, logistics and distribution industries, since August 2019, and serves on the Audit and Compensation Committees. In addition, in October 2020, Mr. Taylor was appointed to the board of directors of Solenis LLC, a global producer of specialty chemicals for water-intensive industries, where he serves on the Compensation Committee. Mr. Taylor was previously a member of the Board of Directors of Essendant Inc. formerly known as United Stationers Inc., a wholesale distributor of business products, from 2011 until its sale to Staples Inc. in January 2019.

The Company’s Board of Directors concluded that Mr. Taylor should serve as a director based on his experience with several leading investment firms, his ongoing experience as a member of public company and other boards, and his broad merger and acquisition experience.

Class II Directors with Terms Expiring in 20256

Gary L. Collar	Director since 2015 Age 66

Mr. Collar has served as a director of the Company since May 2015. From January 2012 until his retirement in October 2021, he served as the Senior Vice President and General Manager of the Asia Pacific and Africa (APA) region for AGCO Corporation (“AGCO”), a world leader in the development, manufacture, and marketing of agricultural machinery and solutions. In connection with this role, he also served on the Board of Directors of Tractors and Farm Equipment Limited, an Indian tractor manufacturer and an investment of AGCO (from 2012–2021), and on the Global Board of Directors of AGCO Finance, Incorporated, a joint venture between AGCO and De Lage Landen Financial Services, which provides retail and wholesale financing services to AGCO customers globally (from 2016–2021). Previously he served as AGCO’s Senior Vice President and General Manager of Europe, Africa, Middle East, Australia and New Zealand from 2004 to December 2011. Prior to that appointment, Mr. Collar was Vice President of Market Development, Worldwide for the Challenger Division, after joining AGCO in 2002.

Mr. Collar previously held various senior management positions within several divisions at ZF Friedrichshaven A.G. between 1994 and 2002. These assignments included President and CEO of the company’s joint venture producing steering systems for the North American automotive market, and Vice President, Business Development for the automotive group. Prior to this, he was employed by Caterpillar Incorporated.

The Board of Directors concluded that Mr. Collar should continue to serve as a director based on his deep international experience, particularly in Asia, as an executive of several multinational companies, and his significant experience in financial analysis and controls.

6 In conformity with the Company’s director retirement policy, F. Joseph Loughrey, a former Class II director and our former Chairperson, gave notice on January 7, 2023 of his retirement from service as a member of the Board, to be effective January 10, 2023 (consistent with the Company’s previous disclosure and the requirement that he retire as of a date no later than the 2023 Annual Meeting of shareholders).

Joy M. Greenway	Director since 2013 Age 62

Ms. Greenway has served as a director of the Company since February 2013. She is the former Executive Director of Global Business Solutions at General Motors (automobiles), a position she held from September 2018 until March 2020. Ms. Greenway joined General Motors in June 2014 as Chief Financial Officer of Global Purchasing and Supply Chain, and in May 2017, she was named the Executive Director, Transformation, Global Business Services of General Motors. Prior to that, she served as Senior Vice President for Visteon Corporation (a Tier 1 automotive systems supplier), where she held a variety of positions from 2000 until 2013. Prior to joining Visteon, Ms. Greenway was employed as the Director, Manufacturing for United Technologies Corporation, a diversified aerospace and building company. Before United Technologies Corporation, Ms. Greenway was employed by GE Industrial Power Systems as a Materials Manager and served in various management positions at GE Aerospace/Martin Marietta. In October 2020, Ms. Greenway joined the Board of Directors of Electricfil Corporation, a privately owned company with headquarters in France, specializing in the design and manufacture of sensors and actuators for powertrain and transmissions, and served as senior advisor to the CEO from October 2020 until October 2021.

The Company’s Board of Directors concluded that Ms. Greenway should serve as a director based on her deep operations and global leadership experience, particularly in the manufacturing industry, and her experience as a senior executive of a Fortune 500 public company.

Dennis W. Pullin	Director since 2021 Age 63

Mr. Pullin has served as a director of the Company since May 2021. Mr. Pullin is currently the President and Chief Executive Officer of Virtua Health, a not-for-profit integrated health system in New Jersey. Prior to joining Virtua Health, Mr. Pullin served from 2009 to 2017 as President of MedStar Harbor Hospital and Senior Vice President of MedStar Health. Prior to leading MedStar Harbor, Mr. Pullin was Senior Vice President and Chief Operating Officer at MedStar Washington Hospital Center in Washington, D.C. from 2006 to 2009. Prior to this role, Mr. Pullin held other leadership positions in hospitals, academic medical centers, physician group practices, and private industry.

Mr. Pullin is a Fellow of the American College of Healthcare Executives and has served on the New Jersey Hospital Association Board of Trustees since 2019 and the Chamber of Commerce Southern New Jersey Board of Directors since 2018.

The Company’s Board of Directors concluded that Mr. Pullin should serve as a director based on his deep leadership experience, including in mergers and acquisitions and digital transformation; his long tenure as a senior executive and chief executive officer of complex organizations; and his insights into and commitment to diversity, equity, and inclusion efforts.

Skills and Experience Matrix. The graph below summarizes the Skills and Experience Matrix that our Board uses to align its composition with the Company’s strategic priorities and to identify key skills and experiences most relevant to decisions about Board composition. The graph presents the areas for which the Board relies on individual directors, given their relatively deep background in the area, and the number of directors with such background in each area. This presentation does not mean that some directors lack certain skills or experiences, but rather that other directors have relatively deeper expertise. To further refine its view of directors’ skills and experience, in 2022, the Board made minor changes to the Matrix to, among other things, emphasize the growing importance of cyber security and climate change matters. In particular, the Board updated the Matrix to separate cyber/information security from other information technology experience and to specifically add climate change to sustainability/environmental, social, and governance (“ESG”) experience. The director and director nominee biographies above further showcase the diversity of our Board and each person’s qualifications and relevant experience in more detail.

THE BOARD OF DIRECTORS AND COMMITTEES

The Company’s business is managed under the direction of its Board of Directors. In this section of the proxy statement, we describe the general and certain specific responsibilities of the Board of Directors and its committees, our governance practices, and how you can communicate with the Board or with individual directors.

Board’s Responsibilities

The Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. The Board acts as an advisor and counselor to senior management and oversees and monitors management’s performance. The Board also oversees the Company’s management of risk involved or potentially involved in the Company’s business.

Board Leadership Structure and Role in Risk Oversight

The Corporate Governance Standards for our Board of Directors provide that the Company’s Chief Executive Officer (“CEO”) cannot also serve as the Chairperson of the Board. At all times since the Company’s formation, the positions of CEO and Chairperson of the Board have been held by separate individuals. Our Board believes that the separation of these two positions is the most appropriate leadership structure for the Company at this time because it enables us to benefit from the expertise, experience, and strengths of both of the individuals holding those key leadership positions in the Company.

Our CEO, Kimberly K. Ryan, began serving as a director beginning in December 2021, in connection with becoming the Company’s President and CEO. Before becoming CEO, she served as the Company’s Executive Vice President beginning in June 2021. Prior to that role, she served as President of the Company’s Coperion business beginning in September 2015, also overseeing Hillenbrand’s Rotex business during part of that period. She served as President of Batesville for four years before that and was named a Senior Vice President of Hillenbrand in 2011. Before these executive roles, she also held a variety of leadership positions at the Company’s former parent company. The Chairperson of the Board, Helen W. Cornell, has extensive executive management and board of director experience, as further described in her biographical information set forth under the heading “Proposal No. 1 – Election of Directors” above. Ms. Cornell also served as the Vice Chairperson of the Board during fiscal 2022 in preparation for Mr. Loughrey’s retirement.7

The Board of Directors has direct responsibility for overseeing the Company’s exposure to risk. As a part of its responsibility, the Board satisfies itself that the risk management processes implemented by management are aligned with the Company’s overall strategy and are functioning as directed, and that an appropriate culture of risk-adjusted decision-making exists throughout the organization. At each meeting of the Board of Directors, the Board evaluates any new material risks to the Company in discussions with management. The Board periodically consults with outside advisors and experts on risk management matters, and through the Audit Committee, receives regular reports from the Company’s Chief Compliance Officer (who is a direct report to the Company’s President and CEO). No less than once each year, management makes a formal presentation to the entire Board of Directors that describes all significant risks of the Company, to apprise the Board of the overall risk profile of the Company and to help ensure that such risks are being properly mitigated and managed. The Board also receives annual updates on the Company’s cybersecurity program.

7 As previously disclosed in the Company’s proxy statement for its 2022 Annual Meeting of shareholders, Mr. Loughrey notified the Company that he would retire as of a date not later than the upcoming Annual Meeting of shareholders, and as described above, he subsequently retired effective January 10, 2023, at which point Ms. Cornell became Chairperson of the Board.

In addition, the Compensation and Management Development Committee (the “Compensation Committee”) analyzes and manages risks related to our compensation policies and practices, and the Audit Committee performs the same role with respect to financial- and cyber-related risks facing the Company. The Compensation Committee’s risk management efforts are discussed under Part V of the “Executive Compensation” section of this proxy statement.

The Audit Committee, in accordance with its Charter, fulfills its risk management oversight responsibilities by discussing with senior management “the Company’s guidelines and policies that govern the process by which the Company assesses and manages the Company’s exposure to risks… and the steps management has taken to monitor and control such exposures.” Additional details on the Audit Committee’s risk management duties can be found in its Charter, available on the Company’s web site at www.hillenbrand.com or in print to any shareholder who requests copies through the Company’s Investor Relations Department.

Meetings of the Board and Committees

A proposed agenda for each regularly scheduled Board meeting is developed by the Chairperson of the Board, with assistance from the Vice Chairperson of the Board (when serving), and the Company’s CEO, together with the members of management that the Chairperson or CEO may select. The proposed agenda is circulated to each director for review and comment before it is finalized. Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chairperson of that committee with management assistance, as appropriate. Each committee’s chairperson also develops, with the assistance of management, a proposed agenda for each regularly scheduled meeting of that committee. Board and committee materials related to agenda items are provided to Board and committee members sufficiently in advance of meetings (typically one week) to allow the directors to prepare for discussion of the items at the meetings.

At the invitation of the Board and its committees, members of senior management and outside advisors attend Board and committee meetings or portions thereof for the purpose of reporting on specific agenda items and participating in discussions. Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of the Company’s operations. In addition, directors have free access to all other members of management and employees of the Company. As necessary and appropriate in their discretion, the Board and its committees consult with independent legal, financial, human resource, compensation, and accounting advisors to assist in their duties to the Company and its shareholders.

The chairpersons of the committees of the Board preside over the portions of Board meetings in which the principal items to be considered are within the scope of the authority of their respective committees.

Executive sessions, which are meetings of non-employee directors without management present, are held after each Board meeting, and after each committee meeting as scheduled by the chairpersons of the respective committees. The Chairperson of the Board generally presides at executive sessions of the Board and may be assisted by the Vice Chairperson (when serving), while the chairpersons of the committees preside at executive sessions of their committees or at Board executive sessions in which the principal items to be considered are within the scope of the authority of their respective committees.

Governance Matters

Corporate Governance. Both the Board of Directors and management of the Company are firmly committed to good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. To that end, the Board of Directors has taken measures aimed at continued high standards for corporate governance. Specifically, the Board has adopted:

1.	Position specifications, including performance criteria, for its members, the Chairperson of the Board, the Vice Chairperson of the Board, and the chairpersons of the standing Board committees. These position specifications are discussed in more detail under the heading “Board Composition, Experience, and Skills” below.

2.	Corporate Governance Standards for the Board that, among other important directives, require that at least 80 percent of the directors be independent and describe the Board’s diversity policy, which is discussed in more detail under the heading “Board Composition, Experience, and Skills” below. The Corporate Governance Standards also require each non-employee director to hold shares of the Company’s common stock in an amount equal to five times the director’s annual cash compensation by the fifth anniversary of his or her election to the Board. The Board regularly discusses and reviews the Corporate Governance Standards and also general principles of corporate governance to evaluate whether it can improve upon the practices and procedures of the Company.

3.	A Code of Ethical Business Conduct that is applicable to the Board and all employees of the Company and its subsidiaries, including the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. No waivers of the requirements of our Code of Ethical Business Conduct were granted during fiscal 2022. The Company plans to disclose amendments or waivers, if any, of the Code of Ethical Business Conduct on its web site.

4.	An Insider Trading and Disclosure Policy, which applies to all employees and directors. This policy promotes sound corporate citizenship and includes, among other provisions, anti-hedging and anti-pledging provisions with respect to the Company’s securities. Additional discussion of the Company’s anti-hedging and anti-pledging policies follows under the heading “Part VII – Anti-Hedging and Anti-Pledging” below.

5.	A limit on the total annual base compensation for non-employee directors of $600,000, approved by the Company’s shareholders as part of the Amended and Restated Hillenbrand, Inc. Stock Incentive Plan (the “Stock Plan”). See the discussion under the heading “Compensation of Directors” below for additional details.

6.	A Related Person Transactions Policy that, consistent with New York Stock Exchange rules, authorizes the Nominating/Corporate Governance Committee (the “NCG Committee”) and NCG Committee Chair to review potential related person transactions and requires pre-approval of transactions actually involving related persons, regardless of the size of the transaction.

The Company’s Corporate Governance Standards and Code of Ethical Business Conduct are available in print to any shareholder who requests copies through the Company’s Investor Relations Department and, along with the position specifications, are available on the Company’s web site at www.hillenbrand.com.

As part of our commitment to good corporate governance, we annually reach out to key shareholders to discuss a variety of sustainability, corporate governance, and executive compensation topics. This annual outreach program also provides an opportunity for our management to understand and examine the issues that matter most to our shareholders. In prior years, this outreach has covered topics such as Company strategy; the value of a shareholder right to amend the By-laws; executive compensation matters; the progress of our sustainability program; and the impact of the COVID-19 pandemic on the Company’s business, policies, practices, and employees. Our management and directors consider the feedback from these meetings, along with market best practices, policies at peer companies, and our specific circumstances, in making decisions and recommendations regarding our overall governance profile.

Board Composition, Experience, and Skills. The members of our Board have been selected with an emphasis on independence and the mix of characteristics, experiences, and diverse perspectives and skills most appropriate for the Company, as illustrated by the Skills and Experience Matrix described under the heading “Skills and Experience Matrix” above. The NCG Committee periodically refreshes this Skills and Experience Matrix and did so in 2022. The NCG Committee uses the Matrix as a guide when evaluating the breadth and depth of the Board’s skills and experience relative to the Company’s business strategy and when considering director nominees. Understanding the importance of Board composition and refreshment for effective oversight, the NCG Committee strives to maintain an appropriate balance of diversity, skills, and experience on the Board.

Position Specifications. As mentioned above, the Board has adopted position specifications applicable to individual directors, and nominees to the Board recommended by the NCG Committee must meet the qualifications set forth in those position specifications. The specifications provide that a candidate for director should never have (i) been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor; (ii) had any license suspended or revoked due to misconduct of any type; or (iii) violated any fiduciary duty to the Company or any provision of the Code of Ethical Business Conduct. Additionally, each director and nominee should exhibit the following characteristics:

●	Have a reputation for industry, integrity, honesty, candor, fairness, and discretion;

●	Be an acknowledged expert in his or her chosen field(s) of endeavor, which area of expertise should have some relevance to the Company’s businesses or operations;

●	Be knowledgeable, or be willing and able to quickly become knowledgeable, in the critical aspects of the Company’s businesses and operations;

●	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation; and

●	For non-employee directors, meet the New York Stock Exchange independence standards then in effect.

As discussed further below under the heading “Board Refreshment and Diversity,” in identifying director nominees, the NCG Committee also seeks talented people with diverse backgrounds who can work together to lead the Company to long-term success.

Board Evaluations. The NCG Committee oversees the annual evaluation of the Board, which, depending on the focus of the evaluation in a particular year, can include a formal evaluation of the whole Board, its various committees, and/or individual directors. The evaluation is typically conducted as a self-assessment, with an opportunity to also provide feedback on Board performance and diversity, committee effectiveness, and individual director performance, and to raise any concerns that an individual director may have. In addition, the Board evaluation also incorporates peer feedback to individual directors, typically in alternating years. Recent Board evaluations have focused on the Board’s effectiveness in relation to topics such as Board meetings and materials; shareholder communications; Board skills and composition, including diversity; and Board and executive management leadership succession and evaluation processes. Based upon the assessment results, the Board agrees on improvement goals for the coming year and tracks its progress against those goals over the course of the year. The Board also may engage and pay fees to a third-party consultant to assist in performing the Board evaluation and also in identifying and evaluating potential director nominees. Generally, a third-party consultant assists with the Board evaluation approximately once every three years. The NCG Committee strives to embed honest feedback into the Board’s culture and to set a tone of open and transparent dialogue throughout the assessment process.

In addition, evaluation results are integrated into the Board succession planning processes described under the heading “Board Refreshment and Diversity” below. As an example, if the evaluation process were to suggest that the Board is underrepresented with respect to a particular background, skill, experience, or diverse characteristic, then selection of a nominee to fill a future vacancy would be informed by that suggestion. The Board’s Skills and Experience Matrix is one of the key tools used in this process, and the Board, with the assistance of the NCG Committee, continues to refine and update its Skills and Experience Matrix on a regular basis. In 2022, the Board updated the Matrix to separate cyber/information security from other information technology experience and to specifically add climate change to sustainability/environmental, social, and governance (ESG) experience. Similarly, at the recommendation of the NCG Committee, the Board amended the NCG Committee Charter to specifically authorize Committee oversight of climate change matters, in addition to general sustainability and ESG topics.

Board Refreshment and Diversity. The Board from time to time has added new, and replaced retiring, directors, consistently valuing diversity as well as skills and experience that align with the Company’s strategic priorities in selecting candidates. In identifying director nominees, the NCG Committee seeks talented people with diverse backgrounds who can work together to lead the Company to long-term success and recommends such candidates to the Board for election.

The Board believes that diversity is good for business. The Board has adopted a diversity policy as part of the Company’s Corporate Governance Standards, which provides that directors will be diverse in terms of gender and of race and ethnicity, and in terms of other characteristics, including background, perspective, knowledge, skills, and experience. The Board will take steps necessary to implement this policy and to help ensure an inclusive environment within the Board and at the Company. The current diversity and independence profile of our Board appears below, and we are committed to continued progress in Board diversity as part of ongoing recruitment and refreshment.

Diversity

5 of 10 directors are female

3 of 10 directors are ethnically diverse (two Black or African-American, one Asian)

Independence

9 of 10 directors are independent

In order to encourage refreshment, the Board has implemented a retirement policy requiring that each director must retire at, or no later than, the first Annual Meeting of shareholders following his or her seventy-third birthday. This retirement policy has no exemptions or conditions. As a result, Company directors vary in age and tenure, with an average age of 61, with ages ranging from 49 to 68, and average tenure of 7 years, with tenure ranging from 1 to 15 years. The Board believes that the varying tenures of its members provide a constructive blend of institutional knowledge and fresh external viewpoints.

The Board will continue to focus on refreshment by reviewing, among other things, its composition against the Skills and Experience Matrix described above; the diversity, age, and tenure of Company directors; the results of annual evaluations described above; and overall Board and Committee succession planning. These items remain key aspects of the Board’s refreshment strategy, and the Board will continue to look for ways to improve. Additional details on the Board’s refreshment strategy are contained in the NCG Committee Charter and our Corporate Governance Standards, both of which are available on the Company’s web site at www.hillenbrand.com.

Director Education. We maintain an orientation and continuing education process for directors that we view as a vital component of the Company’s policy requiring the Board as a whole to participate in significant decisions. This process includes furnishing of educational and industry-specific materials, meetings with key management, and attendance at Company and industry events. The Board attempts to hold at least one meeting per year at a Company facility outside of its headquarters in Batesville, Indiana; in 2022, the Board observed this practice by arranging for meetings at certain of the Company’s Milacron Injection Molding and Extrusion business unit facilities in Ohio, involving presentations from local management and their teams. These meetings, like many of the Board and Committee meetings during the fiscal year, were held in person with appropriate precautions in light of the COVID-19 pandemic. The directors’ education includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations, Audit Committee-sponsored legal and regulatory compliance training, and engagement on financial literacy, and regular management and corporate governance presentations at NCG and Compensation Committee meetings. Throughout their terms, directors are expected to continue to deepen their experience in the industries and markets served by the Company and to remain generally apprised of trends and developments in corporate governance.

Purpose. Hillenbrand is a global industrial company operating in over 40 countries with more than 10,000 employees serving a wide variety of industries around the world. Our Purpose, Shape What Matters for Tomorrow™, reflects our unique position as industry leaders, creating innovative solutions and end products that impact how people live, work, play, travel, eat, and heal. Guided by our Purpose, we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our customers, employees, communities, and other stakeholders. We firmly believe that understanding our Purpose allows us to connect what we manufacture to a broader societal impact and enhances our ability to achieve what we stand for.

Sustainability and ESG. With the support and oversight of our Board of Directors, we are committed to being a company where the positive impacts of our people, products, and partnerships help better the environments in which we operate. In this way, our sustainability and ESG efforts align well with our Purpose.

The Company has a dedicated sustainability department overseen by its Chief Sustainability Officer, a new role established in 2021. Supported by our sustainability department, the Company deploys the Hillenbrand Operating Model (“HOM”), a consistent and repeatable framework of tools and key management practices, to help embed sustainability in the way we do business. We believe that strategic investment in sustainability will enhance our ability to engage, innovate, inspire, and drive quality experiences and success for the Company through our people, products, and partnerships.

In addition, we require compliance with all applicable environmental, human rights, supply chain, and similar laws and regulations. We believe that everyone must do their part to maintain our high standards for ethics and integrity. Our Code of Ethical Business Conduct (our “Code”) sets the expectation that our employees will act with courage when they see wrongdoing, and employees are required to make prompt and full disclosure regarding any concerns they have about a potential ethics or compliance-related issue. Our Code also encourages our employees to be proactive and look for ways we can reduce waste and use energy and natural resources more efficiently. Further, we have used the HOM to augment our sustainability practices – for example, to better understand our energy use and emissions profile in our operating companies.

Board Role. The NCG Committee oversees the Company’s objectives, progress, practices, and strategy relating to sustainability and environmental, social, and governance (“ESG”) topics, including climate change. The leaders responsible for these efforts make regular presentations to the NCG Committee regarding the Company’s execution on strategy in these areas. In 2022, the NCG Committee met four times, with sustainability topics addressed in each of these meetings. The full Board of Directors also addressed sustainability topics during its annual strategy meeting.

Sustainability Reporting. In 2019, the Company signed the United Nations Global Compact (“UNGC”), a voluntary pledge to develop and exercise corporate responsibility programs and to increase disclosure of the Company’s sustainable business practices. The UNGC requirements include annual publication of a Communication on Progress documenting steps taken to advance the principles of the UNGC in the areas of Human Rights, Labor, Environment, and Anti-Corruption. In fiscal 2022, we published our third annual sustainability report as part of our commitment to the UNGC. The sustainability report included, for the first time, disclosures covering Scope 1 and 2 emissions data, energy use for our largest manufacturing sites, supplier diversity information, and further alignment to the Sustainability Accounting Standards Board (“SASB”) standards, United Nations Sustainable Development Goals (“SDGs”), and core elements of the Global Reporting Initiative (“GRI”) standards.

We continue to believe that the Company’s participation in the UNGC is the appropriate framework for understanding the Company’s commitment to and efforts in advancing its sustainability strategy and ESG efforts as we evaluate additional frameworks for disclosure. The Company continues to explore appropriate key performance indicators and to consider long-term goals that can make the most of the Company’s sustainability opportunities, as well as additional appropriate frameworks such as those promulgated by SASB and GRI. Additional details about our sustainability efforts, including various sustainability-related policies and a copy of our latest sustainability report, are available at our web site at www.hillenbrand.com/sustainability.

Determinations with respect to Independence of Directors

The Corporate Governance Standards adopted by the Board of Directors, in accordance with New York Stock Exchange listing standards, require the Board to make an annual determination regarding the independence of each of the Company’s directors and provide criteria for making those determinations. The Board made those determinations for each director in December 2022 based on an annual evaluation performed by, and recommendations made by, the NCG Committee.

To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence under the applicable New York Stock Exchange and SEC rules and under the criteria set forth in the Corporate Governance Standards. This year, in making determinations regarding director independence, the NCG Committee evaluated, and the Board considered, certain transactions between the Company and the employers of two of its directors: Cummins, Inc. (“Cummins”), a leading industrial company at which Jennifer W. Rumsey is an executive officer, and Infosys Ltd. (“Infosys”), a global leader in next-generation digital services at which Inderpreet Sawhney is an executive officer.

In regard to Cummins, the applicable transactions took place between the Company’s Mold-Masters and Milacron Injection Molding and Extrusion businesses, which are part of the Company’s Molding Technology Solutions reportable operating segment (“MTS”), and various business units of Cummins. In these transactions during fiscal 2022, Cummins purchased capital equipment and aftermarket parts and service from MTS in the total amount of approximately $1,415,000. In regard to Infosys, the applicable transactions took place between Infosys, the Company, and various of their respective subsidiaries in support of a variety of information technology and other technical matters. In these transactions during fiscal 2022, the Company purchased business process outsourcing services, tech support, and other IT and technical services from Infosys in the total amount of approximately $5,570,000. None of the current services provided by Infosys to the Company constitutes consulting services nor does any relate to legal, financial, or accounting matters.

The NCG Committee recommended, and the Board ultimately determined, that Ms. Rumsey and Ms. Sawhney, respectively, did not have a material interest in the applicable transactions and, therefore, notwithstanding these transactions, neither director had any material relationship with the Company that would preclude her ability to be independent, and, therefore, that each is independent under the applicable New York Stock Exchange and SEC rules and under the criteria set forth in the Corporate Governance Standards.

In reaching these determinations with regard to Ms. Rumsey, the following factors were considered, among others:

●	the customer relationship with Cummins had already been in place with the MTS businesses for years prior to Ms. Rumsey’s election to the Board;

●	Ms. Rumsey’s employment at a customer of the Company was not a consideration in her election as a director, and she is not involved in vendor selection for Cummins;

●	Ms. Rumsey’s compensation at Cummins is not directly impacted by the Company having made these purchases from the MTS businesses; and

●	the amounts involved in these transactions, particularly in comparison to the fiscal 2022 net revenue of the Company and Cummins, are not material.

In reaching these determinations with regard to Ms. Sawhney, the following factors were considered, among others:

●	the vendor relationship with Infosys had already been in place with the Company for more than two years prior to Ms. Sawhney’s election to the Board;

●	Ms. Sawhney is not specifically involved in sales, marketing, or other customer acquisition efforts of Infosys and does not have any part of the sales or service delivery organizations reporting to her;

●	The services provided by Infosys for the Company are not consulting services and are supplied by a variety of employees and service providers who are supervised generally in their work by the Company’s employees;

●	Ms. Sawhney’s employment at a supplier of the Company was not a consideration in her election as a director;

●	Ms. Sawhney’s compensation at Infosys is not directly impacted by the purchases by the Company; and

●	the amounts involved in these transactions, particularly in comparison to the fiscal 2022 net revenue of the Company and Infosys, are not material.

On the basis of these considerations and the materials and the standards described above, the Board determined that each of Gary L. Collar, Helen W. Cornell, Joy M. Greenway, Daniel C. Hillenbrand, Neil S. Novich, Dennis W. Pullin, Jennifer W. Rumsey, Inderpreet Sawhney, and Stuart A. Taylor, II is independent, including for all purposes with respect to their Committee memberships. The Board determined that Kimberly K. Ryan does not meet the director independence standards because of her current service as President and CEO of the Company. Accordingly, Ms. Ryan does not serve on the Audit, Compensation, or NCG Committees of the Board of Directors.

Committees of the Board of Directors

It is the general policy of the Company that significant decisions be considered by the Board as a whole. As a consequence, the standing committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly held company. Currently those committees are the Audit Committee, Compensation Committee, NCG Committee, and Mergers and Acquisitions Committee, each of which has a written charter adopted by the Board of Directors. The NCG Committee recommends the members and chairpersons of those committees to the Board. The Audit Committee, Compensation Committee, and NCG Committee are made up only of independent directors. Membership on these committees as of January 12, 2023, is shown in the following chart:

Audit	Compensation and Management Development	Mergers and Acquisitions	Nominating/Corporate Governance
Joy M. Greenway Daniel C. Hillenbrand Neil S. Novich ♦ Inderpreet Sawhney ♦ Committee Chairperson	Gary L. Collar ♦ Helen W. Cornell Dennis W. Pullin Jennifer W. Rumsey Stuart A. Taylor, II	Helen W. Cornell Neil S. Novich Stuart A. Taylor, II ♦	Gary L. Collar Helen W. Cornell ♦ Joy M. Greenway Daniel C. Hillenbrand Neil S. Novich Dennis W. Pullin Jennifer W. Rumsey Inderpreet Sawhney Stuart A. Taylor, II

The current charter for each of the Board’s standing committees is available on the Company’s web site at www.hillenbrand.com and is available in print to any shareholder who requests it through the Company’s Investor Relations Department.

Audit Committee. The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls, as well as all financial- and cyber-related risks facing the Company, the ethics and compliance function, and information technology and cybersecurity matters, including the extent to which internal and external auditors review IT systems, applications, and security. The Audit Committee annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal, and regulatory compliance that management or the Board has established, the organizational structure of the Company’s ethics and compliance function, cybersecurity practices, and the internal and external audit processes of the Company. Each current member of the Audit Committee is independent under SEC Rule 10A-3 and New York Stock Exchange listing standards.

Each member of the Audit Committee meets the financial literacy guidelines established by the Board in the Audit Committee Charter. The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business. In addition, the Board of Directors has determined that Messrs. Novich and Hillenbrand and Ms. Greenway are each an “audit committee financial expert” as that term is defined in Item 407(d) of SEC Regulation S-K.

Compensation and Management Development Committee. The Compensation Committee assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation, and other benefits that are internally equitable and externally competitive. As described in more detail in the “Compensation Discussion and Analysis” section, the Compensation Committee is guided by its compensation philosophy – that executives should be fairly compensated for creating appropriate long-term returns for shareholders. As noted above, the Compensation Committee also analyzes and determines the risks, if any, created by our compensation policies and practices. In addition, the Compensation Committee is responsible for reviewing and assessing the talent development and succession strategies concerning the non-CEO officers and key employees of the Company. Each current member of the Compensation Committee is independent as defined by New York Stock Exchange listing standards and SEC rules.

Nominating/Corporate Governance Committee. The Charter for the NCG Committee provides that the primary functions of this Committee are to assist the Board of Directors in (i) ensuring that the Company is operated in accordance with prudent and practical corporate governance standards; (ii) ensuring that the Board consists of an appropriate number of independent directors, sufficient to satisfy the threshold requirements established by the Company’s Corporate Governance Standards, New York Stock Exchange listing standards, and other regulations; and (iii) identifying potential candidates for the Board. Each current member of the NCG Committee is independent as defined by New York Stock Exchange listing standards and SEC rules. The NCG Committee’s functions relating to CEO succession planning and director nominations and compensation are described in more detail below. Many of the NCG Committee’s other responsibilities and activities are described above under the headings “Sustainability and ESG – Board Role,” “Board Composition,” and “Determinations with respect to Independence of Directors.”

CEO Succession Planning. The Board considers CEO succession planning to be at the core of its ability to reach sound decisions that drive shareholder value. Consequently, the NCG Committee, on which all of our independent directors serve, is responsible for ensuring there is an effective succession plan for the Company’s CEO. Our succession plan addresses both a short-term or unexpected loss of our CEO, as well as long-term succession. The appointment of Kimberly K. Ryan as Chief Executive Officer in 2021 was the culmination of a multi-year leadership development and succession planning process. The NCG Committee led this process with the help of an independent external management consultant, and the Board elected Ms. Ryan as Executive Vice President of Hillenbrand in June 2021, to become President and Chief Executive Officer in December 2021. The NCG Committee continues to refine its CEO succession planning process in the context of last year’s CEO transition.

Director Nominations. The NCG Committee’s policy is to consider director candidates recommended by shareholders. Any such recommendations should be communicated to the Chairperson of the NCG Committee in the manner described below under the heading “How You Can Communicate with Directors” and should be accompanied by the information required under the Company’s By-laws for shareholder nominees.

The Company’s By-laws provide that nominations of persons for election to the Board of Directors may be made for any meeting of shareholders at which directors are to be elected by or at the direction of the Board or by any shareholder entitled to vote for the election of directors at the meeting who complies with the required notice procedures. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in “proper written form” to the Secretary of the Company, and any nominee must satisfy the qualifications established by the Board from time to time as contained in the Company’s By-laws and Corporate Governance Standards or posted on the Company’s web site at www.hillenbrand.com, all of which may also be summarized in the proxy statement for the immediately preceding Annual Meeting of shareholders.

To be timely, a shareholder’s notice of nomination must be delivered to or mailed and received by the Secretary at the Company’s principal office (i) in the case of an annual meeting, not later than 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (except that, if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which the Company first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date.

To be in “proper written form,” a shareholder’s notice to the Secretary must set forth the certain information, including:

(i)	the name, age, principal occupation or employment, and address of the proposed nominee;

(ii)	a description of any transaction, agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of the Company) that has been made by or on behalf of such person;

(iii)	a description of any derivative positions in which such person has an interest with respect to Company securities;

(iv)	descriptions of other agreements, such as voting or other related party agreements with the respect to the Company;

(v)	a written representation and agreement by the nominee covering various topics, including independence; and

(vi)	as to such shareholder, and the beneficial owner, if any, on whose behalf such nomination is to be made, the name and record address or principal place of business of such person.

In addition to the information required or requested pursuant to the immediately preceding paragraph or any other provision of its By-laws, the Company may require any nominee or proposed nominee for election to the Board of Directors to furnish any other information (x) that may reasonably be requested by the Company to determine whether such nominee or proposed nominee would be independent under the rules and listing standards of the securities exchanges upon which shares of the Company are listed or traded, any applicable rules of the SEC or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Directors; (y) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee or proposed nominee; or (z) that may reasonably be requested by the Company to determine the eligibility of such nominee or proposed nominee to serve as a Director. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the requirements of SEC Rule 14a-19(b). The foregoing description is qualified in all respects by reference to Section 3.11 of the Company’s By-Laws.

Director Compensation. The NCG Committee also oversees director compensation. The NCG Committee assesses the Company’s director compensation package periodically, but no less frequently than once every three years, to ensure that it reflects competitive market conditions and sound corporate governance practices. In addition, the NCG Committee annually considers and approves non-employee director compensation for that fiscal year, and any changes in director compensation must be approved by the Board. The NCG Committee engaged a compensation consultant to conduct a director compensation study in 2022, resulting in recommended changes in director compensation. These changes were then implemented and are described under the heading “Compensation of Directors” below.

Mergers and Acquisitions Committee. Given the importance of mergers and acquisitions in the Company’s overall strategy, a designated committee of the Board has been formed to focus solely on this area. The Mergers and Acquisitions Committee (the “M&A Committee”) (a) reviews with management and the Board the role of mergers and acquisitions within the Company’s overall growth strategy, (b) provides advice and counsel to management regarding the Company’s various strategic alternatives, with a primary focus on the composition and growth of the Company’s portfolio of businesses, and (c) reviews material mergers, acquisitions, dispositions, or other potential transactions, and provides guidance to management as it prepares to present its conclusions and recommendations to the Board as appropriate. While the M&A Committee reviews significant transactions with management, the authority to approve such transactions rests with the Board as a whole.

Certain Relationships and Related Person Transactions

The Corporate Governance Standards for the Board require that all transactions between the Company or its subsidiaries and any “related person” (as such term is defined in applicable securities regulation) must be reviewed and pre-approved pursuant to the terms of the Company’s Related Person Transaction Policy. The Related Person Transaction Policy requires approval of such transactions by the NCG Committee, in the case of material or disclosable transactions, or by the Chairperson of that Committee, in the case of immaterial and non-disclosable transactions. The Related Person Transaction Policy requires that the NCG Committee or its Chairperson, as applicable, consider all relevant facts and circumstances of the transaction, including the commercial reasonableness of the terms, the benefit and perceived benefit to the Company, the availability of alternative transactions, the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. If the related person is an independent director (or an immediate family member of an independent director), then the impact on the director’s independence must also be considered.

The NCG Committee reviews potential related person transactions in connection with independence determinations for each director. In fiscal 2022, the NCG Committee identified no transactions in which any related person had a material interest that would require disclosure.

How You Can Communicate with Directors

Shareholders of the Company and other interested persons may communicate with the Chairperson of the Board, the chairpersons of the Board’s committees, or the non-management directors of the Company as a group, by sending an email to our Investor Relations Department at investors@hillenbrand.com. The email should specify which of the foregoing is the intended recipient so that it can be forwarded accordingly.

Attendance at Meetings

Directors are expected to attend each Annual Meeting. The Chairperson of the Board generally presides at the Annual Meetings of shareholders, and the Board holds one of its regular meetings in conjunction with each Annual Meeting. All of the then-serving directors attended the Company’s 2022 Annual Meeting.

The Board held a total of seven meetings during the fiscal year ended September 30, 2022. During the same fiscal year, the Compensation Committee held nine meetings, the NCG Committee held four meetings, the Audit Committee met seven times, and the M&A Committee met eight times. Each director attended at least 75 percent of the aggregate number of meetings of the full Board of Directors and the number of meetings of the committees on which he or she served during his or her tenure in fiscal 2022.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee had no interlocks or insider participation during fiscal 2022. Specifically, during fiscal 2022, directors Collar, Cornell, Loughrey, Pullin, Rumsey, and Taylor served on the Compensation Committee of the Company, and none of them:

●	Is or has at any time been an officer or employee of the Company or any of its subsidiaries; or

●	Has or has had at any time any direct or indirect material interest in an existing or proposed transaction involving more than $120,000 in which the Company is, was, or was proposed to be a participant, or that is otherwise required to be disclosed by us under the proxy disclosure rules.

Also in that regard, during fiscal 2022, none of our executive officers served as a member of the board of directors or on the compensation committee of any other company that had an executive officer who served on our Board of Directors or our Compensation Committee.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

In furtherance of our stated goal of creating shareholder value over the long term, we believe it is important for our directors and executive officers to own stock in the Company. In that regard, each non-employee director is required, within five years after becoming a director, to own and maintain ownership of a minimum number of shares of our common stock equal in value to five times his or her annual cash compensation. In addition, non-employee directors are required to hold any vested shares of stock awarded as part of their annual equity compensation until after the director ceases to serve on the Board,8 a change in control of the Company, or the director’s death or permanent and total disability. Similar ownership requirements for our Named Executive Officers and other executive officers are further described in the “Compensation Discussion and Analysis” section of this proxy statement. In all cases, such ownership may, for purposes of the holding requirements, include shares of restricted stock and time-based restricted stock units but neither shares that underlie unexercised stock options, nor performance-based restricted stock units. The table below shows shares beneficially owned by our directors and executive officers as of December 19, 2022.

Security Ownership of Directors:

Name	Shares (1) Beneficially Owned As Of December 19, 2022	Percent Of Total Shares Outstanding

Helen W. Cornell – Chairperson	42,687 (2)	*

Gary L. Collar	24,146 (3)	*

Joy M. Greenway	32,653 (4)	*

Daniel C. Hillenbrand	261,471 (5)	*

Neil S. Novich	53,162 (6)	*

Dennis W. Pullin	3,770 (7)	*

Jennifer W. Rumsey	6,108 (8)	*

Kimberly K. Ryan	287,700 (9)	*

Inderpreet Sawhney	3,463 (10)	*

Stuart A. Taylor, II	71,458 (11)	*

8 For awards granted prior to May 2014, directors must hold the underlying shares of common stock of the Company through the end of six months after they cease serving as a director; for awards granted in May 2014 or later, directors must hold the underlying shares of common stock of the Company through one day after the director ceases serving.

Security Ownership of Named Executive Officers:

Name	Shares (1) Beneficially Owned As Of December 19, 2022	Percent Of Total Shares Outstanding

Joe A. Raver	65,564 (12)	*

Robert M. VanHimbergen	7,470 (13)	*

Kristina A. Cerniglia	155,011 (14)	*

Aneesha Arora	400 (15)	*

Nicholas R. Farrell	85,832 (16)	*

Christopher H. Trainor	142,780 (17)	*

All directors and executive officers of the Company as a group, consisting of 22 persons**	1,401,310 (18)	2.0%

*	Ownership is less than one percent of the total shares outstanding.

**	Excludes Mr. Raver and Ms. Cerniglia, who were not serving as executive officers of the Company as of December 19, 2022.

(1)	The Company’s only class of equity securities outstanding is common stock without par value. Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. None of the shares beneficially owned by directors or executive officers is pledged as security. Information regarding shares beneficially owned by Ms. Ryan, our President and CEO at the end of the 2022 fiscal year, is included in the “Security Ownership of Directors” table above.

(2)	Includes 1,500 shares held by a trust of which Ms. Cornell is trustee, and 41,187 restricted stock units held on the books and records of the Company.

(3)	Includes 24,146 restricted stock units held on the books and records of the Company.

(4)	Includes 32,653 restricted stock units held on the books and records of the Company.

(5)	Includes (i) 1,000 shares directly owned by Mr. Hillenbrand; (ii) 13,364 restricted stock units held on the books and records of the Company; and (iii) 247,107 shares indirectly beneficially owned by Mr. Hillenbrand, consisting of (a) 135,863 shares owned by Clear Water Capital Partners, LP, (b) 8,631 shares owned by John and Joan GC TR FBO (John, Rose and Olivia), with respect to which Mr. Hillenbrand is a co-trustee, (c) 5,754 shares owned by John and Joan GC TR FBO (Eleanor and Sarah), with respect to which Mr. Hillenbrand is a co-trustee, with respect to which Mr. Hillenbrand disclaims beneficial ownership, (d) 48,611 shares owned by Hillenbrand II TR FBO (John, Rose and Olivia), with respect to which Mr. Hillenbrand is a co-trustee, (e) 28,248 shares owned by John and Joan CRT IMA, with respect to which Mr. Hillenbrand is a co-trustee, and (f) 20,000 shares owned by Anne Hillenbrand Singleton Trust, with respect to which Mr. Hillenbrand disclaims beneficial ownership.

(6)	Includes 49,862 restricted stock units held on the books and records of the Company and 3,300 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan.

(7)	Includes 3,770 restricted stock units held on the books and records of the Company.

(8)	Includes 6,108 restricted stock units held on the books and records of the Company.

(9)	Includes 100,917 shares directly owned by Ms. Ryan, as well as (a) 176,850 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2022, and (b) 9,933 restricted stock units that could vest within 60 days of December 19, 2022. Does not include 35,765 restricted stock units that vest in future years pursuant to terms described under the table “Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022” in Part III under “Executive Compensation.”

(10)	Includes 3,463 restricted stock units held on the books and records of the Company.

(11)	Includes 59,408 restricted stock units held on the books and records of the Company and 12,050 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan.

(12)	Mr. Raver retired from his position as President and CEO and a director of the Company effective as of December 30, 2021. Includes 65,564 shares directly owned by Mr. Raver.

(13)	Includes 7,470 shares directly owned by Mr. VanHimbergen. Does not include 78,571 restricted stock units that vest in future years pursuant to terms described under the table “Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022” in Part III under “Executive Compensation.”

(14)	Ms. Cerniglia stepped down as Senior Vice President and CFO effective as of April 29, 2022. She remained an employee of the Company through May 30, 2022. Includes 77,545 shares directly owned by Ms. Cerniglia, as well as 77,466 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2022.

(15)	Includes 400 shares directly owned by Ms. Arora. Does not include 38,241 restricted stock units that vest in future years pursuant to terms described under the table “Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022” in Part III under “Executive Compensation.”

(16)	Includes 24,221 shares directly owned by Mr. Farrell, as well as 61,611 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2022. Does not include 53,278 restricted stock units that vest in future years pursuant to terms described under the table “Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022” in Part III under “Executive Compensation.”

(17)	Includes 57,479 shares directly owned by Mr. Trainor, as well as 85,301 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2022. Does not include 72,832 restricted stock units that vest in future years pursuant to terms described under the table “Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022” in Part III under “Executive Compensation.”

(18)	Includes 291,827 shares directly owned by the applicable director or executive officer, 596,155 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 19, 2022, 249,371 restricted stock units held on the books and records of the Company (including any restricted stock units that could vest within 60 days of December 19, 2022), 86,990 shares held by trusts, 135,863 shares owned by limited partnerships, 25,754 shares with respect to which the director disclaims beneficial ownership, and 15,350 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan. Does not include 364,080 restricted stock units awarded to executive officers that vest in future years pursuant to their terms including, if applicable, as described under the table “Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022” in Part III under “Executive Compensation.”

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”), the Company’s directors, certain of its officers, and any person holding more than 10 percent of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. The Company is required to report in this proxy statement any failure to file on a timely basis any reports required by Section 16(a) during the fiscal year ended September 30, 2022 or prior fiscal years. Based solely on a review of filings made electronically with the SEC, the Company believes that these filing requirements were satisfied by its directors, officers, and 10 percent beneficial owners, except that, as a result of administrative errors, Megan A. Walke, Vice President and Chief Accounting Officer, filed one late report in fiscal 2022 with respect to the vesting of 950 Restricted Stock Units and corresponding tax withholding.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF MORE THAN 5 PERCENT OF THE COMPANY’S COMMON STOCK

The following table provides information regarding all persons or entities known to us that, as of the date indicated, were beneficial owners of more than 5 percent of the Company’s common stock.

Name	Shares Beneficially Owned As Of December 19, 2022		Percent Of Total Shares Outstanding

BlackRock Inc. 55 East 52nd Street New York, NY 10055	11,643,487	(1)	16.8%

The Vanguard Group P.O. Box 2600, V26 Valley Forge, PA 19482	8,041,528	(2)	11.6%

Clarkston Capital Partners, LLC 91 West Long Lake Road Bloomfield Hills, MI 48304	5,309,865	(3)	7.7%

(1)	This information is based on a Schedule 13G/A filed by BlackRock Inc. with the SEC on January 27, 2022; and reflects sole dispositive power with respect to all shares and sole voting power with respect to 11,416,639 shares, thus indicating no voting power with respect to 226,848 shares.

(2)	This information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022; reflects sole dispositive power with respect to 7,872,026 shares, and shared dispositive power with respect to 169,502 shares; and reflects shared voting power with respect to 105,840 shares, thus indicating no voting power with respect to 7,935,688 shares.

(3)	This information is based on a Schedule 13G/A filed by Clarkston Capital Partners, LLC with the SEC on February 10, 2022. Clarkston Capital Partners, LLC, an investment advisor, reports shared dispositive power and shared voting power with Clarkston Companies, Inc., Modell Capital LLC, Jeffrey A. Hakala, Gerald W. Hakala, and Jeremy J. Modell with respect to all shares.

EXECUTIVE COMPENSATION

Introduction

This “Executive Compensation” section encompasses several parts. Part I, our Compensation Discussion and Analysis, provides detailed information about our executive compensation philosophy, policies, actions, decisions (and the bases for such decisions), and procedures as they relate to our executive officers who are included in the compensation disclosures in this proxy statement pursuant to SEC rules – persons who are identified as our Named Executive Officers. This part is organized as follows:

●	Our Executive Compensation Philosophy and Focus on Performance-Based Compensation

●	Unique Circumstances in Fiscal 2022

●	Factors Considered in Setting Compensation

●	Compensation of Our Named Executive Officers for Fiscal 2022

●	Retirement and Savings Plans

●	Employment Agreements and Termination Benefits

●	Other Personal Benefits

●	Compensation-Related Policies

The remaining parts of this “Executive Compensation” section are as follows:

●	Part II is a report from the Compensation Committee of our Board of Directors.

●	Part III presents numerous tables that report in detail the compensation of, and the potential amounts payable by the Company under certain contractual agreements with, the Named Executive Officers.

●	Part IV provides information regarding the engagement of Pay Governance LLC (“Pay Governance”), the Compensation Committee’s independent compensation consultant.

●	Part V provides information relating to the compensation-related risk assessment and management strategies employed by the Company.

●	Part VI discloses our CEO pay ratio information pursuant to Item 402(u) of Regulation S-K.

●	Part VII describes our anti-hedging and anti-pledging policies.

We encourage you to keep two basic thoughts in mind as you read the Executive Compensation section of the proxy:

●	First, the compensation of our Named Executive Officers is set by our Compensation Committee, which is a committee of independent directors.

●	Second, a significant portion of each Named Executive Officer’s compensation is variable based on the performance of the Company or its applicable business unit(s), as well as individual performance. This structure is designed to align compensation with the interests of the shareholders of the Company.

PART I: COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation program and how it operates for our Named Executive Officers. It also discusses the principles underlying our compensation policies and decisions, along with the impacts to our executive compensation of the final year of the integration of Milacron Holdings Corp. (“Milacron”), the COVID-19 pandemic, and the transitions of our CEO and CFO roles in fiscal 2022.

SEC rules identify our “Named Executive Officers” as those persons who served as (i) our principal executive officer during the year ended September 30, 2022, (ii) our principal financial officer during the year ended September 30, 2022, and (iii) our other three most highly compensated executive officers for the year ended September 30, 2022.  Effective December 30, 2021, Joe A. Raver retired from his position as President and CEO of the Company and, at such time, Kimberly K. Ryan was appointed to succeed him. In addition, Kristina A. Cerniglia stepped down as our Senior Vice President and Chief Financial Officer on April 29, 2022, at which time Robert M. VanHimbergen succeeded her in that role.9 Accordingly, as a result of these individuals having served as principal executive officer or principal financial officer during the fiscal year, our Named Executive Officers for 2022, with their principal positions, are:

Kimberly K. Ryan	President and Chief Executive Officer (effective December 30, 2021)
Joe A. Raver	Former President and Chief Executive Officer (until December 30, 2021)
Robert M. VanHimbergen	Senior Vice President and Chief Financial Officer (effective April 30, 2022)
Kristina A. Cerniglia	Former Senior Vice President and Chief Financial Officer (until April 29, 2022)
Aneesha Arora	Senior Vice President and Chief Human Resources Officer
Nicholas R. Farrell	Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer
Christopher H. Trainor	Senior Vice President and President of Batesville

Our Executive Compensation Philosophy and Focus on Performance-Based Compensation

We believe that Hillenbrand’s executives should be fairly compensated for creating appropriate long-term returns for shareholders. Our Compensation Committee has adopted the following Executive Compensation Philosophy, which describes the principles of our executive compensation program.

The executive compensation program is designed to effectively compensate officers and key management personnel with base salary and appropriately balanced short-term and long-term incentive compensation, and other benefits that attract, motivate and retain superior leadership talent while advancing the long-term interests of Hillenbrand’s shareholders.

The compensation program is based on the following principles:

9 Ms. Cerniglia remained an employee of the Company through May 30, 2022.

●      Maintaining high standards of governance and reinforcing the absolute requirement for ethical behavior consistent with the Company’s values in all practices;

●      Structuring short-term incentive targets that lead to long-term growth and value creation for shareholders;

●      Motivating management to achieve superior results by linking compensation and performance;

●      Differentiating compensation among executives based on both business unit and individual performance during the year;

●      Offering and maintaining compensation programs which are competitive against relevant industry peer group median and market practice benchmarks obtained through proxy materials as well as published survey information, with actual positioning for individual executives varying based on factors such as sustained performance, experience, and strategic impact;

●      Having an appropriate portion of at-risk compensation based on market practice, that, in combination with stock ownership requirements for our top executives, focuses the attention of our executives on driving and increasing shareholder value;

●      In the case of unforeseen events, allowing the Compensation Committee to exercise its discretion in the administration of the compensation program to motivate executives to act in the best interest of shareholders and the Company;

●      Discouraging unnecessary and excessive risk taking that may have a material adverse impact on the Company; and

●      Reflecting the Company’s commitment to initiatives in environmental, social, and governance and diversity, equity and inclusion areas, as well as internal pay equity.

Compensation Program Features and Best Practices. Our compensation philosophy and the principles described above serve as the foundation for our executive compensation program. Building on this foundation, our Compensation Committee and the full Board continually seek improvement and alignment with best practices – both in our compensation program itself and in our corporate governance practices that support it – by soliciting feedback from shareholders and consulting the Company’s independent compensation consultant and other advisors. The result is a compensation program characterized by certain distinct features highlighted below that strengthen the performance orientation of our executive compensation program and reflect our ongoing commitment to align executive pay with long-term shareholder value.

Our Focus on Performance-Based Compensation. The central theme of the compensation philosophy of Hillenbrand and our Compensation Committee is that a significant portion of each Named Executive Officer’s compensation will be “performance-based” and, therefore, at risk. This theme is highlighted in the table below. We use a thorough process for determining Named Executive Officer compensation, including a review of peer group compensation data and pay practices.

Key Components Of 2022 Compensation Program	Description And Purpose
Base Salary	Fixed compensation intended to provide a base level of income regardless of performance and aid in the attraction and retention of talent in a competitive market.
Short-Term Incentive Compensation (“STIC”)	Performance-based annual cash bonus designed to motivate and reward executives based on achieving individual performance goals and individual contributions to Company (Hillenbrand or its business units, where applicable) collective performance goals for a given fiscal year. Also aids in the attraction and retention of talent in a competitive market.
Long-Term Incentive Compensation (“LTIC”)

Two-thirds consist of performance-based annual equity awards with a three-year vesting period and one-third consists of restricted stock units that vest ratably over three years and share some of the same characteristics of performance-based awards, together designed to reward executives for creating long-term shareholder value, as well as to motivate future contributions and decisions aimed at increasing shareholder value. Also aids in the attraction and retention of talent in a competitive market.

The Compensation Committee considers time-based restricted stock units to be “at risk,” even though not performance based, since the value fluctuates based on stock price performance and vesting of the full award is contingent upon continued service.

Retirement and Other Benefits	Fixed component of compensation intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide opportunity to save for retirement (401(k)).
Post-Termination Compensation (Severance and Change in Control)	Severance program designed to allow executives to focus on acting in the best interests of shareholders regardless of the impact on their own employment.

Target Core Compensation Mix. The Company’s approach to core compensation described above has generally produced a core compensation mix of approximately 20 percent base salary, 20 percent STIC, and 60 percent LTIC for our President and CEO. As shown in the chart below, in fiscal 2022, with respect to her service as President and CEO, approximately 82 percent of the target core compensation of Ms. Ryan, the Company’s current President and CEO, was considered at risk10 by our Compensation Committee, while 18 percent was fixed.11 Furthermore, the majority of Ms. Ryan’s compensation as the Company’s CEO, consistent with prior years for Mr. Raver, was explicitly performance-based. Given the role of the CEO in ultimately driving results throughout the organization, the Compensation Committee believes the resulting emphasis on performance-based, at-risk compensation – and in particular, long-term incentives – is appropriate and in the best interests of shareholders. Ms. Ryan’s target core compensation mix is shown in further detail in the chart below.

10 This includes time-based restricted stock units, which the Compensation Committee considers to be “at risk” since the value fluctuates based on stock price performance and vesting of all tranches is contingent upon continued service.

11 Mr. Raver, the Company’s former President and CEO for the first three months of fiscal 2022, did not receive an LTIC award due to his short service period, but in prior years his target core compensation followed a similar proportion.

The approach used for compensation of our other Named Executive Officers is similar to that of our President and CEO, although the other executives generally have a higher percentage of base salary, and a correspondingly lower percentage of STIC and LTIC.

Unique Circumstances in Fiscal 2022

Against the backdrop of the Company’s compensation philosophy and focus on performance-based compensation, fiscal 2022 brought unique circumstances that provided additional context for many of the Compensation Committee’s decisions. Throughout the year, the final full fiscal year of the continuing Milacron integration, and other topics including our CEO transition, remained near the forefront of discussions about executive compensation.

The Milacron Integration. The acquisition of Milacron, completed in fiscal 2020, provided the Company with increased scale and meaningful product diversification, enhancing its ability to serve customers with expanded capabilities across the plastics value chain. The Company has since been engaged in a comprehensive integration project, which proceeded to a successful conclusion during its final full fiscal year in 2022. The Company exceeded the announced target of $75 million in incremental annual run-rate synergies ahead of schedule, despite limitations on some integration activities due to inflation, global supply chain disruptions, and the COVID-19 pandemic.

The Impact of the COVID-19 Pandemic. The challenges brought on by the COVID-19 pandemic continued in various respects into fiscal 2022. Quarantine orders and other restrictive measures taken in response to the COVID-19 pandemic continued to have an impact from time to time in various locations, including in China. The Company kept its momentum in fiscal 2022, despite a challenging macroeconomic environment characterized by cost inflation and pandemic-related and other disruptions across the global supply chain. The Company continues to monitor the global situation to be prepared for any further proactive measures that may be prudent.

Executive Transitions. As previously announced, Joe A. Raver, the Company’s former President and Chief Executive Officer, retired at the end of the first fiscal quarter of 2022 and was succeeded by Kimberly K. Ryan, formerly the Company’s Executive Vice President and, prior to that, President of the Company’s Coperion business. In connection with her election as President and Chief Executive Officer, the Board of Directors approved a new employment agreement and change in control agreement with Ms. Ryan, on substantially similar terms as the Company’s prior such agreement with Mr. Raver.

Also as previously announced, Robert M. VanHimbergen, former Vice President and Corporate Controller at Johnson Controls, joined the Company as Executive Vice President, Finance in March 2022, and assumed the role of Chief Financial Officer effective April 30, 2022. Kristina A. Cerniglia remained as Senior Vice President and Chief Financial Officer through April 2022 to ensure continuity and support an effective transition, at which point she stepped down.

Factors Considered in Setting Compensation

The Compensation Committee continued to diligently apply the principles of our Executive Compensation Philosophy in setting compensation for our Named Executive Officers in fiscal 2022. Indeed, the Compensation Committee considers and analyzes a number of factors when establishing and adjusting the elements of our executive compensation program and the compensation packages for the Named Executive Officers. The Compensation Committee strives to establish compensation packages that enable the Company to attract, retain, and motivate the executive talent needed to operate the Company in a manner that is in the best interests of the shareholders.

The primary factors that the Compensation Committee considers are discussed below. They are not discussed in any order of priority, and no one factor standing alone determines the outcome or is necessarily more important than the others.

Peer Group Data. The Compensation Committee compares the components and levels of our compensation program to those of a selected peer group of companies. Our Compensation Committee believes that we have to remain competitive in comparison to our industry peers in order to attract, retain, and motivate our executive talent.

Our Compensation Committee benchmarks the target compensation of our Named Executive Officers to the 50th percentile of the compensation paid by our peer group, although actual compensation paid in any given year may be above or below the benchmark, as a result of the performance-based nature of our executive compensation program and a variety of other factors that the Compensation Committee considers in setting compensation, including: level and breadth of experience and responsibility of the officer; the complexity of the position; individual performance and growth potential; the difficulty of replacement; the individual’s tenure in his/her role; and internal equity.

The Compensation Committee reviews the composition of the Company’s peer group at least annually and, as appropriate, updates the group to reflect changes among peer companies, industry consolidation, and the Company’s own evolution as a global diversified industrial company. In considering our peer group, our Compensation Committee, aided by its independent compensation consultant, reviews various business attributes and financial metrics to assess whether additions or deletions to the current peer group are appropriate. Qualitative factors considered in developing the peer group include the complexity of a company’s product line, extent of its global operations, and number of business units. Quantitative factors include revenues, EBITDA, market capitalization, enterprise value, and number of employees, among others. In addition, various members of management provide input to the Compensation Committee relative to understanding the Company’s key financial metrics, key competitors for talent, key competitors in the end markets we serve, the Company’s business plan, and other factors. Notwithstanding the above, decisions regarding the composition of the peer group ultimately rest with the Compensation Committee.

In fiscal 2022, the Compensation Committee conducted a detailed review of the peer group and made one change. Colfax Corporation was removed following its spin-off of ESAB Corporation, which was then added to the Company’s peer group. Therefore, the peer group (excluding the Company) for fiscal 2022 consisted of the following 20 companies:12

Acuity Brands, Inc. Crane Co. Donaldson Company, Inc. Dover Corporation ESAB Corporation Flowserve Corporation Fortive Corporation HNI Corporation IDEX Corporation Itron, Inc.	MillerKnoll, Inc. Nordson Corporation Regal Rexnord Corporation Steelcase Inc. Tempur Sealy International, Inc. The Middleby Corporation The Timken Company Waters Corporation Woodward, Inc. Xylem Inc.

Independent Compensation Consultant Expertise. The Compensation Committee engages an independent compensation consultant to provide various items of relevant information and to perform various services in connection with the establishment of the elements of our executive compensation program. The Compensation Committee seeks and considers the expert advice and recommendations of the independent compensation consultant in connection with the design of our compensation program and the establishment of appropriate compensation components and levels with respect to our Named Executive Officers. The Compensation Committee retained Pay Governance as its independent compensation consultant for fiscal 2022.

The independent compensation consultant advises the Compensation Committee on an ongoing basis with regard to the general competitive landscape and trends in compensation matters, including (i) incentive plan design, (ii) peer group selection and competitive market analyses, (iii) compensation risk management, and (iv) developments in emerging trends and practices. The consultant attends meetings of the Compensation Committee and at the request of the Chairperson participates in its executive sessions.

12 Due to acquisition activity in 2021, Herman Miller, Inc. and Rexnord Corporation adopted new names as MillerKnoll, Inc. and Regal Rexnord Corporation, respectively.

See “Compensation Consultant Matters” in Part IV of “Executive Compensation” below for additional information regarding the Compensation Committee’s engagement of Pay Governance as its compensation consultants in fiscal 2022.

Survey Data. In addition to peer group data, the Compensation Committee considers published compensation survey data provided by its independent compensation consultant, focusing on compensation data for companies in the manufacturing industry with revenues within a comparable range of the Company’s revenue. The survey data supplements other factors considered in setting executive compensation as a reference for market compensation levels and is targeted to the specific job responsibilities of our senior executives.

External Market Conditions. When establishing the total compensation of each Named Executive Officer, the Compensation Committee also considers external market conditions, which include competitive pressures for the executive’s particular position within the industry, economic developments, and the condition of the labor markets.

Performance. Individual performance of our Named Executive Officers is evaluated in large part based upon the achievement of collective and personal goals that are evaluated and established by management and approved by the Compensation Committee each year. The goals for fiscal 2022 are described below.

2022 Collective Performance Goals. Management identified and the Compensation Committee approved seven common objectives for all of our Named Executive Officers for fiscal 2022. They were as follows:

●	Ensure successful operating company performance – provide oversight and resources needed to generate profitable organic and acquisition growth, strong cash flows, and improved return on invested capital. This will be accomplished through the establishment of clear goals and objectives, appropriate oversight to ensure goal achievement, a transparent resource allocation process, and a commitment to the HOM.

●	Actively manage the Company’s portfolio to align with its strategy to build scalable platforms – identify prudent acquisition opportunities that meet our strategic criteria, provide attractive long-term returns for shareholders, generate profitable revenue and earnings per share growth, and leverage the HOM. Ensure acquisition success by planning, preparing for, and executing due diligence and integration with excellence, focusing on the critical few key areas of greatest value generation. Identify, plan, prepare for, and execute divestitures and other strategic alternatives as appropriate.

●	Accelerate our progress on developing a strong, deep, and diverse talent pool – ensure the experiences and skill sets necessary to achieve the corporate strategy are present in the organization. This will be accomplished by creating an environment so compelling that we can attract, further develop and retain top talent individuals.

●	Align and execute on our efforts on Environment, Social and Governance (“ESG”) activities – drive substantial improvement in our enterprise-wide performance on sustainability related initiatives to help drive sustainable growth, value for our customers, developmental opportunities for our employees, and contributions to the communities in which we operate.

●	Continue to drive the implementation of the HOM – drive the foundation of the HOM across the enterprise, leveraging the framework to produce sustainable and predictable results. Enhance and teach the organization the fundamentals and management practices at the core of the HOM. Expand the HOM to include additional practices and tools aimed at expanding enterprise value. Implement the HOM in newly acquired companies.

●	Develop world class corporate capabilities to support the Company’s strategy and projected growth – make certain that resources, processes, procedures, technology, and controls are aligned with the Company’s transformation strategy.

●	Execute on year 3 of the Milacron integration with excellence – drive the execution of the integration plan across all work streams with a focus on synergy achievement and long-term shareholder value.

2022 Individual Performance Goals. Unique personal objectives were identified for each of the Named Executive Officers for fiscal 2022, as described below.

Name/Title	Goals
Kimberly K. Ryan	● Develop and execute the Company’s strategy and business plan and achieve the Company’s financial and operational objectives; allocate capital to create shareholder value; lead the Company’s growth initiatives; oversee the Company’s acquisition and divestiture activities; champion the efforts focused on DEI and ESG initiatives designed to drive sustainable growth, value for our customers, developmental opportunities for our employees, and contributions to the communities in which we operate; strengthen the talent pool, capabilities, and competencies of the Company; ensure that the Company engages in appropriate, meaningful, and transparent conversations with key stakeholders; and champion our culture shaping initiative from concept to implementation, driving understanding and adoption across the enterprise.
Joe A. Raver	● Mr. Raver shared all the 2022 goals of Ms. Ryan, other than the final goal relating to culture, which was specific to her in fiscal 2022.
Robert M. VanHimbergen	● Provide financial leadership with excellence to the Company and, where necessary, its subsidiaries; ensure that appropriate processes and procedures for the corporate financial function are in place; ensure that appropriate internal controls to safeguard financial assets and proprietary information are developed and maintained and there is adherence to accounting rules, including those recently adopted; employ Lean throughout the finance function to increase efficiency and effectiveness; manage financial due diligence and integration efforts in the Company’s acquisition activities; ensure there is a high performing corporate finance team with the appropriate experiences and skill sets; and lead all aspects of the Enterprise Risk Management (ERM) process in alignment with the strategy management process with focuses on early identification and mitigating action for significant risks to the business; lead the overall Milacron integration effort, including oversight of the Integration Management Office, developing and approving synergy targets and related action plans to achieve, and ensuring a clear link to the Company’s financial statements.[13]
Kristina A. Cerniglia

Ms. Cerniglia shared all the 2022 goals of Mr. VanHimbergen, as well as:

●         Supervisory responsibility of the IT function;

●         Co-lead the Company’s ESG efforts; and

●         Develop and execute the strategic and operating plans of the Company’s DME business; grow revenue, income before taxes (“IBT”) and cash flow organically by penetrating growing end markets, accelerating geographic expansion and driving improved operational performance; use HOM to realize the full value of the DME organization and to deliver sustainable and predictable results.

13 Given that he joined partway through the fiscal year, Mr. VanHimbergen assumed the applicable goals that had been given to Ms. Cerniglia.

Name/Title	Goals
Aneesha Arora	● Lead the enterprise HR strategy with a focus on building a diverse talent pool to strengthen the capabilities and competencies of the Company and providing a supportive and inclusive environment in which talent can excel; manage the CEO, executive officers, and operating company Presidents succession planning process and ensure that talent pipelines have adequate bench strength across the enterprise; ensure competitive compensation and health and welfare benefit programs are in place to attract and retain top talent; provide support and guidance around compliance programs working collaboratively with the legal function; ensure appropriate HR processes and procedures are in place; employ Lean throughout the HR function to increase efficiency and effectiveness; execute on the digital transformation strategy to include the appropriate human capital management solution for the needs of the business.
Nicholas R. Farrell	● Provide legal counsel with excellence to the Company and, where necessary, its subsidiaries; ensure appropriate processes and procedures for the legal function are in place; oversee all securities and public company governance matters; ensure appropriate compliance programs are in place and followed; co-lead the Company’s ESG efforts; employ Lean throughout the legal function to increase efficiency and effectiveness; manage legal due diligence efforts, transaction documentation, and integration in the Company’s acquisition and divestiture activities; manage all litigation involving the Company; and ensure a high performing legal team with appropriate experiences and skill sets.
Christopher H. Trainor	● Develop and execute the strategic and operating plan of the Batesville and Rotex[14] operating companies; continue to drive HOM to realize the full value of the Batesville organization and to deliver sustainable and predictable results; lead the early adoption phase of Rotex’s HOM efforts by leveraging best practices adopted from the Batesville business; maintain the strong cash flow generation capabilities of Batesville; ensure the organization is sized appropriately to demand; continue to gain efficiencies and maintain margin through Lean.

Aggregate Compensation. The Compensation Committee considers the aggregate value of the Named Executive Officers’ core compensation components of base salary and STIC and LTIC at target levels. The Compensation Committee compares the aggregate amount of these elements for our Named Executive Officers to the aggregate amount of the same elements of executive officer compensation at other companies using peer group and survey data. The Compensation Committee generally targets total direct compensation levels at the median, including for new hires or promotions, but total pay opportunity levels may vary above or below depending on experience level and other factors. For example, a newly hired executive with substantial experience may be provided with above median compensation whereas a newly promoted executive from within the Company may be targeted below the median due to their newness to the position.

Additionally, the Compensation Committee reviews “tally sheets” reflecting all compensation paid to our Named Executive Officers, including retirement and other benefits and perquisites, and amounts potentially payable to them upon a “change in control” of the Company are also periodically reviewed. The Compensation Committee also considers projections as to the potential future value of long-term equity awards made to the Named Executive Officers.

Shareholder Say on Pay Vote. At each Annual Meeting of the Company’s shareholders since 2011, the Company has held a “Say on Pay Vote,” which is a non-binding advisory resolution stating that shareholders approve the compensation paid to the Company’s Named Executive Officers. The Compensation Committee carefully considers the results of this vote each year. Company shareholders have approved the Say on Pay Vote with over 94 percent support each year for the past nine years. The Compensation Committee believes that the historical level of support for these votes reflects favorably on the Company’s executive compensation program and the actions taken by our Compensation Committee.

14 Mr. Trainor took over secondary supervisory responsibilities of the Company’s Rotex business in connection with the CEO transition in 2021. In June 2022, Ulrich Bartel, President of Coperion, Senior Vice President of the Company and President of the Company’s Advanced Process Solutions (APS) segment, assumed supervisory responsibilities of the Rotex business.

Compensation of Our Named Executive Officers for Fiscal 2022

Compensation-Setting Process. Prior to or shortly after the start of each fiscal year, our Compensation Committee and its consultant, as well as our President and CEO, take steps to establish that year’s compensation program and performance for the preceding fiscal year as shown in the table below.

Compensation Consultant	Compensation Committee
Develops Executive Compensation Market Analysis (“ECMA”) that reports competitive compensation data using disclosures from the Company’s compensation peer group, supplemented with data from industry-relevant, published compensation surveys.	Discusses the recommendations, reviews individual performance, and considers Company performance data and competitive benchmark information for all Named Executive Officers.
Solicits feedback from each director regarding the CEO’s performance during the prior year, with feedback based on CEO’s self-review and each director’s own independent evaluation.
Meets in executive session with the full Board without the CEO present to determine the CEO’s performance-based compensation for the current fiscal year and core compensation for the following fiscal year.[15]
President and CEO	Approves base salaries and target STIC and LTIC awards for all Named Executive Officers for the new fiscal year.
Develops recommendation for Named Executive Officer compensation (other than her own) based on ECMA.[16]	Determines the performance objectives of and the formula to calculate the STIC and LTIC awards for the new fiscal year, along with the LTIC award mix for all Named Executive Officers.
Develops self-review for her individual performance in the prior year.	With support from the Company’s internal audit team, certifies performance and confirms the computation of the actual STIC awards to be paid to the Named Executive Officers with respect to the prior fiscal year.

The individual components of our Named Executive Officers’ 2022 compensation packages are described in further detail below.

15 A summary of these discussions is provided to the CEO and is also used to set the CEO’s compensation and leadership goals for the following year.

16 In fiscal 2022, then-Executive Vice President Kimberly K. Ryan led the development of these recommendations as part of the CEO transition.

Base Salaries. Our Named Executive Officers were paid the following base salaries17 during the fiscal year ended September 30, 2022:

Name	Base Salary
Kimberly K. Ryan	$784,462
Joe A. Raver	$232,212
Robert M. VanHimbergen	$269,231
Kristina A. Cerniglia	$392,943
Aneesha Arora	$328,846
Nicholas R. Farrell	$510,962
Christopher H. Trainor	$510,962

The Compensation Committee believes these salaries are appropriate in light of available comparative data and the total mix of compensation for each of these officers and necessary in order to provide a guaranteed level of income to aid in the attraction and retention of talent in a competitive market. Salary amounts in the table reflect those actually paid in the case of partial years of service, where applicable, and annualized salary amounts would be $875,000 for Mr. Raver, $500,000 for Mr. VanHimbergen, $582,686 for Ms. Cerniglia, and $450,000 for Ms. Arora.

Annual Cash Incentive Awards

The payment of annual cash STIC to our Named Executive Officers for fiscal 2022 was formula-based and governed by our Third Amended and Restated Short-Term Incentive Compensation Plan for Key Executives (“STIC Plan”).18 The STIC Plan is designed to motivate our Named Executive Officers to perform and to meet both collective and individual objectives, including to contribute to Company and, where applicable, business unit performance goals, by providing for performance-based incentive compensation. To support this design, the STIC Plan contains provisions that specifically contemplate awards based on performance periods that may differ from our fiscal year; permits the use of various award types, including discretionary bonuses; and provides authority to adjust performance goals or related achievement levels to reflect changes in business operations, corporate transactions, or similar events. Our STIC Plan is consistent with our philosophy that employees should share in the Company’s success when our short-term financial objectives are achieved, as we believe such achievement ultimately results in creating value for our shareholders. The potential to be paid short-term cash incentive awards plays an important role in the attraction and retention of our Named Executive Officers.

At the beginning of each fiscal year, the Compensation Committee approves each Named Executive Officer’s target STIC award. The target STIC award opportunities for our Named Executive Officers for 2022, expressed as a percentage of annual base salary, remained generally unchanged from 2021 levels, other than an increase in Ms. Ryan’s target STIC award opportunity to reflect her promotion to Chief Executive Officer. These appear below.

17 The salary amounts shown in this table vary slightly from those shown in the “Summary Compensation Table” in Part III below because this table reflects salary actually paid during the fiscal year, while the “Summary Compensation Table” is presented based on salary earned during the fiscal year. The salary paid shown in this table is the basis used for the annual cash incentive calculation described in this proxy statement.

18 As previously disclosed, the STIC Plan was amended effective fiscal 2022 to expressly expand the list of potential performance goals to include additional financial and operational metrics, as well as diversity, equity, and inclusion (DEI) and ESG metrics.

Name	2022 Target STIC Opportunity (as a % of base salary)
Kimberly K. Ryan	105%[19]
Joe A. Raver	120%
Robert M. VanHimbergen	75%
Kristina A. Cerniglia	75%
Aneesha Arora	60%
Nicholas R. Farrell	70%
Christopher H. Trainor	75%

Our formula for calculating the STIC awards payable to our Named Executive Officers for fiscal 2022 was as follows:

For 2022, the Company Performance Factor was based on achievement of designated levels of “Adjusted IBT,” “Net Revenue,” and “Cash Conversion Cycle” (or CCC), each of which is further described in Appendix A. These performance metrics translate to operational and financial performance, efficiency, and sustainable improvement. The metrics generally track the performance of Hillenbrand, Inc. on a consolidated basis, but for a Named Executive Officer who has direct responsibility to a business unit other than Hillenbrand, Inc., 75 percent of the Company Performance Factor is allocated to the performance of the relevant business unit(s), as set forth in the following chart:

	Percentage Of Company Performance Factor Allocated To….
Name	Hillenbrand	Batesville
Kimberly K. Ryan	100%	–
Joe A. Raver	100%	–
Robert M. VanHimbergen	100%	–
Kristina A. Cerniglia	100%	–
Aneesha Arora	100%	–
Nicholas R. Farrell	100%	–
Christopher H. Trainor	25%	75%

19 This percentage reflects a blended rate of 90 percent for three months of the fiscal year until her election as Chief Executive Officer and 110 percent for the nine months of the fiscal year thereafter.

The Compensation Committee determined for 2022 to return to a single twelve-month performance period, rather than the two six-month performance periods used in 2021, given the declining effects from the COVID-19 pandemic. As a result, financial performance targets under the STIC Plan for each of Hillenbrand and its applicable operating divisions, along with the actual results and payout levels,20 were as follows:

Hillenbrand	Weight	Threshold	Target	Maximum	Actual Results	Payout Level
Adjusted IBT[21]	50%	$215.5	$430.9	$646.4	$433.6	101.2%
Net Revenue	25%	$1,513.4	$3,026.7	$4,540.1	$3,242.0	114.2%
CCC	25%	60.1 days	50.1 days	40.1 days	43.7 days	164.3%
Company Performance Factor for Hillenbrand (Consolidated)						120.2%

Batesville	Weight	Threshold	Target	Maximum	Actual Results	Payout Level
Adjusted IBT	50%	$50.7	$101.4	$152.0	$119.9	136.7%
Net Revenue	25%	$277.1	$554.2	$831.4	$626.6	126.1%
CCC	25%	47.5 days	39.6 days	31.7 days	22.3 days	200.0%
Company Performance Factor for Batesville						149.9%

In the fall of 2021, the Compensation Committee set the performance targets for fiscal 2022 to account for the significant uncertainty in the global markets at the time related to the COVID-19 pandemic and continued global supply chain disruptions. As a result, certain targets were set slightly lower than the prior year’s actual achievement levels. Specifically, Batesville’s Adjusted IBT and Net Revenue targets were set in recognition of the expected fewer deaths associated with the declining effects of the COVID-19 pandemic during the year, which is therefore also reflected in the consolidated Hillenbrand Net Revenue target. In addition, the fiscal 2022 Order Intake target for the Company’s Coperion operating company was set slightly lower than its record fiscal 2021 achievement level due to ongoing supply chain uncertainty, which is likewise therefore also reflected in the consolidated Hillenbrand Net Revenue target.22 For similar reasons, the Compensation Committee also maintained the wider and flatter performance and payout curves that were first applied in fiscal 2021 in order to reduce the volatility of potential payout percentages relating to Adjusted IBT and Revenue. This step was designed to decrease the likelihood of not only an inappropriately low payout, which could have created retention risk for our workforce, but also an inappropriately high payout, which could have undermined the Company’s compensation philosophy. The following table shows the fiscal 2022 performance and payout curves:

20 As part of the annual compensation setting process, the Compensation Committee translates percentage achievement of each STIC component into the payout levels used to arrive at the overall Company Performance Factor. Adjusted IBT and Net Revenue are shown in millions.

21 Adjusted IBT at the Hillenbrand level reflects the impact of the full amount of corporate overhead costs for the enterprise.

22 For Coperion, Order Intake is included in Hillenbrand Net Revenue in lieu of Coperion Net Revenue because of the length of Coperion’s business cycles.

	Threshold	Target	Maximum
Adjusted IBT	0%	100%	200%
Revenue	0%	100%	200%
CCC	50%	100%	200%

Unlike with the payout curves for Adjusted IBT and Revenue, the Cash Conversion Cycle curve has remained unmodified in recent years because the Compensation Committee determined that the pandemic and supply chain disruptions were not likely to have the same kind of potentially distortive impacts on CCC as on the other components.

The Compensation Committee periodically evaluates the appropriateness of individual STIC components and makes changes as warranted. A prior result of this evaluation was to adopt the Company’s Adjusted IBT measure (in place of the prior STIC IBT measure) in order to more closely align with our external reporting. Continuing along this path, for fiscal 2023, the Compensation Committee has determined, among other STIC program updates, to replace Adjusted IBT with an Adjusted EBITDA measure. The updated measure further aligns internal compensation with externally reported metrics while preserving the overall focuses of top- and bottom-line growth, together with healthy cash generation, and the Company’s balance of STIC components.

The definitions for each of the STIC performance metrics are set forth in Appendix A. Each of these performance metrics is also adjusted for the effects of certain unusual or infrequent items, which are generally determined in advance by the Compensation Committee during or as close as possible to the first quarter of each performance period and may include, among other things:

–	acquisitions made during the fiscal year (plan targets are adjusted accordingly);

–	divestitures made during the fiscal year (plan targets are adjusted accordingly); and

–	the foreign exchange translation of income statements at exchange rates that differ from those assumed in the STIC Plan.

The final results for these performance metrics are used to calculate the Company Performance Factor at the end of the applicable performance period. After the end of the fiscal year, the Board or Compensation Committee assigns an Individual Performance Factor to each Named Executive Officer based on its review of the CEO’s assessment of the officer’s performance during the performance period, including performance relative to his or her individual and collective objectives described above under the heading “Factors Considered in Setting Compensation.” For fiscal 2022, this review was conducted once, at the end of the fiscal year. The Individual Performance Factor can range from 1.0x at target performance, to 1.2x for superior performance, and below 1.0x if target levels have not been achieved.

For fiscal 2022, STIC awards for our Named Executive Officers were calculated as described above, and the Compensation Committee certified performance and confirmed the following calculation:

Name	Target STIC Award[23]	x	Applicable Company Performance Factor	x	Individual Performance Factor	=	Total STIC Award Paid
Kimberly K. Ryan	$827,862		120.2%		105%		$1,044,844
Joe A. Raver	$278,654		120.2%		100%		$334,942
Robert M. VanHimbergen	$201,923		120.2%		105%		$254,847
Kristina A. Cerniglia	$294,707		120.2%		100%		$354,238
Aneesha Arora	$197,308		120.2%		105%		$249,022
Nicholas R. Farrell	$357,673		120.2%		110%		$472,915
Christopher H. Trainor	$383,221		142.5%		105%		$573,395

Cash-Based Sign-On and Retention Awards in Fiscal 2022

As described above, the Company’s annual STIC program is designed to motivate our Named Executive Officers to perform and is the primary vehicle for performance-based cash compensation. But when advisable under the circumstances, the Compensation Committee may consider additional compensation for certain key executives.

As previously disclosed, in September 2021 the Compensation Committee approved a one-time cash retention award for Kristina A. Cerniglia, the Company’s Senior Vice President and Chief Financial Officer, given the essential role of the finance function and in order to support her retention and business continuity during the CEO transition. The Compensation Committee also considered Ms. Cerniglia’s skills and experience, sustained high performance, and long tenure at the Company in making this award. The cash award vested in full in accordance with its terms and was paid during fiscal 2022.

In fiscal 2022, the Compensation Committee also approved a one-time sign-on cash-based award for Aneesha Arora, the Company’s new Senior Vice President and Chief Human Resources Officer. The Compensation Committee worked with its independent compensation consultant to develop this cash-based award, which was complemented by sign-on time-based and annual performance-based RSU awards for fiscal 2022, further described under the heading “Non-recurring Awards in Fiscal 2022” below. The cash portion of this award package had two components, consisting of (1) a short-term award with total value of $1,300,000 made in recognition of certain annual and long-term incentive and bonus compensation that she was forfeiting from her former employer, and (2) a long-term award under the Company’s STIC Plan of $183,333 that vests over approximately three years, made instead of the time-based RSU component of fiscal 2022 LTIC awards that other Named Executive Officers received. Ms. Arora’s short-term cash-based award vested in full during the fiscal year and was paid in the amounts of $700,000 on February 21, 2022; $400,000 on April 1, 2022; and $200,000 on July 1, 2022, in order to approximate the dates on which she would have received payment from her former employer. This award was subject to return by her in full if she terminated employment prior to January 3, 2023. Ms. Arora’s long-term cash award vests in three equal installments on December 2, 2022, December 2, 2023, and December 2, 2024, subject in each case to her continued employment, in order to approximate the dates on which other executives’ time-based RSUs vest. The Compensation Committee believes this cash award package was essential in recruiting Ms. Arora to fill a critical position for the Company in a very competitive labor market.

23 The target STIC award is calculated as base salary times the individual’s target bonus percentage; the calculation uses salary amounts that vary slightly from those shown in the “Summary Compensation Table” in Part III below because that table is presented based on salary earned during the fiscal year, while fiscal 2022 STIC awards are calculated based on salary actually paid. Named Executive Officers who worked less than the full fiscal year, including Mr. Raver, Mr. VanHimbergen, Ms. Cerniglia, and Ms. Arora, are eligible for a pro rata STIC award with respect only to the period they were employed during the year.

Long-Term Incentive Compensation

Overview. We provide LTIC to our Named Executive Officers and other employees by awarding them a combination of time-based restricted stock units (“RSUs”) and performance-based RSUs. At times past, our Named Executive Officers received their annual LTIC award as one-third stock options and two-thirds performance-based RSUs. Beginning with fiscal 2021, the Compensation Committee determined that the proportion of LTIC awards that then consisted of stock options would, for fiscal 2021 and future awards, consist instead of time-based RSUs. The Compensation Committee made this change in an effort to enhance the effectiveness of equity compensation in attracting and retaining talent in a competitive market and to more closely align with market practices.

In setting the amount of each annual LTIC award granted to our Named Executive Officers, the Compensation Committee bases its decision on comparative data from the Company’s compensation peer group and applicable survey data, benchmarked at the 50th percentile, while aiming to encourage high performance, resulting in the LTIC awards set forth below.

Name	2021 LTIC Opportunity	2022 LTIC Opportunity
Kimberly K. Ryan[24]	$950,000	$3,000,000
Joe A. Raver	$4,000,000	N/A
Robert M. VanHimbergen[25]	N/A	$1,100,000
Kristina A. Cerniglia	$1,050,000	$1,150,000
Aneesha Arora[25]	N/A	$366,667
Nicholas R. Farrell[25]	N/A	$600,000
Christopher H. Trainor	$700,000	$750,000

In connection with his retirement, Mr. Raver served as the Company’s CEO for only the first three months of the fiscal year, corresponding to the first three months of the applicable three-year LTIC performance period. Given Mr. Raver’s near-term retirement plans at the time LTIC awards were made to other Named Executive Officers, the Compensation Committee determined not to grant him an annual LTIC award for this short period. Instead, the Compensation Committee worked with its independent compensation consultant in determining an appropriate cash-based award intended to reflect the pro rata target 2022 LTIC award opportunity that Mr. Raver would have received absent his near-term retirement plans. As a result of this analysis, the Compensation Committee granted Mr. Raver a discretionary cash award under the Company’s STIC Plan of $239,316.

24 Ms. Ryan’s 2021 LTIC opportunity was based on her service during a portion of the year as both President of Coperion and as Executive Vice President, prior to her election as President and CEO.

25 Mr. VanHimbergen, Ms. Arora, and Mr. Farrell were not Named Executive Officers in 2021. In addition, Ms. Arora’s 2022 LTIC opportunity is reflective only of the performance-based RSU portions of the annual award, as she was not granted an annual time-based RSU award in fiscal 2022, as described above.

In addition, Ms. Cerniglia’s separation from the Company was determined to be a termination “without cause” under the terms, and subject to the conditions of, her employment agreement, as a result of which she became entitled to certain payments and other benefits thereunder. In particular, Ms. Cerniglia qualified for accelerated vesting that, in conformance with her employment and grant award agreements, followed the retirement treatment described further below under the heading “Employment Agreements.” As a result, her remaining unvested stock options accelerated and vested in full, and certain outstanding time-based and performance-based RSU awards, including the award listed in the above table, vested pro rata in accordance with their terms.

The Compensation Committee then allocated the 2022 LTIC award opportunity to performance-based and time-based RSUs as follows:

Award Type	Allocation Of LTIC Award Value	Brief Description Of Award Type
Performance-Based RSUs	2/3

Performance measured over a three-year period commencing October 1, 2021

Split equally between:

●     awards that vest based on our shareholder value formula (“Shareholder Value RSUs”), and

●     awards that vest based on our relative total shareholder return (“TSR”) formula (“Relative TSR RSUs”)

Time-Based RSUs	1/3	Number of RSUs set based on fair market value on date of award; vest over a three-year period

We believe that by linking a significant portion of the pay of our Named Executive Officers to the achievement of targets over three years, our LTIC program shapes investment strategies that improve the Company’s value over the long term. At times over the course of the Company’s history, actual achievement levels have resulted in payouts of our various performance-based equity awards that cover nearly the full range of performance, between no payout (zero percent) to close to the maximum payout of 175 percent for historical awards.26 Looking at our two performance-based RSU award types over the past several years, however, payouts have generally ranged from approximately 40 percent to approximately 120 percent of the targeted amount, with only few years falling above or below that range. As a result, we believe the current award mix demonstrates the Company’s establishment of appropriate stretch goals for each business cycle.

26 Beginning with awards granted during fiscal 2023, the maximum payout for Shareholder Value RSUs and Relative TSR RSUs will be 200 percent. The Compensation Committee made this change after a review of our executive compensation program in comparison to peers, survey data, and other factors. The change is in conformance with recommendations made by the Committee’s independent compensation consultant, as part of an effort to incentivize executives to exceed target levels of performance and for the Company to remain in general alignment with the market for executive talent.

Compared to the average of our compensation peer group’s mix of long-term incentive compensation awards, our annual LTIC grants to Named Executive Officers in fiscal 2022 reflect general alignment but a heavier emphasis on performance-based awards, as shown in the charts below.

Peer Group Average in Fiscal 2022*	Hillenbrand, Inc. in Fiscal 2022

* Source: Proxy filings

The allocation of the annual LTIC award opportunity (excluding sign-on and retention awards) in fiscal 2022 among time-based RSUs, Shareholder Value RSUs, and Relative TSR RSUs resulted in the following targeted award levels (as of grant date):

		Performance-Based RSUs At Target
Name[27]	Time-Based RSUs	Shareholder Value	Relative TSR
Kimberly K. Ryan	21,654	21,654	21,654
Joe A. Raver	0	0	0
Robert M. VanHimbergen	8,196	8,196	8,196
Kristina A. Cerniglia	8,300	8,300	8,300
Aneesha Arora[28]	0	3,550	3,550
Nicholas R. Farrell	4,330	4,330	4,330
Christopher H. Trainor	5,413	5,413	5,413

Shareholder Value RSUs. The Shareholder Value RSUs granted in fiscal 2022 are earned based on the actual shareholder value created during the three-year period commencing October 1, 2021 (referred to as “Shareholder Value Delivered”) above or below what was expected during that same period (referred to as “Shareholder Value Expected”), as further described in Appendix A. The amount of Shareholder Value Expected as of the end of the three-year measurement period is $5,165.5 million, reflecting the targeted amount of economic value at the end of the three years ending on September 30, 2024, subject to certain adjustments as described below and in Appendix A.

27 The LTIC award value allocated to the time-based RSUs, Shareholder Value RSUs, and Relative TSR RSUs was converted to a number of shares at target based on the average of high and low stock price on the date of grant.

28 As described above, at the time of her hiring, Ms. Arora received the customary performance-based RSU components of the annual LTIC award, but did not receive a time-based RSU award, and the Compensation Committee granted Ms. Arora a cash award under the Company’s STIC Plan instead.

At the end of the three-year measurement period the Shareholder Value RSUs will vest in an amount equal to the product of (i) the target number of shares, times (ii) a multiplier based on the ratio, expressed as a percentage, of Shareholder Value Delivered to Shareholder Value Expected as follows:

Shareholder Value Delivered As Percentage Of Shareholder Value Expected	Multiplier

Less than 70%	zero (no units earned)

At least 70% but less than 130%	0.25 plus an additional 0.025 for each full percentage point achieved above minimum for range

At least 130%	1.75 (maximum number of units earned)

The achievement levels and corresponding multipliers set forth above are expressed in further detail in the payout curve set forth below.

The Compensation Committee has determined that dividend equivalent amounts are accrued on Shareholder Value RSUs during the measurement period as dividends are declared on the Company’s common stock. These equivalent amounts are deemed to be reinvested in additional shares of Company common stock and then ultimately paid in the form of additional shares when the underlying award vests, using the same multiplier as the underlying award.

Our formula for calculating the shareholder value components of these awards is a discounted cash flow model that is designed to reflect the true economic return to investors. The key inputs into the model are:

●	the Company’s net operating profit after tax, which is calculated by taking net income and adding back certain unusual and/or infrequent non-cash items (“NOPAT”);

●	free cash flow; and

●	the established “hurdle rate,” which is a reflection of the Company’s enterprise-wide weighted average cost of capital and targeted capital structure (the “Hurdle Rate”).

It is contemplated that the Hurdle Rate will typically equal or exceed the Company’s weighted average cost of capital. In general, the Shareholder Value RSUs are designed to pay on the basis of the growth in economic value to an investor over three years, and the Company must earn a return that meets the applicable Hurdle Rate in order for a Named Executive Officer to earn the targeted award. The return must exceed the Hurdle Rate to exceed the targeted award. We believe that linking the pay of our Named Executive Officers with the growth in the economic value of the Company in this way aligns the interests of the executive management team with those of the Company’s shareholders.

Calculation of Shareholder Value Expected. The amount of Shareholder Value Expected as of the end of a measurement period is generally calculated as (i) the Company’s Adjusted NOPAT (defined in Appendix A) for the prior fiscal year, (ii) divided by the Hurdle Rate, and (iii) multiplied by the cube of (1 + Hurdle Rate), with certain limited exceptions set forth in Appendix A:

The Compensation Committee makes adjustments for divestitures during the course of the performance period of these awards. During the performance period ending with fiscal 2022, the Company divested four businesses (Cimcool, Red Valve, ABEL, and TerraSource Global). For these divestitures, the Compensation Committee adjusted the applicable targets to align with the respective partial ownership periods. Similarly, the Compensation Committee has in the past adjusted award calculations to include newly-acquired businesses. But in order to simplify calculations of such targets and reduce the likelihood of distortive effects on compensation, whether positive or negative, the Compensation Committee determined, beginning with awards made in fiscal 2021, not to adjust such awards for the impact of any acquisitions made during the performance period. Acquisitions consummated during fiscal 2022 had a de minimis impact on awards made in fiscal 2020 that vested in 2022.

The foregoing adjustments, along with any described in the definitions set forth in Appendix A, are not intended to be comprehensive, and the Compensation Committee retains discretion to make additional adjustments consistent with the terms of the Stock Plan and awards thereunder.

Calculation of Shareholder Value Delivered. The amount of Shareholder Value Delivered as of the end of a measurement period is calculated by adding two components: the Ending NOPAT Component and the Ending Cash Flow Component. See Appendix A for applicable definitions.

Relative TSR RSUs. The Relative TSR RSUs granted in fiscal 2022 are earned based on the change in the market price of the Company’s common stock during the three-year period commencing October 1, 2021, compared to the change in market price of the stock of the members of the Standard & Poor’s 400 Mid Cap Industrials index (referred to herein as the “Index Companies”) during that same period, taking dividends into account as further described below. By linking the pay of our Named Executive Officers with the relative return earned by our shareholders compared to our peers, the Relative TSR RSUs create an incentive for our executive management team to produce above market returns for our shareholders.

Whereas dividends accrue during the measurement period with respect to shares underlying the Shareholder Value RSUs as described above, the Compensation Committee has determined that dividends do not accrue during the measurement period with respect to shares underlying Relative TSR RSUs, as the determination of the grant date value of the Relative TSR RSUs assumes no dividends are paid on these shares.

For the awards made in fiscal 2022 and vesting in fiscal 2024, the Compensation Committee used a payout formula for Relative TSR RSUs that provides a 25 percent minimum payout for achievement at the 25th percentile, 100 percent payout at 50th percentile achievement, and 175 percent payout at 75th percentile achievement and above.29 Performance below the 25th percentile earns a zero payout. The formula uses linear interpolation for payouts between the 25th and 75th percentiles, and the Company’s relative TSR must be achieved at median to receive the target payout.

The key inputs and award calculation formula for these Relative TSR RSU awards are the Beginning Average Price and Ending Average Price of the stock of the Company and the Index Companies, as applicable; the Dividend Reinvestment Multiplier applicable to each such company; and the TSR of each such company during the measurement period. Definitions of these terms are set forth in Appendix A. The TSR of the Company and each of the Index Companies during the measurement period is calculated by subtracting one from the quotient of (i) the Ending Average Price for that company, divided by (ii) the Beginning Average Price for that company, as shown below.

Vesting of Fiscal 2020 LTIC Awards. On September 30, 2022, the three-year measurement period for the Company’s LTIC awards that were granted in fiscal 2020 closed. Those awards vested in accordance with our two performance-based LTIC award formulas described above. During the three-year measurement period (fiscal years 2020-2022), the Company achieved an actual shareholder value increase equal to 112 percent of the target for that measurement period, resulting in a vested award amount equal to 131 percent of the targeted number of shares (i.e., the number of shares that would be earned upon achievement in full of the target shareholder value increase).

29 Beginning with awards granted during fiscal 2023, the maximum payout for Shareholder Value RSUs and Relative TSR RSUs will be 200 percent.

Under the relative TSR formula, at the end of the three-year measurement period, the Company ranked at the 57.3 percentile of the Index Companies constituted as of the date of the award, resulting in a payout at 122 percent of target.

Additional details regarding the LTIC awards granted in fiscal 2020 are set forth under the heading “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section of our proxy statement for our 2021 Annual Meeting of shareholders that was filed with the SEC on December 29, 2020. See the “Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2022” table in Part III below for additional detail regarding the vesting of the LTIC awards granted in fiscal 2020.

Time-Based RSUs. The grants of annual time-based RSUs awarded in fiscal 2022 vest ratably on the first, second, and third anniversaries of the grant date (one-third on each grant date anniversary). The Compensation Committee has determined that dividend equivalent amounts are accrued on unvested time-based RSUs during the vesting period as dividends are declared on the Company’s common stock. Dividends paid on the Company common stock are accrued and deemed to be reinvested in Company common stock at the market value on the date of such dividend, and paid in additional shares on the vesting date of the underlying award in proportion to the number of shares that vest.

Non-recurring Awards in Fiscal 2022. Also, in fiscal 2022, during a time of CEO transition and broader market uncertainty, the Compensation Committee concluded that a retention award to Nicholas R. Farrell, the Company’s Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, was warranted, as senior executive departures could have a significant negative impact on business results. As a result, the Compensation Committee approved the granting to Mr. Farrell of a non-recurring time-based RSU retention award. Mr. Farrell has a critical leadership role on the Company’s executive management team, particularly in light of key strategic initiatives including the acquisitions of LINXIS Group SAS, Herbold Meckesheim GmbH, and Peerless Food Equipment; the previously announced divestiture of the Company’s Batesville business; and the ongoing development and execution of the Company’s sustainability strategy, objectives, and practices. The Compensation Committee also considered leadership role of Mr. Farrell in the context of the risks and uncertainties of the ongoing CEO transition and his skills and experience, sustained high performance, and long tenure at the Company in making this award, as well as his overall compensation package relative to the extremely competitive market. Consequently, Mr. Farrell received an award of time-based RSUs, with total grant date value of approximately $1,800,000, vesting one-third on each of June 29, 2023, June 29, 2024, and June 29, 2025, subject in each case to his continued employment.

The Compensation Committee also approved one-time, non-recurring time-based RSU awards in fiscal 2022 for certain other key executives as inducements to them and as part of their overall sign-on compensation packages designed to attract and retain them as key talent for our organization and in recognition of certain annual and long-term incentive and bonus compensation that each executive was forfeiting from his or her former employer. The first of these awards, for Aneesha Arora, the Company’s new Senior Vice President and Chief Human Resources Officer, had a total grant date value of approximately $1,730,000, vesting 50 percent on January 3, 2023, 30 percent on January 3, 2024 and 20 percent on January 3, 2025, subject in each case to her continued employment.30 The second of these awards was for Robert M. VanHimbergen, the Company’s new Senior Vice President and Chief Financial Officer, which had total grant date value of approximately $2,861,755, vesting one-third each on March 14, 2023, March 14, 2024, and March 14, 2025, subject in each case to his continued employment.31 In making these awards, the Compensation Committee took into account the amounts and timing of the awards each executive would have received if they had remained with their prior employers. The Compensation Committee further determined that these awards, and in the case of Ms. Arora, the one-time cash-based sign-on award described above, were critical to recruiting Ms. Arora and Mr. VanHimbergen, respectively, to join the Company, bringing their significant executive experience, capacity for sustained high performance, strategic ability, and M&A experience, while supporting the success of the ongoing CEO transition.

30 Ms. Arora was also granted the portion of a regular annual LTIC award at the time of her joining the Company consisting of performance-based RSUs, as further described above and in Part III – Executive Compensation Tables.

31 Mr. VanHimbergen was also granted a regular annual LTIC award at the time of his joining the Company, as further described in the Part III – Executive Compensation Tables.

See the “Outstanding Equity Awards at September 30, 2022” table in Part III below for additional detail regarding these executives’ LTIC awards granted in fiscal 2022.

Retirement and Savings Plans

Savings Plan. We maintain a tax-qualified defined contribution savings plan (the “Savings Plan”) in which most of our U.S.-domiciled employees, including all of the Named Executive Officers, are eligible to participate. The employees participating in the Savings Plan may contribute a percentage of their compensation thereto on a pre-tax or Roth after-tax basis, subject to applicable limits.  For the Savings Plan, the Company matches contributions for all eligible employees not accruing legacy pension benefits, which includes all of the Named Executive Officers.  Additionally, whether or not employees eligible to contribute to the Savings Plan did so, the Company provided an automatic contribution per pay period to the Savings Plan. All contributions by employees and the automatic Company contribution are fully vested immediately, but the Company matching contributions have not historically vested until after three years of credited service, at which point further Company matching contributions vest immediately when made. In addition, the actual annual cash bonus amount was historically excluded as compensation from the contribution formula under the plan. Beginning in 2021, all contributions, including Company matching contributions, vested immediately when made, and actual annual cash bonus amount began to be included as compensation (in addition to base salary) for calculating contributions.

For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see footnote 5 to the “Summary Compensation Table” in Part III below.

Supplemental Retirement Plan. We maintain a Supplemental Retirement Plan administered by Fidelity Management Trust Company (the “SRP”) that provides a defined contribution benefit to plan participants. All of the Named Executive Officers participate in the SRP. The SRP is designed to supplement the amount of retirement benefits that participants are entitled to receive from our Savings Plan.

The Internal Revenue Code establishes certain limits with respect to tax-qualified retirement plans like our Savings Plan, including a limit on the maximum amount of compensation that can be counted as earnings of the participant for purposes of calculating benefits. The application of these tax law limits can reduce the amount that would otherwise be payable to a participant under the terms of a tax-qualified retirement plan. Additionally, our Savings Plan includes cash bonus amounts in the definition of compensation for plan purposes.

In general, the SRP is designed to “make whole” a participant by paying benefits otherwise lost under the Savings Plan due to the application of tax law limits from the plan’s contribution formula. The SRP annually accrues future benefits for the participants equal to the difference between (i) the benefit amount that is actually contributed for a participant under the Savings Plan, and (ii) the amount that would have been contributed if the tax law limits were not applied.

Once benefits under the SRP have vested, they are generally payable following retirement or termination of employment. However, if a participant’s employment is terminated for “cause” (as such term is defined in the SRP), contributions under the SRP may be forfeited.

Under the SRP, participants are permitted to direct the investment of their accrued accounts (on a hypothetical basis because this is non-cash “shadow” deferred compensation) into various Fidelity mutual funds.  The Company then actually makes those designated investments for the Company’s own account with funds contributed by the Company under a “Rabbi Trust” arrangement so that the Company can actually fund the earnings or losses experienced by each participant in his or her hypothetical investments when distributions are made. The SRP also permits a participant, when permitted by Section 409A of the U.S. Internal Revenue Code, to elect to defer all or a portion of his or her annual cash bonus for payment at a later time and to invest the deferred amounts in Fidelity mutual funds on a hypothetical basis.

For information concerning benefits payable to our Named Executive Officers under the SRP, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2022” in Part III below.

None of our Named Executive Officers participates in or has account balances in any non-qualified defined benefit plan sponsored by us.

Employment Agreements and Termination Benefits

Employment Agreements. We have entered into employment agreements with each of our Named Executive Officers. We believe that it is appropriate for our senior executives to have employment agreements because they provide the Company certain contractual protections that we might not otherwise have, including provisions relating to not competing with us, not soliciting our employees, and maintaining the confidentiality of our proprietary information. The employment agreements we have with our Named Executive Officers contain non-competition and non-solicitation agreements that generally continue in effect for a period of one to two years after the termination of the Named Executive Officer’s employment. Additionally, we believe that employment agreements are a useful tool in the recruiting and retention of senior-level executives. The employment agreements are substantially similar among our Named Executive Officers other than as described for our Chief Executive Officer.

Termination Benefits Under Employment Agreements with Named Executive Officers. The employment agreements with our Named Executive Officers provide for employment “at will.” They are terminable by the Named Executive Officer without “cause” or without “good reason” on 60 days’ written notice, by the Company at any time without “cause,” and also by the Company at any time (subject to certain cure rights) for “cause,” as such term is defined in each employment agreement. These Named Executive Officers are also entitled to terminate their employment agreements for “good reason,” as such term is defined in their agreements. If we terminate the employment of a Named Executive Officer without “cause,” or if his or her employment is terminated with “good reason,” then we are obligated to provide severance compensation in connection with such termination. No severance compensation is payable under our employment agreements with our Named Executive Officers if we terminate with “cause,” if the executive terminates without “good reason,” or if the employment relationship is terminated on account of death or disability. As previously reported, Ms. Ryan entered into a new employment agreement effective upon becoming President and CEO at the end of the first quarter of fiscal 2022. Thus, although the terms of her employment agreement during the first quarter of the fiscal year were consistent with those of other Named Executive Officers, her current employment agreement contains terms described as applying to the CEO. For the portion of the fiscal year that Mr. Raver served as President and CEO, his employment agreement contained terms described as applying to the CEO.

If the employment of a Named Executive Officer is terminated by us without cause or is terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a good reason event, we are required under the officer’s employment agreement to provide severance compensation to such Named Executive Officer as follows:

●	continuation of the officer’s base salary for 12 months (24 months for the CEO), subject to required tax withholdings, which payments may need to be delayed for six months under certain provisions of the Internal Revenue Code;

●	continued health coverage and, in some cases, group life insurance, until the continuation of base salary period described above is complete; and

●	limited out-placement counseling.

Post-Termination Payments of STIC and LTIC. A Named Executive Officer whose employment terminates may or may not be entitled to the post-termination payment of all or a pro rata portion of the STIC or LTIC award that would have been payable to the Named Executive Officer if his or her employment had continued through the end of the applicable measurement period. The amount payable, if any, depends on the performance of the Company or its applicable business unit throughout the measurement period in question and the circumstances under which employment terminates.

STIC. Post-termination STIC is payable to a Named Executive Officer after the performance period in question has ended and only if it is determined under the applicable performance formula that an amount would have been payable to the former officer had his or her employment continued through the end of the performance period. The amount, if any, that is payable depends upon the circumstances of the termination.

If employment terminates due to death, disability, retirement (after age 55 and five years of service), involuntary termination without “cause,” or voluntary termination for “good reason,” then the former officer is entitled to a pro rata payment of his or her STIC award based on the portion of the fiscal year during which he or she remained employed, subject to a reduction of that amount at the discretion of the Compensation Committee. No pro rata STIC is payable to officers upon an involuntary termination with cause or a voluntary termination without good reason.

LTIC. Following termination, the performance-based portion of an LTIC award is payable to a Named Executive Officer only after the measurement period in question has ended and only if it is determined under the applicable performance formula that an amount would have been payable to the former officer had his or her employment continued through the end of the measurement period. Once the amount that would have been paid had employment continued (the “Full Period Award”) is determined, if employment terminates due to death, disability, or retirement (after age 55 and five years of service), involuntarily without cause, or voluntarily for “good reason,” the Named Executive Officer is entitled to a pro rata amount of the Full Period Award based on the portion of the measurement period during which he or she remained employed, and in any other circumstance, all outstanding performance-based RSUs are forfeited upon termination of employment.

Following termination, any unvested portion of a Named Executive Officer’s annual time-based RSUs are forfeited except as follows:

●	if employment terminates due to death or disability after one year and one day following the grant date, all unvested shares shall become vested shares; and

●	if employment terminates due to retirement (as defined above), voluntarily by the executive for “good reason” pursuant to an employment agreement, or, beginning in fiscal 2022, involuntarily by the Company without cause, the Named Executive Officer will receive prorated vesting.

In any other circumstance, all unvested shares of time-based RSUs are forfeited upon termination of employment. Any difference in treatment of one-time and retention awards is governed by the applicable award agreement.

For both performance- and time-based RSUs, vesting upon a change in control is governed by the terms of the Stock Plan and any applicable change in control agreement, as discussed further below.

For more information regarding the severance benefits payable to our Named Executive Officers under their employment agreements and our STIC and LTIC compensation programs, see the tables under the heading “Potential Payments Upon Termination” in Part III below.

Change in Control Agreements. We believe it is important that management be in a position to provide an objective assessment and advice to the Company’s Board of Directors regarding any proposed business transaction without being unduly distracted by the uncertainties and risks that a proposed change in control of the Company creates with respect to management. Accordingly, we have change in control agreements with each of our Named Executive Officers and other key executives that provide compensation to the executive if his or her employment is terminated in connection with a change in the control of the Company. The compensation provided under these agreements is in lieu of severance compensation provided under that executive’s employment agreement.

These change in control agreements provide for payment of benefits only upon a termination of employment in anticipation of or within two years after the occurrence of a change in control (a “double trigger”), but excluding terminations on account of death or disability or for “cause” or by the executive without good reason (a “Qualified Termination”). These change in control agreements expressly supersede the Company’s Stock Plan, which provides for single-trigger vesting of equity awards.

Under the change in control agreements, the benefits to be provided upon a Qualified Termination include:

●	a lump sum payment in cash equal to two times the executive’s annual base salary and two times target STIC (three times for the CEO);

●	continued health insurance for the executive and his or her dependents for 24 months (36 months for the CEO), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches Social Security retirement age;

●	a lump sum payment equal to his or her respective pro rata current year STIC award, assuming the greater of target or actual achievement in that year of the relevant performance targets under the STIC Plan, prorated through the date of termination of employment; and

●	immediate vesting of all outstanding stock options and equity awards, assuming (where applicable) (1) the greater of target or actual achievement of the relevant performance goals for such awards made after February 11, 2021, and (2) target achievement of the relevant performance goals for such awards made prior to February 11, 2021.

As with the employment agreements, items above described as applying to the CEO applied to Ms. Ryan under her new change in control agreement entered into in connection with her becoming CEO in December 2021, and to Mr. Raver for the portion of the fiscal year that he served as President and CEO. These rights and benefits are subject to certain customary non-competition obligations and are contingent upon the execution of a release. In addition, the rights and benefits provided in the change in control agreements are not subject to tax gross-ups. If an executive is entitled to receive payments upon a change in control that may be subject to the excise tax, he or she will either be paid the full amount (and remain personally liable for the excise tax) or be paid a reduced amount that does not give rise to the excise tax, whichever is greater on an after-tax basis.

Under the change in control agreements, a “change in control” is defined in conformance with the Stock Plan as: (i) the acquisition of beneficial ownership of 35 percent or more of the voting power of all of the Company’s voting securities by a person or group; (ii) the consummation of certain mergers or consolidations; (iii) a change in the composition of a majority of the members of the Company’s Board of Directors; (iv) the consummation of a sale of substantially all of the Company’s assets (i.e., 50 percent or more of the assets) in one or a series of transactions within any period of 12 consecutive months; or (v) the approval by the Company’s shareholders of a plan of complete liquidation of the Company.

The amounts potentially payable to our Named Executive Officers in connection with a change in control are set forth in the tables under the headings “Potential Payments Upon Termination” and “Change in Control Benefits” in Part III below.

Other Personal Benefits

In addition to the compensation components discussed above, we also provide our Named Executive Officers, as well as certain other employees and officers, with other benefits as described below. We generally disfavor providing extensive perquisites but do provide modest benefits intended to enhance the effectiveness of our Named Executive Officers and complement the highly variable, performance-oriented compensation components we utilize. We also provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.

Executive Financial Planning, Estate Planning, and Tax Preparation Service Program. Our Named Executive Officers and certain other officers are eligible for limited reimbursement of (i) financial and estate planning services and (ii) income tax preparation services. Reimbursement is approved for up to $5,000 per calendar year.

Executive Physical. We provide our Named Executive Officers and certain other officers with annual physicals. We cover 100 percent of the cost of this program for officers who see the Company’s selected provider or reimburse an equivalent amount for any officer who selects his or her own provider. This program was developed to promote the physical well-being and health of our senior-level managers. We believe that this program is in the best long-term interests of our shareholders.

Other Benefits. Our Named Executive Officers also participate in other benefit plans that we fully or partially subsidize. Their participation is generally on the same terms as other employees. Some of the more significant of these benefits include medical, dental, life, disability, and vision insurance, as well as relocation reimbursement, tuition reimbursement, and holiday and vacation benefits. Many employees, including all of our Named Executive Officers, participate in our group term life insurance program, which provides death benefit coverage of up to one and one-half times base salary or $500,000, whichever is less. In addition, our Named Executive Officers and certain other employees are eligible to participate in our optional supplemental group term life insurance program, in which participants may purchase additional term life insurance at their own expense in amounts up to the lesser of five times base annual salary or $600,000. Furthermore, in certain cases, our Named Executive Officers may receive supplemental long-term disability premiums paid by the Company and other modest personal benefits as set forth in the footnotes to the Summary Compensation Table below.

Compensation-Related Policies

In connection with the Company’s compensation program, we have established certain policies that relate to executive compensation. The most significant of these policies are described below.

Stock Ownership Requirement. All of our Named Executive Officers, as well as certain other officers, are required to own a significant number of shares of Company common stock. Specifically, the officers identified below, from and after the fifth anniversary of the date on which such individual first became such an officer, or, in the case of a promotion, from and after the third anniversary of becoming subject to a higher Required Ownership Level, are required to hold shares of our common stock or equivalents (as further described below) with a minimum aggregate value at the following levels (“Required Ownership Level”):

Position	Required Ownership Level
Chief Executive Officer of the Company	5 x Base Annual Salary
Senior Vice Presidents of the Company	2 x Base Annual Salary
Certain senior officers of the Company and its subsidiaries as designated by the Company Chief Executive Officer	1 x Base Annual Salary

Each of our Named Executive Officers currently holds shares of our common stock or stock equivalents at levels greater than or equal to the Required Ownership Level. Shares owned outright and shares represented by RSUs or restricted stock awards, whether vested or unvested, excluding performance-based shares, count as share equivalents toward the Required Ownership Level. Unexercised stock options do not count toward the Required Ownership Level. The Company excludes unexercised stock options and performance-based RSUs from the Required Ownership Level.

Failure to achieve or maintain the Required Ownership Level may result in (i) the applicable individual being required to hold all after-tax vested stock award shares and after-tax shares acquired upon exercise of stock options, or (ii) suspension of future equity awards, until the Required Ownership Level is achieved. The Compensation Committee (or its designee) may make exceptions, in its sole discretion, in the event of disability or great financial hardship.

Anti-Hedging Policy. For a discussion of the Company’s anti-hedging policy, see Part VII of this proxy statement.

Clawback. For STIC and LTIC awards, the Company has adopted a “clawback” policy applicable to executive officers. Specifically, if the Company is required, because of fraud or negligence, to restate financial results for any period (the “Restatement Period”) in a manner that would have adversely affected the amount of the payout of any STIC or LTIC awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to submit. In 2022, the SEC adopted final rules governing such clawback policies, which the Company is reviewing with a view toward updating its policy in 2023.

Tax Deduction Management. The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, included several significant changes to the Internal Revenue Code, such as the repeal of the performance-based compensation exemption and the expansion of the individuals subject to the provision (for example, by including the Chief Financial Officer and certain former Named Executive Officers). Because of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our Named Executive Officers generally will not be deductible to the extent that it exceeds $1.0 million. Compensation from certain stock options awarded prior to the effectiveness of the Tax Cuts and Jobs Act may still be deductible.

PART II: COMPENSATION COMMITTEE REPORT

Each member of the Compensation Committee of the Board of Directors of Hillenbrand, Inc. is “independent,” as that term is defined under (i) the New York Stock Exchange listing standards, (ii) the non-employee director standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (iii) the outside director requirements of Section 162(m) of the Internal Revenue Code, and (iv) the Company’s Corporate Governance Standards. The Compensation Committee currently consists of Gary L. Collar, Helen W. Cornell, Dennis W. Pullin, Jennifer W. Rumsey, and Stuart A. Taylor, II.

As a committee, one of our obligations is to ensure Hillenbrand’s executive compensation program is performance-based, in order to align management interests with the short-term and long-term interests of shareholders, and is competitive, in order to enable the Company to attract and retain superior executive personnel. We engage an independent executive compensation consulting firm to assist us in our review of the Company’s executive compensation programs to ensure these programs are competitive and consistent with our stated objectives. The executive compensation consultant is retained by and directly accountable to us, and we generally approve all related fees paid to the executive compensation consultant. We have no interlocks or insider participation, and we engage in annual self-evaluations to determine our effectiveness as a committee. We have adopted a Charter, which may be found on Hillenbrand’s web site at www.hillenbrand.com.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

Respectfully submitted, Gary L. Collar (Chairperson) Helen W. Cornell Dennis W. Pullin Jennifer W. Rumsey Stuart A. Taylor, II

PART III: EXECUTIVE COMPENSATION TABLES

Tabular Compensation Information

In the following pages we present numerous tables that set out various elements of compensation for our Named Executive Officers. No one table alone presents the “total picture”; instead, you should review all the information carefully to understand the amounts and manner in which our Named Executive Officers have been paid. To understand all the numbers in the tables below, you need to carefully read the footnotes, which explain various assumptions and calculations that give rise to the dollar amounts in the tables.

Compensation of Named Executive Officers

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended September 30, 2022, 2021, and 2020, except where otherwise noted. We have entered into employment agreements with each of the Named Executive Officers, which are described in detail in the “Employment Agreements and Termination Benefits” section of Part I above.

(a)	(b)	(c)		(d)			(e)		(f)		(g)		(h)		(i)		(j)
Name And Principal Position (As Of September 30, 2022)	Year	Salary $ (1)		Bonus $			Stock Awards $ (2)		Option Awards $ (3)		Non-Equity Incentive Plan Compensation $ (4)		Change In Pension Value And Nonqualified Deferred Compensation Earnings $		All Other Compensation $ (5)		Total $
Kimberly K. Ryan President and Chief Executive Officer	2022		$786,356		$–			$2,999,946		$–		$1,044,844		$–		$169,691		$5,000,837
	2021		$566,913		$–			$949,968		$–		$672,400		$–		$343,945		$2,533,226
	2020		$501,496		$–			$570,696		$283,329		$368,600		$–		$465,540		$2,189,661
Joe A. Raver Former President and Chief Executive Officer	2022		$218,750		$239,316	(7)		$–		$–		$334,942		$–		$44,850		$837,858
	2021		$868,425		$–			$3,999,942		$–		$1,713,700		$–		$115,396		$6,697,463
	2020		$723,197		$–			$2,417,254		$1,199,999		$663,800		$–		$47,779		$5,052,029
Robert M. VanHimbergen (6) Senior Vice President and Chief Financial Officer	2022		$273,973		$–			$3,961,687		$–		$254,847		$–		$44,755		$4,535,262
	2021	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
	2020	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Kristina A. Cerniglia Former Senior Vice President and Chief Financial Officer	2022		$384,927		$1,000,000	(8)		$1,149,882		$–		$354,238		$–		$651,016		$3,540,063
	2021		$561,806		$–			$2,449,920		$–		$694,800		$–		$59,968		$3,766,494
	2020		$538,395		$–			$637,867		$316,663		$370,000		$–		$64,275		$1,927,200
Aneesha Arora (6) Senior Vice President and Chief Human Resources Officer	2022		$332,877		$1,300,000	(9)		$2,096,636		$–		$249,022		$–		$12,450		$3,990,985
	2021	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
	2020	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Nicholas R. Farrell (6) Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer	2022		$511,096		$–			$2,399,865		$–		$472,915		$–		$46,308		$3,430,184
	2021	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
	2020	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Christopher H. Trainor Senior Vice President and President of Batesville	2022		$511,096		$–			$749,916		$–		$573,395		$–		$50,876		$1,885,283
	2021		$474,792		$–			$3,324,939		$–		$621,200		$–		$47,341		$4,468,272
	2020		$450,895		$–			$402,833		$199,998		$539,400		$–		$58,186		$1,651,312

(1)	The amounts indicated represent the dollar value of base salary earned during fiscal years 2022, 2021, and 2020, as applicable. Named Executive Officers who worked less than the full fiscal year, including Mr. Raver, Mr. VanHimbergen, Ms. Cerniglia, and Ms. Arora, were paid a pro rata salary reflecting days worked during the year.

(2)	The amounts indicated represent the grant date fair value related to awards of restricted stock units granted during fiscal years 2022, 2021, and 2020, computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The determination of this value is based on the methodology set forth in Note 10 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 16, 2022. Awards that are performance-based are valued for purposes of this table above based on the targeted 100 percent performance achievement level. The maximum award amounts when the grants were made, at the highest possible performance achievement level, were 175 percent of the values shown in the table.

(3)	The amounts indicated represent the grant date fair value related to stock option awards granted during fiscal 2020, computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The determination of this value is based on the methodology set forth in Note 10 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 16, 2022.

(4)	The amounts indicated represent cash awards earned for fiscal years 2022, 2021, and 2020, and paid in the first quarter of fiscal 2023, 2022, and 2021, respectively, under our STIC Plan. Named Executive Officers who worked less than the full fiscal year, including Mr. Raver, Mr. VanHimbergen, Ms. Cerniglia, and Ms. Arora, are eligible for a pro rata STIC award with respect only to the period they were employed during the fiscal year. See the “Annual Cash Incentive Awards” section of Part I above.

(5)	Includes, where applicable for fiscal 2022 as set forth in the table below this note, (a) Company contributions to the Savings Plan and the SRP, (b) tax reimbursements received, and (c) other personal benefits (which are itemized and further described in the table below this note).

Other Compensation – Additional Detail (Fiscal Year 2022)

	Company Contribution
Name	401(K)	Supp 401(K)	Tax Reimbursements		Additional Personal Benefits Aggregating $10,000 Or More		Termination Payments

Kimberly K. Ryan	$18,300	$69,300	$82,091	*	$–		$–
Joe A. Raver	$–	$44,850	$–		$–		$–
Robert M. VanHimbergen	$8,077	$–	$–		$36,678	**	$–
Kristina A. Cerniglia	$18,300	$37,778	$–		$–		$594,938	***
Aneesha Arora	$–	$12,450	$–		$–		$–
Nicholas R. Farrell	$15,438	$30,870	$–		$–		$–
Christopher H. Trainor	$15,438	$35,438	$–		$–		$–

*	Under the Company’s expatriation policies, the Company paid certain of Ms. Ryan’s foreign taxes. This amount reflects foreign tax payments made by the Company during fiscal 2022 on Ms. Ryan’s behalf that relate to her work conducted on behalf of the Company while residing in Germany in 2018, with respect to the applicable portions of LTIC awards granted during that time that recently vested.

**	The personal benefits amount reported for Mr. VanHimbergen in the table above reflects relocation allowances associated with him joining the Company during fiscal year 2022.

***	Pursuant to the terms of her employment agreement, Ms. Cerniglia received severance and other termination-based benefits equal to an aggregate amount of $594,938, including a continuation of her base salary for 12 months ($587,300) and continued health insurance benefits ($7,638). In addition, Ms. Cerniglia qualified for accelerated vesting of any remaining unvested stock options as well as pro rata accelerated vesting of certain outstanding time-based and performance-based RSU awards. Ms. Cerniglia’s prorated STIC payment that she received pursuant to her employment agreement is reported in the Non-Equity Incentive Plan Compensation column above.

(6)	Mr. VanHimbergen, Ms. Arora, and Mr. Farrell were not Named Executive Officers in 2021 and 2020.

(7)	In connection with Mr. Raver’s retirement, the Compensation Committee determined not to grant him an annual LTIC award for the short period he served during fiscal 2022. The Compensation Committee worked with its independent compensation consultant in determining an appropriate cash-based award intended to reflect the pro rata target annual LTIC award opportunity that Mr. Raver would have received absent his near-term retirement plans. As a result of this analysis, the Compensation Committee granted Mr. Raver a discretionary cash award under the Company’s STIC Plan of $239,316.

(8)	As previously disclosed, in fiscal 2021 the Compensation Committee approved a one-time cash retention award for Kristina A. Cerniglia, the Company’s Senior Vice President and Chief Financial Officer, given the essential role of the finance function and in order to support her retention and business continuity during the CEO transition. The cash award vested in full and was paid during fiscal 2022.

(9)	Ms. Arora joined the Company during 2022. She received a $1,300,000 one-time sign-on cash-based award under the STIC Plan in recognition of certain annual and long-term incentive and bonus compensation that she was forfeiting from her former employer. This award vested in full and was paid during the fiscal year. This award was subject to return by her in full if she terminated employment prior to January 3, 2023.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2022

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2022.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)

												Grant Date Fair Value Of Stock And Option Awards $ (3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Shares Earned Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Of Shares Or Units #	All Other Option Awards: Number Of Securities Underlying Options #
										Exercise Or Base Price Of Option Awards $/Sh	Grant Date Closing Market Price $/Sh
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Kimberly K. Ryan		$1	$827,862	$1,986,868
	12/2/2021 (4)				5,413	21,654	37,894					$999,982
	12/2/2021 (5)				5,413	21,654	37,894					$999,982
	12/2/2021 (6)							21,654				$999,982

Joe A. Raver		$1	$278,654	$668,769

Robert M. VanHimbergen		$1	$201,923	$484,615
	3/14/2022 (4)				2,049	8,196	14,343					$366,648
	3/14/2022 (5)				2,049	8,196	14,343					$366,648
	3/14/2022 (6)							8,196				$366,648
	3/14/2022 (7)							63,971				$2,861,743

Kristina A. Cerniglia		$1	$294,707	$707,297
	12/2/2021 (4)				2,075	8,300	14,525					$383,294
	12/2/2021 (5)				2,075	8,300	14,525					$383,294
	12/2/2021 (6)							8,300				$383,294

Aneesha Arora		$1	$197,308	$473,539
	1/3/2022 (4)				887	3,550	6,212					$183,322
	1/3/2022 (5)				887	3,550	6,212					$183,322
	1/3/2022 (8)							33,501				$1,729,992

Nicholas R. Farrell		$1	$357,673	$858,416
	12/2/2021 (4)				1,082	4,330	7,577					$199,959
	12/2/2021 (5)				1,082	4,330	7,577					$199,959
	12/2/2021 (6)							4,330				$199,959
	6/29/2022 (9)							44,362				$1,799,988

Christopher H. Trainor		$1	$383,221	$919,731
	12/2/2021 (4)				1,353	5,413	9,472					$249,972
	12/2/2021 (5)				1,353	5,413	9,472					$249,972
	12/2/2021 (6)							5,413				$249,972

(1)	The amounts indicated represent potential cash awards that could have been paid – at the threshold, target (100 percent), and maximum levels – under the STIC Plan. Named Executive Officers who worked less than the full fiscal year, including Mr. Raver, Mr. VanHimbergen, Ms. Cerniglia, and Ms. Arora, are eligible for a pro rata STIC award with respect only to the period they were employed during the fiscal year, which is reflected in the potential cash award levels presented here. See the “Annual Cash Incentive Awards” section of Part I above for a discussion of this plan. See the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above in this Part III for the actual amounts earned, which were paid in December 2022.

(2)	The number of shares indicated represents a grant of performance-based restricted stock units subject to vesting conditions based on the financial performance of the Company during the three-fiscal-year measurement period 2022–2024. During that period, shares represented by the restricted stock units that are issued based on the shareholder value formula (see footnote 4 below) accrue dividend equivalent amounts as dividends are declared on the Company’s common stock. These equivalent amounts are deemed to be reinvested in additional shares of Company common stock and then ultimately paid in the form of additional shares on the distribution date of the underlying award, in proportion to the number of shares that vest and are distributed in accordance with the award formula. Dividends do not accrue during the measurement period with respect to shares represented by the restricted stock units that are issued based on the relative TSR formula (see footnote 5 below). The amounts in the table represent the number of shares that could be earned under the awards at the threshold, target (100 percent), and maximum achievement of the applicable performance targets. The vesting schedules for stock awards granted during fiscal 2022 are disclosed by individual Named Executive Officer in the footnotes to the “Outstanding Equity Awards at September 30, 2022” table below.

(3)	The valuations of performance-based restricted stock units are grant date fair values computed in accordance with stock-based accounting rules (FASB ASC Topic 718) and are based on the methodology set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 16, 2022. The amounts used in column (l) for performance-based equity awards are based on an assumed 100 percent achievement of the applicable performance targets.

(4)	The number of shares indicated represents a grant of performance-based restricted stock units subject to vesting conditions based on the increase in shareholder value of the Company during the three-fiscal-year measurement period 2022-2024. See the discussion in the “Long-Term Incentive Compensation” section of Part I above under the heading “Shareholder Value RSUs.”

(5)	The number of shares indicated represents a grant of performance-based restricted stock units subject to vesting conditions based on the percentile ranking of the Company’s TSR compared to the Index Companies during the three-fiscal-year measurement period 2022-2024. See the discussion in the “Long-Term Incentive Compensation” section of Part I above under the heading “Relative TSR RSUs.”

(6)	The number of shares indicated represents a grant of time-based restricted stock units that vest 33-1/3 percent per year over a three-year period.

(7)	See footnote 11 to the table below entitled “Outstanding Equity Awards at September 30, 2022.”

(8)	See footnote 14 to the table below entitled “Outstanding Equity Awards at September 30, 2022.”

(9)	See footnote 16 to the table below entitled “Outstanding Equity Awards at September 30, 2022.”

Outstanding Equity Awards at September 30, 2022

The following table summarizes the number and terms of awards of stock options and restricted stock units outstanding for each of the Named Executive Officers as of September 30, 2022.

	Option Awards					Stock Awards (1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name	Number Of Securities Underlying Unexercised Options # Exercisable	Number Of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested #	Market Value Of Shares Or Units Of Stock That Have Not Vested $ (2)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested $ (2)

Kimberly K. Ryan	22,202			$28,155	12/3/2023
	18,428			$32,655	12/3/2024
	26,396			$31.11	12/2/2025
	24,605			$36.08	12/7/2026
	19,519			$45.78	12/7/2027
	22,972			$41.32	12/6/2028			30,688 (5)(7)	$1,126,863
	28,486	14,242 (3)		$31.94	12/6/2029	27,825 (8)	$1,021,734	29,911 (6)(7)	$1,098,332

Joe A. Raver (4)	54,102			$31.11	12/2/2025
								15,051 (5)(9)	$552,673
								14,463 (6)(9)	$531,081

Robert M. VanHimbergen						73,337 (11)	$2,692,935	8,328 (5)(10)	$305,804
								8,196 (6)(10)	$300,957

Kristina A. Cerniglia (4)	25,627			$31.11	12/2/2025
	27,870			$36.08	5/30/2023
	22,522			$45.78	5/30/2023
	27,074			$41.32	5/30/2023			7,137 (5)(12)	$262,071
	47,755			$31.94	5/30/2023			6,898 (6)(12)	$253,295

Aneesha Arora						34,043 (14)	$1,250,059	3,606 (5)(13)	$132,412
								3,550 (6)(13)	$130,356

Nicholas R. Farrell	8,542			$31.11	12/2/2025
	9,953			$36.08	12/7/2026
	9,009			$45.78	12/7/2027
	11,486			$41.32	12/6/2028			8,936 (5)(15)	$328,130
	15,081	7,540 (3)		$31.94	12/6/2029	52,055 (16)	$1,911,460	8,675 (6)(15)	$318,546

Christopher H. Trainor
	12,813			$31.11	12/2/2025
	20,903			$36.08	12/7/2026
	18,018			$45.78	12/7/2027
	19,690			$41.32	12/6/2028			11,850 (5)(17)	$435,132
	20,108	10,053 (3)		$31.94	12/6/2029	71,937 (18)	$2,641,527	11,497 (6)(17)	$422,170

(1)	Figures below include accrued dividends where applicable.

(2)	Value is based on the closing price of Hillenbrand common stock of $36.72 on September 30, 2022, as reported on the New York Stock Exchange.

(3)	The options were granted on December 5, 2019. The options fully vested on December 5, 2022.

(4)	This table shows the awards held by Mr. Raver and Ms. Cerniglia as of their retirement and termination, respectively.

(5)	Such performance-based RSU awards are subject to vesting conditions based on the increase in shareholder value of the Company during a three-fiscal-year measurement period. For additional detail regarding these awards, including information regarding how dividends accrue, see the discussion in the “Long-Term Incentive Compensation” section of Part I above under the heading “Shareholder Value RSUs.” The amounts in the table represent the award amounts at 100 percent achievement of the targeted increase in shareholder value associated with the award, plus accrued dividends where applicable. Generally, award vesting is contingent upon continued employment. See the section titled “Employment Agreements and Termination Benefits” in Part I above for additional information regarding vesting.

(6)	Such performance-based RSU awards are subject to vesting conditions based on the percentile ranking of the Company’s TSR compared to the Index Companies during a three-fiscal-year measurement period. Whereas dividends accrue during the measurement period with respect to shares underlying RSU awards based on the increase in shareholder value (see footnote 5 above), dividends do not accrue during the measurement period with respect to shares underlying RSU awards based on relative TSR. For additional detail regarding these awards, see the discussion in the “Long-Term Incentive Compensation” section of Part I above under the heading “Relative TSR RSUs.” The amounts in the table represent the award amounts at the targeted percentile ranking of the Company’s relative TSR. Generally, award vesting is contingent upon continued employment. See the section titled “Employment Agreements and Termination Benefits” in Part I above for additional information regarding vesting.

(7)	Ms. Ryan was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	8,257	Award will vest on September 30, 2023, assuming 100% achievement of the targeted shareholder value metric.
December 3, 2020	8,257	Award will vest on September 30, 2023, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 2, 2021	21,654	Award will vest on September 30, 2024, assuming 100% achievement of the targeted shareholder value metric.
December 2, 2021	21,654	Award will vest on September 30, 2024, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(8)	Ms. Ryan was awarded the following time-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	8,257	Award vested one-third on December 3, 2021 and one-third on December 3, 2022. The remaining units will vest on December 3, 2023.
December 2, 2021	21,654	Award vested one-third on December 2, 2022. The remaining units will vest one-third on December 2, 2023 and one-third on December 2, 2024.

(9)	Mr. Raver was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	34,767	Award vested pro rata in connection with his retirement as described below, but the award will pay out after the end of the performance period, so amount shown assumes 100% achievement of the targeted shareholder value metric. In connection with Mr. Raver’s retirement, a portion of the unvested performance-based RSUs will not vest and are forfeited.
December 3, 2020	34,767	Award vested pro rata in connection with his retirement as described below, but the award will pay out after the end of the performance period, so the amount shown assumes 100% achievement of the targeted percentile ranking of the Company’s relative TSR. In connection with Mr. Raver’s retirement, a portion of the unvested performance-based RSUs will not vest and are forfeited.

(10)	Mr. VanHimbergen was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
March 14, 2022	8,196	Award will vest on September 30, 2024, assuming 100% achievement of the targeted shareholder value metric.
March 14, 2022	8,196	Award will vest on September 30, 2024, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(11)	Mr. VanHimbergen was awarded the following time-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
March 14, 2022	63,971	Award will vest one-third on March 14, 2023, one-third on March 14, 2024, and one-third on March 14, 2025.
March 14, 2022	8,196	Award vested one-third on December 2, 2022. The remaining units will vest one-third on December 2, 2023, and one-third on December 2, 2024.

(12)	Ms. Cerniglia was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	9,126	Award vested pro rata in connection with her termination as described below, but the award will pay out after the end of the performance period, so the amount shown assumes 100% achievement of the targeted shareholder value metric. In connection with Ms. Cerniglia’s departure, a portion of the unvested performance-based RSUs will not vest and are forfeited.
December 3, 2020	9,126	Award vested pro rata in connection with her termination as described below, but the award will pay out after the end of the performance period, so the amount shown assumes 100% achievement of the targeted percentile ranking of the Company’s relative TSR. In connection with Ms. Cerniglia’s departure, a portion of the unvested performance-based RSUs will not vest and are forfeited.
December 2, 2021	8,300	Award vested pro rata in connection with her termination as described below, but the award will pay out after the end of the performance period, so the amount shown assumes 100% achievement of the targeted shareholder value metric. In connection with Ms. Cerniglia’s departure, a portion of the unvested performance-based RSUs will not vest and are forfeited.
December 2, 2021	8,300	Award vested pro rata in connection with her termination as described below, but the award will pay out after the end of the performance period, so the amount shown assumes 100% achievement of the targeted percentile ranking of the Company’s relative TSR. In connection with Ms. Cerniglia’s departure, a portion of the unvested performance-based RSUs will not vest and are forfeited.

(13)	Ms. Arora was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
January 3, 2022	3,550	Award will vest on September 30, 2024, assuming 100% achievement of the targeted shareholder value metric.
January 3, 2022	3,550	Award will vest on September 30, 2024, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(14)	Ms. Arora was awarded the following time-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
January 3, 2022	33,501	Award will vest 50% on January 3, 2023, 30% on January 3, 2024, and 20% on January 3, 2025.

(15)	Mr. Farrell was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	4,345	Award will vest on September 30, 2023, assuming 100% achievement of the targeted shareholder value metric.
December 3, 2020	4,345	Award will vest on September 30, 2023, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 2, 2021	4,330	Award will vest on September 30, 2024, assuming 100% achievement of the targeted shareholder value metric.
December 2, 2021	4,330	Award will vest on September 30, 2024, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(16)	Mr. Farrell was awarded the following time-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	4,345	Award vested one-third on December 3, 2021 and one-third on December 3, 2022. The remaining units will vest on December 3, 2023.
December 2, 2021	4,330	Award vested one-third on December 2, 2022. The remaining units will vest one-third on December 2, 2023 and one-third on December 2, 2024.
June 29, 2022	44,362	Award will vest one-third on June 29, 2023, one-third on June 29, 2024, and one-third on June 29, 2025.

(17)	Mr. Trainor was awarded the following performance-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	6,084	Award will vest on September 30, 2023, assuming 100% achievement of the targeted shareholder value metric.
December 3, 2020	6,084	Award will vest on September 30, 2023, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 2, 2021	5,413	Award will vest on September 30, 2024, assuming 100% achievement of the targeted shareholder value metric.
December 2, 2021	5,413	Award will vest on September 30, 2024, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(18)	Mr. Trainor was awarded the following time-based RSUs (excluding accrued dividends):

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 3, 2020	6,084	Award vested one-third on December 3, 2021 and one-third on December 3, 2022. The remaining units will vest on December 3, 2023.
July 6, 2021	60,644	Award will vest 20% on each of July 6, 2023, July 6, 2024, and July 6, 2025. The remaining 40% will vest on July 6, 2026.
December 2, 2021	5,413	Award vested one-third on December 2, 2022. The remaining units will vest one-third on December 2, 2023 and one-third on December 2, 2024.

Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2022

The following table summarizes the value realized upon vesting of stock awards (including the dividends accrued thereon) during the fiscal year ended September 30, 2022, for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number Of Shares Acquired On Exercise #	Value Realized On Exercise $	Number Of Shares Acquired On Vesting #		Value Realized On Vesting $

Kimberly K. Ryan	–	$–	23,191	(3)	$1,186,220	(1)
			2,803	(4)	$132,144	(2)

Joe A. Raver	503,604	$6,547,500	73,795	(3)	$3,774,614	(1)
			20,319	(4)	$1,005,332	(2)

Robert M. VanHimbergen	–	$–	–		$–

Kristina A. Cerniglia	–	$–	23,071	(3)	$1,180,082	(1)
			7,586	(4)	$331,756	(2)

Aneesha Arora	–	$–	–		$–

Nicholas R. Farrell	3,697	$64,606	12,275	(3)	$627,866	(1)
			1,475	(4)	$69,487	(2)

Christopher H. Trainor	7,454	$150,906	16,368	(3)	$837,223	(1)
			2,067	(4)	$97,376	(2)

(1)	Based upon the mean between the high and low sale prices of Hillenbrand common stock on the New York Stock Exchange on the date the Board of Directors of the Company approved distribution of the underlying awards.

(2)	Based upon the mean between the high and low sale prices of Hillenbrand common stock on the New York Stock Exchange on the vesting date.

(3)	These amounts are presented on a pre-tax basis (i.e., not accounting for withholding) and include dividends that were accrued during the measurement period and paid out upon vesting in proportion to the number of shares that vested. These amounts reflect the vesting of shareholder value performance-based RSU awards and of the relative TSR performance-based RSU awards granted by the Company under its LTIC program in fiscal 2020, in accordance with the award formula then in effect. Additional details regarding the LTIC awards granted in fiscal 2020 are set forth under the heading “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section of our proxy statement for our 2021 Annual Meeting of shareholders, which was filed with the SEC on December 29, 2020. See the discussion in the “Long-Term Incentive Compensation” section of Part I above for additional explanation of the Company’s LTIC program.

(4)	These amounts are presented on a pre-tax basis (i.e., not accounting for withholding) and include dividends that were accrued and paid out upon vesting. These amounts reflect the vesting of time-based RSU awards. For additional information regarding these awards, see the footnotes to the table above titled “Outstanding Equity Awards at September 30, 2022.”

Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2022

The following table quantifies the “defined contribution” benefits expected to be paid from the Supplemental Retirement Plan (the “SRP”).

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions In Last Fiscal Year $	Company Contributions In Last Fiscal Year $ (1)	Aggregate Earnings In Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance At Last Fiscal Year End $

Kimberly K. Ryan	$–	$69,300	$(119,956)	$–	$548,094
Joe A. Raver	$–	$44,850	$(150,353)	$(1,217,942)	$–
Robert M. VanHimbergen[32]	$–	$–	$–	$–	$–
Kristina A. Cerniglia	$–	$37,778	$(85,769)	$–	$462,994
Aneesha Arora	$–	$12,450	$(1,627)	$–	$10,823
Nicholas R. Farrell	$–	$30,870	$(25,580)	$–	$106,797
Christopher H. Trainor	$–	$35,438	$(50,489)	$–	$272,541

(1)	The Company maintains the SRP to provide additional retirement benefits to certain employees selected by the Compensation Committee whose benefits under the Company’s Savings Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code and as a result of historically excluding their annual cash bonuses from the definition of “compensation” under the contribution formula in the Savings Plan. As noted under the heading “Retirement and Savings Plans” in Part I above, beginning in 2021, the contribution formula also took actual cash bonuses into account. The additional benefits provided by the SRP are designed to reflect the amount by which benefits under the Savings Plan are so reduced, curtailed, or limited by reason of the application of such limitations and exclusion.

“Compensation” under the SRP means the corresponding definition of compensation under the Savings Plan (which is generally equivalent to base salary plus the participant’s actual cash bonus as determined under the Company’s Short-Term Incentive Compensation (STIC) Plan). Amounts reported here are also reported as Supplemental 401(k) in the “Summary Compensation Table” above in the column entitled All Other Compensation and are further described in footnote 5 thereto. Generally, a lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative, a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

See the more detailed description of the SRP under the heading “Retirement and Savings Plans” in Part I above. The Compensation Committee continues to oversee the selection of which executives are permitted to participate in the plan.

32 Mr. VanHimbergen became eligible to participate in the SRP after the end of the fiscal year.

The following amounts represent employer contributions and above-market earnings that have been reported as compensation in the “Summary Compensation Table” in fiscal 2022 and previous fiscal years:

Name	2022	2021		2020

Kimberly K. Ryan	$69,300		$42,794		$31,200
Joe A. Raver	$44,850		$87,979		$69,466
Robert M. VanHimbergen	$–	$	N/A	$	N/A
Kristina A. Cerniglia	$37,778		$42,568		$34,591
Aneesha Arora	$12,450	$	N/A	$	N/A
Nicholas R. Farrell	$30,870	$	N/A	$	N/A
Christopher H. Trainor	$35,438		$32,615		$25,762

Potential Payments Upon Termination

The following tables present the benefits that would be received by each of the Named Executive Officers in the event of a hypothetical termination as of September 30, 2022. For information regarding definitions of termination events included in the employment agreements with the Named Executive Officers, see “Employment Agreements and Termination Benefits” in Part I above.

Kimberly K. Ryan

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,881,218	$2,007,790	$47,233	$4,936,241
Death	$1,495,090	$2,007,790	$26,255	$3,529,135
Termination without Cause	$2,645,090	$2,033,934	$47,233	$4,726,257
Resignation with Good Reason	$2,645,090	$2,163,369	$47,233	$4,855,692
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$995,090	$2,231,446	$–	$3,226,536
Change in Control (3)

Joe A. Raver (4)

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Retirement	$334,942	$6,504,886	$–	$6,839,828

Robert M. VanHimbergen

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,721,272	$202,254	$22,148	$2,945,674
Death	$742,712	$202,254	$11,608	$956,574
Termination without Cause	$742,712	$685,601	$22,148	$1,450,461
Resignation with Good Reason	$742,712	$685,601	$22,148	$1,450,461
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

Kristina A. Cerniglia (5)

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Termination without Cause	$941,538	$2,036,167	$7,638	$2,985,343

Aneesha Arora

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,841,418	$87,577	$270	$2,929,265
Death	$737,164	$87,577	$–	$824,741
Termination without Cause	$687,164	$1,337,636	$270	$2,025,070
Resignation with Good Reason	$687,164	$392,079	$270	$1,079,513
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

Nicholas R. Farrell

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$3,113,042	$884,593	$21,843	$4,019,478
Death	$929,923	$884,593	$11,304	$1,825,820
Termination without Cause	$944,923	$961,734	$21,843	$1,928,500
Resignation with Good Reason	$944,923	$1,029,818	$21,843	$1,996,584
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

Christopher H. Trainor

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,596,832	$1,758,519	$22,143	$4,377,494
Death	$1,046,090	$1,758,519	$11,604	$2,816,213
Termination without Cause	$1,061,090	$3,386,103	$22,143	$4,469,336
Resignation with Good Reason	$1,061,090	$1,766,346	$22,143	$2,849,579
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

(1)	Includes, as applicable in each scenario, severance compensation, prorated STIC, and insurance proceeds.

(2)	The accelerated vesting value of performance-based restricted stock unit awards includes the annual LTIC awards granted in fiscal 2020, which vested on September 30, 2022, and the annual LTIC awards granted in fiscal years 2021 and 2022, which have not vested. The accelerated vesting value of the awards granted in fiscal 2020 in the table is based on (a) the actual level of achievement of the targeted shareholder value increase as described in footnote 3 to the table above titled “Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2022,” and (b) the actual level of achievement of the targeted relative TSR as described in footnote 3 to the table above titled “Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2022.” The accelerated vesting values of the annual performance-based LTIC awards granted in fiscal years 2021 and 2022 assume 100 percent achievement of the applicable performance targets and the closing stock price on September 30, 2022. However, the actual value that would be realized would be based on the actual achievement of such performance targets at the end of the applicable measurement period and the stock price on September 30, 2023, and September 30, 2024, which is unknown at this time.

The accelerated vesting value of time-based RSUs is based on the vesting terms set forth in the applicable award agreements and assumes the closing stock price on September 30, 2022.  However, the actual value that would be realized would be based on the circumstances of the termination and the stock price on the termination date, which is unknown at this time.

Ms. Ryan qualified for accelerated vesting in the retirement context due to her age at September 30, 2022. Mr. Raver and Ms. Cerniglia also qualified for accelerated vesting at the end of their employment, consistent with their award agreements. None of our other Named Executive Officers qualifies for the same as of such date; however, in the event of a qualifying retirement in the future, these executives would be entitled to accelerated vesting value.

(3)	See table below titled “Change in Control Benefits.”

(4)	Mr. Raver retired from the Company effective December 30, 2021. Consequently, he was not eligible for payment upon termination as of September 30, 2022, and amounts shown are those paid or for which he was eligible. The values of the annual performance-based LTIC awards granted to him in fiscal 2020, which vested September 30, 2022, are calculated as paid, using actual achievement of the applicable performance targets and the average of high and low stock prices on December 7, 2022. The accelerated vesting values of the annual performance-based LTIC awards granted to him in fiscal 2021 are calculated assuming 100 percent achievement of the applicable performance targets and are based on the closing stock price on September 30, 2022, since these awards will pay out in future years. All performance-based LTIC awards granted to Mr. Raver are prorated through the date of his retirement. Mr. Raver’s annual time-based RSU awards were prorated through the date of his retirement and the value is calculated using the average of high and low stock prices on that date. The accelerated vesting value of Mr. Raver’s stock options, all of which accelerated and vested in connection with his retirement, is calculated using the “spread” value as of the date of his retirement. As Mr. Raver worked less than the full fiscal year, he was eligible for a pro rata STIC award with respect only to the period he was employed during the fiscal year, and this actual amount paid is reflected here.

(5)	Ms. Cerniglia’s separation from the Company on May 30, 2022 was determined to be a termination “without cause.” Consequently, she was not eligible for payments upon termination as of September 30, 2022, and amounts shown are those paid or for which she was eligible at the end of her employment, pursuant to applicable award agreements. The accelerated vesting values of the annual performance-based LTIC awards granted to her in fiscal 2020, which vested September 30, 2022, are calculated as paid, using actual achievement of the applicable performance targets and the average of high and low stock prices on December 7, 2022. The accelerated vesting values of the performance-based LTIC awards granted to her in fiscal 2021 and 2022 assume 100 percent achievement of the applicable performance targets and are based on the closing stock price on September 30, 2022, since these awards will pay out in future years. All performance-based LTIC awards granted to Ms. Cerniglia are prorated through the end of her employment. Ms. Cerniglia’s annual time-based RSU awards were prorated through the end of her employment and the accelerated vesting value is calculated using the average of high and low stock prices on that date. Ms. Cerniglia’s one-time retention RSU award did not vest and was forfeited in its entirety at the end of her employment. The accelerated vesting value of Ms. Cerniglia’s stock options, all of which accelerated and vested in connection with her separation, is calculated using the “spread” value as of the end of her employment. As Ms. Cerniglia worked less than the full fiscal year, she was eligible for a pro rata STIC award with respect only to the period she was employed during the fiscal year, and this actual amount paid is reflected here.

Change in Control Benefits

The change in control agreements we have with Named Executive Officers may provide the estimated benefits set forth in the following table, calculated assuming a hypothetical termination as of September 30, 2022. For more detail regarding the change in control agreements generally, see the discussion under “Employment Agreements and Termination Benefits” in Part I above. Benefits under our change in control agreements are payable only upon a “double-trigger.” Therefore, the amounts shown in the table below assume not only a change in control but also the requisite qualified termination of employment.

Name	Salary-Based Compensation	Incentive Compensation	Continuance Of Health And Welfare Benefits	Pension Benefits	Retirement Savings Plan Benefit	Accelerated Vesting Of Stock-Based Awards	Tax Gross-Up / Cutback (1)	Total

Kimberly K. Ryan	$2,475,000	$3,717,590	$81,125	$–	$–	$4,240,311	$–	$10,514,026

Joe A. Raver (2)	$–	$–	$–	$–	$–	$–	$–	$–

Robert M. VanHimbergen	$1,000,000	$992,712	$48,122	$–	$–	$3,391,389	$–	$5,432,223

Kristina A. Cerniglia (3)	$–	$–	$–	$–	$–	$–	$–	$–

Aneesha Arora	$900,000	$777,164	$–	$–	$–	$1,552,530	$–	$3,229,694

Nicholas R. Farrell	$1,030,000	$1,150,923	$47,450	$–	$–	$3,003,842	$–	$5,232,215

Christopher H. Trainor	$1,030,000	$1,318,590	$48,110	$–	$–	$4,089,059	$(1,133,833)	$5,351,926

(1)	As discussed in Part I above under the heading “Employment Agreements and Termination Benefits,” our change in control agreements do not provide for any tax gross-up payments relating to the excise tax on excess “parachute payments” imposed by Section 4999 of the Internal Revenue Code. If an executive is entitled to receive payments upon a change in control that may be subject to the excise tax, he or she will either be paid the full amount (and remain personally liable for the excise tax) or be paid a reduced amount (cutback) that does not give rise to the excise tax, whichever is greater on an after-tax basis.

(2)	Mr. Raver retired from the Company effective December 30, 2021, and consequently was not eligible for any payments under a change in control agreement as of September 30, 2022.

(3)	Ms. Cerniglia ended employment with the Company on May 30, 2022, and consequently was not eligible for any payments under a change in control agreement as of September 30, 2022.

These calculations do not consider the value of non-compete provisions that executives must adhere to in order to receive certain payments upon a change in control. These provisions are valuable to the Company and are expected to be enforced in the event of an actual transaction.

PART IV: COMPENSATION CONSULTANT MATTERS

The Compensation Committee’s independent compensation consultant was regularly invited to attend Committee meetings during fiscal 2022.

Pay Governance was engaged by the Compensation Committee to assist the Committee in determining the form and amount of compensation paid to our Named Executive Officers for fiscal 2022. Among other things, Pay Governance provided advice and recommendations regarding the Company’s compensation philosophy and strategies; advice on the Company’s peer group; evaluation of performance metrics and peer performance; analysis and recommendations regarding the Company’s STIC and LTIC programs; advice on the Company’s anticipated CEO pay ratio disclosure; advice and recommendations relating to the tax treatment of incentive compensation awards; review and recommendations on CEO and other executive officer compensation for fiscal 2023; and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments. Pay Governance also provided advisory services to the NCG Committee relative to market practice surrounding non-employee director compensation levels. The Compensation Committee has reviewed the independence of Pay Governance in light of applicable SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that Pay Governance is independent from the Company and has no conflict of interest relating to its engagement by the Compensation Committee.

PART V: COMPENSATION-RELATED RISK ASSESSMENT

The Compensation Committee analyzes on an annual basis the actual or anticipated effect (including, as appropriate, a deterrent effect) that our compensation policies and practices have had or may have on our employees with respect to creating any excessive and undesirable risk-taking in the performance of their duties for the Company. The Compensation Committee then makes a determination, on an annual basis, as to whether any of our compensation policies and practices creates risks that are reasonably likely to have a material adverse effect on the Company. At its regularly scheduled meeting held on December 6, 2022, the Compensation Committee determined that the Company’s current compensation policies and practices do not create any such risks.

The Compensation Committee’s determination was based on an assessment of the Company’s variable compensation risk that was led by the Company’s internal audit personnel and supported by its Senior Vice President, Chief Human Resources Officer and its Total Rewards Director. The Compensation Committee, with its independent compensation consultant, evaluated the results of this assessment and solicited feedback from a number of other sources, including Company management and internal legal, finance, and human resources personnel. The Company’s executive management team discussed its review and analysis of the results of the assessment with the Company’s Audit Committee and the Compensation Committee before the Compensation Committee made its annual determination regarding compensation-related risk.

The Compensation Committee seeks to discourage and deter inappropriate risk-taking through the compensation programs it adopts and implements for our Named Executive Officers and our employees generally. We believe that the compensation-related programs employed by the Company are consistent with those objectives and align our employees’ incentives for risk-taking with the best long-term interests of our shareholders. These programs provide a holistic approach to compensation that provides a mix of fixed and variable compensation, with the variable component impacting both short-term cash compensation and long-term equity compensation. Program features, such as stock ownership guidelines, limits on the payout of variable compensation, and clawback policies, provide additional balance between risk and reward.

PART VI: CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K under the Exchange Act, we are providing information regarding the relationship of annual total compensation of our CEO and our median employee (the CEO pay ratio). Our CEO pay ratio is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The ratio set forth below may not be comparable to the ratio for other companies due to differences in operations, industry, locations, employee populations, and compensation practices. Additionally, companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their CEO pay ratio.

The rules adopted by the SEC require a registrant to identify its median employee only once every three years, and our median employee was last identified in 2021. In fiscal 2022, there was no change in the Company’s employee population or employee compensation arrangements that the Company believes would significantly impact the Company’s pay ratio disclosure. Our median employee is located in the United States. Once the median employee was identified, the employee’s annual total compensation was calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

On December 30, 2021, Kimberly K. Ryan was promoted to President and CEO. This promotion happened during the course of our fiscal year. Thus, Ms. Ryan was compensated at the level of our President and CEO for only part of the year. As a result, consistent with SEC rules, we calculated her compensation for purposes of the CEO pay ratio as the sum of the following items, which we believe best reflects our annualized CEO compensation for fiscal 2022:

●	annualized base salary reflecting her promotion to CEO;

●	annualized STIC amount, using the annualized salary and STIC target provided in connection with her promotion to CEO, multiplied by the actual applicable Company and Individual Performance Factors for fiscal 2022;

●	target LTIC award amount for 2022; and

●	all other compensation earned by her during the year.

As a result, the annual total compensation of Ms. Ryan for purposes of the ratio set forth below is higher than her annual total compensation set forth in the Summary Compensation Table.

The annual total compensation for fiscal year 2022 for our CEO as calculated above was $5,085,452 and the median employee (excluding the CEO) was $56,920. The resulting CEO pay ratio for the fiscal year is estimated to be 89 to 1. Due to the variability of the CEO’s performance-based compensation, the CEO pay ratio can differ significantly from year to year.

PART VII: ANTI-HEDGING AND ANTI-PLEDGING

Directors, officers, and all other employees of the Company, or any of their designees, are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities either (i) granted to the employee or director by the Company as part of the compensation of the employee or director, or (ii) held (directly or indirectly) by the employee or director.

Our policy also prohibits purchasing financial instruments or engaging in any transactions that suggest speculation in or hedging against the Company’s securities; engaging in “short sales”; and holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The core of Hillenbrand’s executive compensation policies and practices continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2022 compensation of our Named Executive Officers.

Our shareholders have elected, pursuant to an advisory vote at the Annual Meeting of shareholders in 2017, to hold a Say on Pay Vote each year. Accordingly, we are asking you to vote in favor of the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Hillenbrand, Inc., that the shareholders approve the compensation of Hillenbrand’s Named Executive Officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that the shareholders vote FOR Proposal No. 2 to approve the adoption of the above resolution.

The affirmative vote of a majority of the votes cast on this Proposal No. 2 is required for approval of this non-binding Proposal. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote your shares in order for your vote to be counted on this Proposal. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not affect the outcome of this Proposal.

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY ON PAY VOTES

The Hillenbrand shareholders may indicate, by a non-binding vote, the frequency of future advisory votes on executive compensation. (In other words, how often a proposal similar to this year’s Proposal No. 2 will be included in the matters to be voted on at the Annual Meeting.) The choices available under the Say on Pay rules are every one year, every two years, or every three years.

Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain. If you fail to indicate your preference or abstention, your shares will be treated as though you chose to abstain on this Proposal.

The frequency selected by the shareholders for conducting Say on Pay voting at the Annual Meetings of the shareholders of the Company is not a binding determination. However, the frequency selected will be given due consideration by the Board of Directors in its discretion.

The Board of Directors recommends that you select every ONE YEAR as the desired frequency for a shareholder vote on executive compensation under the Say on Pay rules.

The adoption of the proposal to select the frequency of the submission of a Say on Pay Vote to the shareholders will be decided by the frequency period that receives the greatest number of votes cast at the Annual Meeting. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not affect the outcome of this Proposal.

COMPENSATION OF DIRECTORS

The NCG Committee determines the compensation of the Company’s non-employee directors. The Company’s director compensation program uses a combination of cash and stock-based compensation to attract and retain highly qualified individuals to serve on the Board. In setting director compensation, the NCG Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required for members of the Board.

The NCG Committee assesses the Company’s director compensation package periodically, but no less frequently than once every three years, to ensure that it reflects competitive market conditions and sound corporate governance practices. In addition, the NCG Committee annually considers and approves non-employee director compensation for that fiscal year, and any changes in director compensation must be approved by the Board. In 2022, the NCG Committee engaged an independent compensation consultant to conduct a director compensation study, and the outcome of this study was presented to the Board and resulted in recommended changes in director compensation.

Types and Amounts of Director Compensation. Our non-employee director compensation includes a cash component (approximately 40 percent) and an equity component (approximately 60 percent). The cash component for fiscal 2022 was paid quarterly, consisting of an aggregate base amount of $80,000, plus $12,500 for our Committee Chairpersons and an additional $35,000 for the Chairperson of the Board. On the date of the 2022 Annual Meeting of the Company’s shareholders, each non-employee director was awarded restricted stock units (“RSUs”) based on a value on that date of $125,000, and the Chairperson was awarded additional RSUs based on a value on that date of $85,000.

Directors who retire or join the Board during the year receive a prorated number of RSUs based on the portion of the fiscal year served. The annual award of RSUs to non-employee directors (including the Chairperson) is issued pursuant to the Stock Plan and is valued using the average of the high and low sale prices of the Company’s common stock on the date of grant.

Members of certain non-permanent committees may also receive additional retainers as determined by the Board, but no such retainers were paid during fiscal 2022. Directors do not receive additional per-meeting fees for Board or committee meeting attendance.

Recent Changes to Director Compensation. In conformance with the outcome of the independent compensation consultant’s director compensation study, the NCG Committee recommended and the Board approved the following changes to the compensation of our independent directors to align more closely with the market median:

●	effective January 1, 2023, the annual cash retainer for independent members of our Board of Directors increased from $80,000 to $95,000;

●	also effective January 1, 2023, Committee Chairperson fees increased to $20,000 for the Audit Committee Chairperson and $15,000 for all other standing committee Chairpersons, from $12,500 each;

●	effective January 1, 2024, the additional annual cash retainer of the Chairperson of the Board will increase from $35,000 to $40,000;

●	effective October 1, 2023, the annual RSU award levels for directors will increase from $125,000 to $140,000; and

●	effective October 1, 2024, the additional annual RSU award level for the Chairperson of the Board will increase from $85,000 to $90,000.

The change in Chairperson compensation has a later effective date at the recommendation of the former Board Chairperson and Vice Chairperson, in recognition of Ms. Cornell’s recent elevation to the role, consistent with the Company’s general practice with respect to internally promoted executives growing into a new role. In addition, although the Board’s practice generally has been to pay all Committee Chairpersons equally, the Board determined that the Audit Committee Chairperson should be paid moderately more than other Committee Chairpersons in light of developing market practice in this regard and the outcome of the director compensation study mentioned above, as well as the recognition of the additional responsibilities of an Audit Committee Chairperson.

Characteristics of Director RSUs. For fiscal 2022, RSUs awarded to non-employee directors vest upon the earlier to occur of (1) the first anniversary of the grant date or (2) the time immediately prior to the commencement of the first annual meeting of the Company’s shareholders that occurs after (not including) the grant date. In all cases, the directors are required to hold the shares underlying these grants – and the shares are not delivered – until after the occurrence of one of the following: a change in control of the Company, the director’s death or permanent and total disability, or the date the director ceases to be a director of the Company. (For more information on the grants, please refer to the discussion found under the section, “Security Ownership of Directors and Management” above.) These RSUs carry no voting rights until such time as the underlying shares are delivered. Dividends paid on the Company common stock are accrued with regard to the RSUs awarded, deemed to be reinvested in Company common stock at the market value on the date of such dividend, and paid in additional shares on the distribution date of the underlying award in proportion to the number of shares that are distributed.

Deferred Compensation Plan. Non-employee directors may also participate in the Board deferred compensation plan, in which directors may elect to defer receipt of fees earned. Under the Company’s Supplemental Retirement Plan, deferred amounts may be invested in a variety of Fidelity mutual funds and, at previous times, in Company common stock. Various Hillenbrand directors have participated in this program, and Neil S. Novich and Stuart A. Taylor, II, presently own deferred shares of Company common stock acquired through this program. See the “Retirement and Savings Plans” section of Part I of “Executive Compensation” above for more detail regarding the Supplemental Retirement Plan.

Director Compensation Limit. Our shareholders have approved a limit on total annual base compensation for non-employee directors, contained in our Stock Plan, of $600,000. This limit was adopted to bring the Company further into alignment with general market practices and is inclusive of the value of both the annual cash retainer and the grant date fair value of the annual RSU award. The limit excludes amounts payable for service as a Board or Committee Chairperson.

Director Stock Ownership Guidelines. Our Corporate Governance Standards set forth stock ownership guidelines that require our non-employee directors to own an amount of our stock (including, for this purpose, time-based RSUs) equal to five times the director’s annual cash compensation. Our new directors have five years to come into compliance with this requirement, and all of our current non-employee directors (other than Ms. Rumsey, who was elected to the Board in August 2020, Mr. Pullin, who was elected to the Board in May 2021, and Ms. Sawhney, who was elected to the Board in June 2021) are currently in compliance. Ms. Rumsey, Mr. Pullin, and Ms. Sawhney are under the five-year compliance deadline.

The following table sets forth the compensation paid to our non-employee directors in fiscal 2022. Directors who are also employees of the Company receive no additional remuneration for services as a director. Of the Company’s directors, only Ms. Ryan and, previously, Mr. Raver, were salaried employees of the Company during fiscal 2022.

Director Compensation for the Fiscal Year Ended September 30, 2022

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name	Fees Earned Or Paid In Cash $ (1)	Stock Awards $ (2)	Option Awards $	Non-Equity Incentive Plan Compensation $	Change In Pension Value And Nonqualified Deferred Compensation Earnings $	All Other Compensation $ (3)	Total

F. Joseph Loughrey – Former Chairperson (4) (5)	$119,549	$209,982	$–	$–	$–	$91	$329,622

Helen W. Cornell – Chairperson (4) (5)	$92,535	$124,975	$–	$–	$–	$129	$217,639

Gary L. Collar	$87,986	$124,975	$–	$–	$–	$129	$213,090

Joy M. Greenway	$80,000	$124,975	$–	$–	$–	$129	$205,104

Daniel C. Hillenbrand	$80,000	$124,975	$–	$–	$–	$129	$205,104

Neil S. Novich	$92,500	$124,975	$–	$–	$–	$129	$217,604

Dennis W. Pullin	$80,000	$124,975	$–	$–	$–	$129	$205,104

Jennifer W. Rumsey	$80,000	$124,975	$–	$–	$–	$129	$205,104

Inderpreet Sawhney	$80,000	$124,975	$–	$–	$–	$129	$205,104

Stuart A. Taylor, II	$92,500	$124,975	$–	$–	$–	$129	$217,604

(1)	As described above, for fiscal 2022, the directors’ annual cash retainer was $80,000 and the Chairperson of the Board’s additional annual cash retainer was $35,000. In fiscal 2022, Chairpersons of the Audit, Nominating/Corporate Governance, Compensation, and M&A Committees received an additional annual cash retainer of $12,500.

(2)	Following the close of the 2022 Annual Meeting of shareholders on February 10, 2022, 2,614 RSUs with a fair value of approximately $125,000 were granted to each person who was a non-employee director as of that date, and the former Board Chairperson received an additional 1,778 RSUs with a fair value of approximately $85,000 for his service in such capacity. The determination of this value is based on the methodology set forth in Note 10 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 16, 2022. As of September 30, 2022, the aggregate numbers of shares represented by restricted stock unit awards for our directors were as follows:

Name	Vested RSU Awards #	Unvested RSU Awards #

F. Joseph Loughrey – Former Chairperson	74,721	4,462
Gary L. Collar	21,492	2,654
Helen W. Cornell - Chairperson	38,533	2,654
Joy M. Greenway	29,999	2,654
Daniel C. Hillenbrand	10,710	2,654
Neil S. Novich	50,508	2,654
Dennis W. Pullin	1,116	2,654
Jennifer W. Rumsey	3,454	2,654
Inderpreet Sawhney	809	2,654
Stuart A. Taylor, II	68,804	2,654

(3)	Consists of Company-provided term life insurance, the value of which is net of premiums paid. Participation in the life insurance program is voluntary and may be declined.

(4)	Mr. Loughrey served as Chairperson of the Board during fiscal 2022 and until his retirement on January 10, 2023, at which point Ms. Cornell became Chairperson of the Board, consistent with the Company’s previous disclosure.

(5)	As previously disclosed, Mr. Loughrey served as Chairperson of the NCG Committee during part of fiscal 2022 prior to Ms. Cornell’s appointment to that role. As a result, Mr. Loughrey’s and Ms. Cornell’s total compensation reflects, in addition to other amounts, the pro rata amount of the Committee Chairperson fees due for their respective periods of service in such role.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2022:

	(a)	(b)	(c)
Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants, And Rights # (1)	Weighted-Average Exercise Price Of Outstanding Options, Warrants, And Rights $	Number Of Securities Remaining Available For Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) #

Equity compensation plans approved by security holders	2,779,028	$39.44	3,660,164

(1)	Shares underlying awards of performance-based restricted stock units are reflected in this column as follows: (i) with respect to awards that vested on September 30, 2022, this column reflects the actual vesting of awards and, therefore, the number of shares actually issued with respect to such awards; and (ii) with respect to awards that are scheduled to vest on September 30, 2023 and September 30, 2024, this column reflects a number of shares that would be issued if the maximum 175 percent potential payout were earned. We reserve within our Stock Plan a number of shares sufficient to cover the maximum 175 percent potential payout of our then-outstanding performance-based equity awards.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is composed of four directors, each of whom is independent under SEC Rule 10A-3 and the New York Stock Exchange listing standards. The Committee operates under a written Charter adopted by the Board of Directors, a copy of which can be accessed at https://ir.hillenbrand.com/corporate-governance/governance-documents. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation.

Management has the primary responsibility for the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP (“EY”) was responsible in fiscal 2022 for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm.

The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended September 30, 2022, with management and representatives of EY. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Representatives of EY discussed with the Committee matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by PCAOB.

EY also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with EY its independence. In addition, the Committee considered whether non-audit consulting services provided by EY impaired its independence and concluded that such services did not impair its independence.

Based upon these procedures and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Neil S. Novich (Chairperson)
Joy M. Greenway
Daniel C. Hillenbrand
Inderpreet Sawhney

PROPOSAL NO. 4 – RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of EY, certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2023. EY served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2022. As we intend to hold our Annual Meeting in person, we expect that a representative of EY will be available at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions. If we determine that alternative arrangements are needed for the Annual Meeting, we will endeavor to have a representative of EY similarly available.

The Board of Directors, at the request of the Audit Committee, recommends that the shareholders vote FOR Proposal No. 4 to ratify the appointment of EY as the Company’s independent registered public accounting firm for fiscal year 2023.

The affirmative vote of a majority in voting power of the votes cast on this Proposal No. 4 is required for approval of this Proposal. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not affect the outcome of the Proposal.

If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year.

Principal Accountant Fees and Services

The Audit Committee has adopted a policy requiring that all services to be performed by the independent registered public accounting firm be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that fees for non-audit related services, including tax consulting, tax compliance, and tax preparation fees, should not exceed the total of audit and audit-related fees. During each of the fiscal years ended September 30, 2021, and 2022, EY’s fees, all of which were approved by the Audit Committee, fell within these guidelines.

The table below sets forth the aggregate amount of fees billed for professional services rendered by EY to the Company and its subsidiaries for this period.

	2022	2021

Audit Fees (1)	$4,027,000	$4,000,000
Audit-Related Fees (2)	$92,000	$55,000
Tax Fees (3)	$839,000	$314,000
All Other Fees (4)	$354,000	$4,000
Total	$5,312,000	$4,373,000

(1)	Audit Fees services include: (i) the audit by EY of the financial statements included in our annual reports on Form 10-K; (ii) reviews by EY of the interim financial statements included in our quarterly reports on Form 10-Q; and (iii) statutory audits by EY of certain subsidiaries.

(2)	Audit-Related Fees services include out of pocket expenses for EY.

(3)	Tax Fees services include general tax consulting services from EY.

(4)	All Other Fees primarily include fees related to preparing a standalone financial statement of the Batesville business in connection with the announced divestiture, as well as a subscription to EY Atlas, a cloud-based platform and research tool.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the 2023 Annual Meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, the individuals named on the proxy card will have authority to vote on such matters in their discretion.

January 12, 2023

APPENDIX A

INCENTIVE PLAN DEFINITIONS

This Appendix A outlines the definitions of terms used in the proxy statement, primarily in the Compensation Discussion and Analysis.

STIC Plan Definitions

Performance Metric	Definition
Adjusted IBT	Means income before taxes, using adjusted net income attributable to Hillenbrand, an externally reported financial metric and non-GAAP operating performance measure, as the starting point for the calculation and adding back adjusted income taxes and noncontrolling interest.
Net Revenue	Means GAAP net revenue.
Cash Conversion Cycle or CCC	Means the time (in days) required to generate cash flows from the production and sales process. The CCC calculation is based on a 12-month average.
Order Intake	Means the value of firm orders received from customers (net of all cancellations), adjusted to eliminate the effects of certain extraordinary and non-recurring items.

Shareholder Value RSU Definitions

Element of Formula	Definition
Shareholder Value Expected	Means (a) prior year Adjusted NOPAT for the Company’s Batesville business, multiplied by the cube of 98 percent, divided by the Hurdle Rate, plus (b) if applicable, Adjusted NOPAT for certain recently acquired businesses, as determined by the Compensation Committee, in each case divided by the Hurdle Rate, plus (c) prior year Adjusted NOPAT for all of the Company’s other business units, divided by the Hurdle Rate, times the cube of one plus the Hurdle Rate, plus (d) the Expected Cash Flow Component for (i) Batesville and (ii) such recently acquired businesses.[33]
Expected Cash Flow Component (only for certain recently acquired businesses, as determined by the Compensation Committee,[34] and for Batesville)

Means the sum of the following:

●     Adjusted Cash Flows for the prior fiscal year for the applicable business unit multiplied by the square of (1 + Hurdle Rate) (and multiplied, only in the case of Batesville, by 98 percent);[35]

●     Adjusted Cash Flows for the prior fiscal year for the applicable business unit multiplied by (1 + Hurdle Rate) (and multiplied, only in the case of Batesville, by the square of 98 percent); and

●     Adjusted Cash Flows for the prior fiscal year for the applicable business unit (multiplied, only in the case of Batesville, by the cube of 98 percent).

Ending NOPAT Component of Shareholder Value Delivered	Means the Company’s Adjusted NOPAT for the last fiscal year of the measurement period, divided by the Hurdle Rate. For divested businesses, the calculation uses tax-effected sale proceeds of, and free cash flow generated prior to, divestiture.

33 In establishing the Shareholder Value Expected with respect to Batesville, the Adjusted NOPAT is adjusted to reflect a two percent decrease in Batesville’s NOPAT annually over the performance period, in order to align Batesville more closely with the declining market trends in the industry in which it competes. For awards granted in fiscal 2020, Adjusted NOPAT of the Company’s Molding Technologies Solutions operating segment that was acquired during the performance period and included in this formula was based on management’s business plan for the final year of the measurement period at the time the Board approved the acquisition, which was designed to improve on prior performance.

34 For awards granted in fiscal 2020, the Expected Cash Flow Component of the Company’s Molding Technologies Solutions operating segment that was included in this formula was, instead of being based on prior year performance, based on management’s business plan for each year remaining in the measurement period at the time that the Board approved the acquisition, which was designed to improve on prior performance.

35 The Company uses this two percent adjustment for Batesville for the reasons set forth above in footnote 33.

Element of Formula	Definition
Ending Cash Flow Component of Shareholder Value Delivered

Means the sum of the following:

●     Adjusted Cash Flows for the first fiscal year in the measurement period, multiplied by the square of (1 + Hurdle Rate);

●     Adjusted Cash Flows for the second fiscal year in the measurement period, multiplied by (1 + Hurdle Rate); and

●     Adjusted Cash Flows (as defined below) for the third fiscal year in the measurement period.

Adjusted NOPAT (beginning fiscal 2021)

Means the Company’s externally reported “adjusted net income attributable to Hillenbrand” measure adjusted for certain items, including the following (net of tax where applicable):[36]

●     Income attributable to non-controlling interests (included);

●     Interest income, losses, or impairments on corporate investments and interest expense on corporate debt (excluded);

●     Changes in tax law or regulation or accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed (excluded); and

●     The effect of acquisitions during the measurement period (excluded for the duration of the measurement period).

36 This approach simplifies the NOPAT calculation from prior periods by using an existing externally reported metric as a starting point, and then making fewer adjustments to it. The Compensation Committee expects the new approach to yield substantially similar results to Adjusted NOPAT as calculated for prior awards. Given this externally reported starting point for the calculation, there is no need to adjust for amortization, non-recurring and material legal costs, and the like, as these adjustments are already considered in the starting point.

Element of Formula	Definition
Adjusted NOPAT (prior to fiscal 2021)

Means NOPAT as adjusted (net of tax where applicable) to exclude certain items, including the following:

●     income, losses, or impairments from specific financial instruments transferred to the Company as part of our spin-off in 2008;

●     interest income on corporate investments and interest expense on corporate debt;

●     all professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition or disposition;

●     amortization expense of intangible long-lived assets where internally generated costs are not customarily capitalized in the normal course of the business (e.g., customer lists, patents, etc.);

●     all adjustments made to net income related to changes in the fair value of contingent earn-out awards;

●     extraordinary external, non-recurring, and material legal costs;

●     restructuring charges and other items related to a restructuring plan approved by the Company’s CEO; and

●     changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.

Element of Formula	Definition
Adjusted Cash Flows (beginning fiscal 2021)

Means net cash provided by operating activities (whether positive or negative) during a fiscal year, less capital expenditures net of proceeds on the disposal of property, all as shown on audited financial statements for that fiscal year, as adjusted (net of tax where applicable) to exclude the effects of certain items, including the following:[37]

●     cash receipts or disbursements from investments;

●     interest income on corporate investments and interest expense on corporate debt;

●     the difference between the cash pension payment for an active defined benefit plan actually made and the pension expense recorded;

●     changes in tax law or regulation or accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed;

●     the effect of acquisitions during the measurement period, which shall be excluded for the duration of such period; and

●     all other externally reported adjustments to GAAP net income that, consistent with “adjusted net income attributable to Hillenbrand” as externally reported by the Company, result in cash inflow or outflow, to be included or excluded as applicable.

37 This approach more closely aligns the cash flows calculation with certain other externally reported adjustments.

Element of Formula	Definition
Adjusted Cash Flows (prior to fiscal 2021)

Means net cash provided by operating activities (whether positive or negative) during a fiscal year, less capital expenditures net of proceeds on the disposal of property, all as shown on audited financial statements for that fiscal year, as adjusted (net of tax where applicable) to exclude the effects of certain items, including the following:

●     cash receipts or disbursements from financial instruments transferred to the Company as part of our spin-off in 2008;

●     interest income on corporate investments and interest expense on corporate debt;

●     the difference between the cash pension payment for an active defined benefit plan actually made and the pension expense recorded;

●     extraordinary external, non-recurring, and material legal disbursements;

●     changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

●     the cost of consummated acquisitions or dispositions, including the purchase price, all professional fees, due diligence fees, expenses, and integration costs.

Relative TSR RSU Definitions

Element of Formula	Definition
Beginning Average Price (of stock)	Means with respect to the Company and each of the Index Companies, the average closing price of that company’s stock on the trading day immediately preceding the first day of the measurement period using the same Dividend Reinvestment Multiplier.
Ending Average Price (of stock)	Means, with respect to the Company and each of the Index Companies, the average closing price of that company’s stock on the last trading day of the measurement period, using the same Dividend Reinvestment Multiplier.
Dividend Reinvestment Multiplier	Means, for the Company and each of the Index Companies, a calculation of the value of dividends paid out by that company, assuming reinvestment of those dividends in that company’s stock, calculated by dividing each dividend paid out by that company over the applicable period by its closing share price on the ex-dividend date.

*               *               *

HILLENBRAND, INC.

HILLENBRAND, INC.
ONE BATESVILLE BLVD
BATESVILLE, IN 47006

SCAN TO
VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93054-P81906

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILLENBRAND, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

01) Daniel C. Hillenbrand*
02) Neil S. Novich*
03) Kimberly K. Ryan*
04) Inderpreet Sawhney*

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

*Election of these Directors is for a three-year term expiring in 2026.

The Board of Directors recommends you vote FOR proposal 2.

The Board of Directors recommends you vote EVERY ONE YEAR for proposal 3.

	Every One Year	Every Two Years	Every Three Years	Abstain
3. To recommend, by a non-binding advisory vote, the frequency of voting by the shareholders on compensation paid by the Company to its Named Executive Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

HILLENBRAND, INC.

2023 ANNUAL MEETING OF SHAREHOLDERS
ADMISSION TICKET

(Please detach this ticket from your proxy card and bring it with identification. Directions to the meeting site are included on this ticket for convenience. The use of an Admission Ticket is for mutual convenience; however, the right to attend without an Admission Ticket, upon proper identification, is not affected. Please register your planned in-person attendance as described in the proxy statement.)

Nicholas R. Farrell
Secretary

(FOR THE PERSONAL USE OF THE NAMED SHAREHOLDER(S) ON THE BACK - NOT TRANSFERABLE)

Directions to Hillenbrand, Inc.

Hillenbrand, Inc. is located between Cincinnati, Ohio and Indianapolis, Indiana. Shareholders travelling from the Cincinnati area should take 1-74 West towards Indianapolis to Exit 149 (Batesville) and turn left off the exit ramp. Go straight through the first stoplight to the next light and turn left at the intersection of State Road 229 and Highway 46.

Shareholders traveling from the Indianapolis area should take 1-74 East towards Cincinnati to Exit 149 (Batesville) and turn right off the exit ramp. Go to the first stop light and turn left at the intersection of State Road 229 and Highway 46.

To reach Hillenbrand, Inc.'s headquarters, travel on Highway 46 through three stop lights and turn left onto Batesville Boulevard. Hillenbrand, Inc. is the second office building on Batesville Boulevard.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D93055-P81906

This Proxy and Voting Instruction is solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on February 24, 2023

The undersigned appoints Helen W. Cornell and Kimberly K. Ryan, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand, Inc. (the "Company") at the Annual Meeting of Shareholders to be held at the Company's headquarters, One Batesville Boulevard, Batesville, Indiana 47006-7756, on February 24, 2023, at 10:00 a.m., local time (Eastern Standard Time), and any adjournments of the meeting, on the matters listed on the reverse.

SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED: (1) in favor of the election of the Board of Directors' nominees for four directors; (2) To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers; (3) To recommend, by a non-binding advisory vote, the frequency of voting by the shareholders on compensation paid by the Company to its Named Executive Officers; (4) To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2023; and (5) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting.

This proxy may be revoked at any time before it is exercised.

Continued and to be signed on reverse side